SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

STATE STREET CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Joseph L. Hooley

Chairman, President and Chief Executive Officer

April 3, 2014

Dear Shareholder:

We cordially invite you to attend the 2014 annual meeting of shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 14, 2014, at 9:00 a.m. Eastern Time.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please promptly mark, sign, date and mail the accompanying proxy card. If you hold your shares in “street name,” meaning they are held for your account by a broker, bank or other nominee, you will receive separate voting instructions for your shares from your broker, bank or other nominee. Registered shareholders may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. For shares held in “street name,” please follow the relevant instructions for telephone and Internet voting provided by the broker, bank or other nominee. To be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. Shareholders receiving e-proxy materials have been sent a notice containing instructions on how to access the proxy statement and annual report over the Internet and how to vote.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

PLEASE NOTE: If you plan to attend the meeting, please allow time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your State Street shares are held in “street name” through a broker, bank or other nominee, you should also bring proof of beneficial ownership (for further details, see “Meeting Admission” in the attached Notice of State Street Corporation 2014 Annual Meeting of Shareholders). For security purposes, you and your bags are subject to search prior to your admittance to the meeting, and no cameras, recording equipment, mobile phones or other electronic devices, large bags or packages are permitted in the meeting. Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available near One Lincoln Street include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette). South Station is the closest MBTA station to One Lincoln Street.

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

NOTICE OF STATE STREET CORPORATION 2014 ANNUAL MEETING OF SHAREHOLDERS

Date	Wednesday, May 14, 2014

Time	9:00 a.m., Eastern Time

Place	One Lincoln Street, 36th Floor, Boston, Massachusetts

Purpose	1. To elect 12 directors

2. To approve an advisory proposal on executive compensation

3. To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2014

4. To act upon such other business as may properly come before the meeting and any adjournments thereof

Record Date	The directors have fixed the close of business on March 7, 2014, as the record date for determining shareholders entitled to notice of and to vote at the meeting.

Meeting Admission	If you plan to attend the meeting, please allow time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. If your State Street shares are held in “street name” through a broker, bank or other nominee, your name does not appear on our list of shareholders and these proxy materials are being forwarded to you by your broker, bank or other nominee. If you hold in “street name” and wish to attend the annual meeting, in addition to a valid form of picture identification, you will be required to present a letter or account statement showing that you were a beneficial owner of our shares on the record date. For security purposes, you and your bags are subject to search prior to your admittance to the meeting. In addition, cameras, recording equipment, mobile phones or other electronic devices, large bags or packages will not be permitted in the meeting.

Voting by Proxy	Please submit a proxy card or, for shares held in “street name,” voting instruction form, as soon as possible so your shares can be voted at the meeting. You may submit your proxy card or voting instruction form by mail. If you are a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your shares are held in “street name,” you will receive instructions for the voting of your shares from your broker, bank or other nominee, which may permit telephone or Internet voting. Follow the instructions on the voting instruction form that you receive from your broker, bank or other nominee to ensure that your shares are properly voted at the annual meeting.

By Order of the Board of Directors,

Jeffrey N. Carp
Secretary

April 3, 2014

STATE STREET CORPORATION

One Lincoln Street, Boston, Massachusetts 02111

PROXY STATEMENT

SUMMARY INFORMATION

The summary below provides general information about State Street Corporation, referred to as State Street, and highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider when deciding how to vote your shares. For more detailed information on the matters referenced below, and for additional information, please carefully review the entire proxy statement and our 2013 annual report on Form 10-K prior to casting your vote.

About State Street

State Street Corporation is a financial holding company organized in 1969 under the laws of the Commonwealth of Massachusetts. State Street provides financial and managerial support to our legal and operating subsidiaries. Through our subsidiaries, including our principal banking subsidiary, State Street Bank and Trust Company, referred to as State Street Bank or the Bank, we provide a broad range of financial products and services to institutional investors worldwide.

As of December 31, 2013, we had consolidated total assets of $243.29 billion, consolidated total deposits of $182.27 billion, consolidated total shareholders’ equity of $20.38 billion and 29,430 employees. We operate in more than 100 geographic markets worldwide, including the U.S., Canada, Europe, the Middle East and Asia.

We are a leader in providing financial services and products to meet the needs of institutional investors worldwide, with $27.43 trillion of assets under custody and administration and $2.35 trillion of assets under management as of December 31, 2013. Our clients include mutual funds, collective investment funds and other investment pools, corporate and public retirement plans, insurance companies, foundations, endowments and investment managers.

In 2013, we focused on three key priorities: growing our core businesses, controlling our expenses and returning capital to our shareholders. While we benefited from strong equity markets, we also executed on our strategic priorities against the headwinds of low interest rates and increased regulatory requirements. Below are summary highlights of our 2013 consolidated corporate financial performance. Additional performance indicators are presented in “Compensation Discussion and Analysis—Executive Summary—2013 Corporate Performance Highlights.”

($ In billions, except per share data)	2013	2012	% change
Revenue	$9.88	$9.65	2%
Diluted earnings per share (EPS)	$4.62	$4.20	10%
Return on average common equity (ROE)	10.5%	10.3%	—

2014 Annual Meeting of Shareholders

Date:	Wednesday, May 14, 2014

Time:	9:00 a.m., Eastern Time

Place:	State Street’s corporate headquarters One Lincoln Street, Boston, Massachusetts (36th floor)

Record date:	March 7, 2014

The proxy statement and annual report, and the means to vote electronically, are available at www.proxyvote.com. To view this material, you must have available the 12-digit control number located on the notice mailed on April 3, 2014 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, on the voting instruction form.

For more information about the annual meeting, see “General Information.”

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Voting Matters and Recommendations

1. Election of Directors

Listed in the table below are the 12 nominees for election to State Street’s Board of Directors.

Director Name	Principal Position	Independent	Current Board Roles/Committees
José E. Almeida	Chairman, President and Chief Executive Officer, Covidien plc, global healthcare products company	✓	• None at this time(1)

Kennett F. Burnes	Retired Chairman, President and Chief Executive Officer, Cabot Corporation, manufacturer of specialty chemicals and performance materials	✓	• Lead Director • Executive Committee

Peter Coym	Retired Head of Lehman Brothers Holdings Inc. in Germany, financial services	✓	• Examining and Audit • Nominating and Corporate Governance

Patrick de Saint- Aignan	Retired Managing Director and Advisory Director for Morgan Stanley, global financial services	✓	• Examining and Audit • Risk and Capital

Amelia C. Fawcett	Deputy Chairman, Investment AB Kinnevik, a long-term oriented investment company based in Sweden	✓	• Executive Committee • Executive Compensation • Risk and Capital (Chair)

Linda A. Hill	Wallace Brett Donham Professor of Business Administration, Harvard Business School	✓	• Executive Compensation • Nominating and Corporate Governance

Joseph L. Hooley	Chairman, President and Chief Executive Officer, State Street Corporation	—	• Chairman • Executive Committee (Chair) • Risk and Capital

Robert S. Kaplan	Senior Associate Dean for External Relations and Professor of Management Practice, Harvard Business School	✓	• Executive Compensation • Nominating and Corporate Governance

Richard P. Sergel	Retired President and Chief Executive Officer, North American Electric Reliability Corporation, electric reliability organization	✓	• Examining and Audit • Executive Committee • Executive Compensation (Chair)

Ronald L. Skates	Former Chief Executive Officer and President, Data General Corp., manufacturer of muti-user computer systems; private investor	✓	• Examining and Audit (Chair) • Executive Committee • Nominating and Corporate Governance • Risk and Capital

Gregory L. Summe	Managing Director and Vice Chairman of Global Buyout, Carlyle Group, global alternative asset manager	✓	• Executive Committee • Nominating and Corporate Governance (Chair)

Thomas J. Wilson	Chairman, President and Chief Executive Officer, Allstate Corporation, property and casualty insurance	✓	• Nominating and Corporate Governance • Risk and Capital
(1)	The Board of Directors recently elected Mr. Almeida as a director in October 2013.

The Board recommends a vote “FOR” each of the above nominees for director.

For more information about the nominees for election, see “Item 1—Election of Directors.”

2. Advisory Proposal on 2013 Executive Compensation

The Board recommends a vote “FOR” the advisory proposal on 2013 executive compensation.

For more information about the proposal, see “Item 2—Approval of Advisory Proposal on Executive Compensation,” and for information regarding our executive compensation program, see “Executive Compensation.”

3. Ratification of Ernst & Young LLP as Independent Registered Public Accounting Firm

The Board recommends a vote “FOR” the ratification of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2014.

For more information about the proposal, see “Item 3—Ratification of the Selection of the Independent Registered Public Accounting Firm.”

Corporate Governance and Leadership Structure at State Street

Sound Corporate Governance Practices

What We Do	What We Do Not Do

✓   Majority independent directors (11 out of 12 directors)

✓   Active independent lead director

✓   Five principal committees of Board

•  Executive Committee

•  Examining and Audit Committee

•  Executive Compensation Committee

•  Nominating and Corporate Governance Committee

•  Risk and Capital Committee

✓   Directors subject to stock ownership guidelines

✓   Majority voting standard for uncontested director elections

×    No poison pill (shareholder rights plan)

×    No short-selling or options trading, hedging transactions or speculative transactions in State Street securities for directors

×    No director serves on more than three public company boards in addition to State Street

×    No restrictions in directors’ access to management

×    No director attended fewer than 75% of his or her 2013 Board and committee meetings

×    No staggered board

For more information about State Street’s corporate governance practices, see “Corporate Governance at State Street.”

Key Elements in the Role of Independent Lead Director

•	elected annually by the independent directors of the Board to serve a one-year term

•	position is currently held by Kennett F. Burnes, serving his fourth term in this capacity

•	presides at all meetings of the Board at which the Chairman is not present, including at executive sessions of non-management and independent directors

•	actively involved in all the matters of the Board and each of its committees

•	serves as a liaison between the Chairman and the independent directors

•	establishes the agenda for the executive sessions

•	conducts an annual process for reviewing the CEO’s performance and reports the results of the process to the other independent directors of the Board of Directors

•	consults with the Chairman as to, and approves, the agendas for Board meetings

•	consults on the information sent to the Board and the schedule of Board meetings to help assure that there is sufficient time for discussion of all agenda items

•

receives communications from interested parties regarding concerns about State Street and otherwise is available, where appropriate, for direct communications with major shareholders and to report to the Board on those concerns when appropriate

•	performs such other functions as may be designated from time to time by the independent directors

For more information about the specific role of our Lead Director, see “Corporate Governance at State Street—Board Leadership Structure.”

Overview of 2013 Executive Compensation Program

State Street develops and implements a compensation program for its executive officers with the goals of:

•	attracting, retaining and motivating superior executives

•	rewarding those executives for meeting or exceeding annual and long-term financial and strategic objectives

•	driving long-term shareholder value and financial stability

•	achieving the preceding goals in a manner aligned with appropriate risk management principles and our corporate values

For each of our executive officers named in “Compensation Discussion and Analysis,” or NEOs, the Executive Compensation Committee, or Compensation Committee, determines the appropriate level of total compensation for the year. We also engage several of our largest shareholders to receive their specific perspectives on our compensation programs. For 2013, we expanded this process and held discussions with shareholders representing more than 25% of our outstanding common stock.

At State Street, compensation to our NEOs consists of two key elements:

•	Base Salary. Base salary is a fixed annual cash amount and historically has been a relatively small portion of total compensation in comparison to total incentive compensation for the

NEOs. Annual base salaries for the NEOs for 2013 remained unchanged from their levels in 2012 and 2011, with the exception of Michael W. Bell, who joined in 2013 as our new Chief Financial Officer

•

Incentive Compensation. Incentive compensation is a variable amount, comprising both equity- and cash-based elements. The Compensation Committee believes a significant amount of incentive compensation should take the form of deferred awards and particularly deferred equity awards. An emphasis on deferred awards is also consistent with regulatory guidance for major financial institutions

Sound Compensation Practices

What We Do	What We Do Not Do

✓  Deferral of a significant amount of incentive compensation, discouraging short-term risk taking at the expense of long-term results

✓  NEW FOR 2014 Cash-based element of deferred compensation awards made in 2014 (for 2013 performance) reduces dilutive effects of having a significant portion of compensation based in equity

✓  Active engagement with our shareholders on compensation and governance issues

✓  Forfeiture policy permits the Compensation Committee to recoup certain compensation payments to NEOs and other members of the Management Committee

✓  REVISED FOR 2014 Enhanced share ownership guidelines for senior executives. Each of our current NEOs is in compliance with these new guidelines

✓  Independent compensation consultant and independent legal counsel to advise on executive compensation matters

✓  Annual risk review by the Compensation Committee of our incentive compensation arrangements, facilitated by overlapping membership between the Compensation Committee and our Risk and Capital Committee

×NEW FOR 2014 No agreements with NEOs providing for a change-of-control excise tax gross-up. Prior NEO change-of-control excise tax gross-ups were eliminated in early 2014 after NEOs voluntarily offered to remove this provision from their agreements

×NEW FOR 2014 No “single-trigger” change-of-control vesting beginning in 2014. “Double-trigger” change-of-control vesting in effect for all cash-based and equity-based deferred awards granted on and after February 2014 (including awards granted for 2013 performance). Double-trigger awards will not vest solely on account of a change of control but will require a qualifying termination following a change of control

×No short-selling or options trading, hedging transactions or speculative transactions in State Street securities for current NEOs

×No tax gross-ups on perquisites for NEOs

×No excessive perquisites to our NEOs

×No option repricing or backdating of options

For more information about executive compensation at State Street, see “Executive Compensation.”

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GENERAL INFORMATION

Why am I receiving these materials?

State Street’s Board of Directors is soliciting your vote by proxy at the 2014 annual meeting of shareholders. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or SEC, and that is designed to assist you in voting your shares.

Can I access State Street’s proxy materials and annual report electronically?

As permitted by SEC rules, we are making this proxy statement and our annual report, including our audited consolidated financial statements for the year ended December 31, 2013, available to our shareholders on the Internet. On April 3, 2014, we mailed to our U.S. shareholders as of the record date for the annual meeting, March 7, 2014, a notice containing instructions on how to access these proxy materials online and how to vote. Also on April 3, 2014, we began mailing printed copies of these proxy materials to shareholders that have requested printed copies and to shareholders outside the United States. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review online all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your vote over the Internet. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 14, 2014.

The proxy statement and annual report, and the means to vote electronically, are available at www.proxyvote.com. To view this material, you must have available the 12-digit control number located on the notice mailed on April 3, 2014 or the proxy card or, if shares are held in the name of a broker, bank or other nominee, on the voting instruction form.

How do I request a printed copy of the proxy materials for future shareholder meetings?

To request a printed copy of the proxy statement, annual report and form of proxy relating to our future shareholder meetings, visit www.proxyvote.com, telephone 1-800-579-1639 or send an email to sendmaterial@proxyvote.com. You must have available the 12-digit control number described above.

What are the directions to the meeting?

Directions to the meeting are as follows:

From the North:

Take Expressway (I-93) South to exit 20 (Purchase Street/South Station) and follow the signs for South Station. Follow exit ramp and cross Summer Street. Turn right onto Lincoln Street. Take first left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the South:

Take Expressway (I-93) North to exit 20 (South Station). Bear left at the ramp to South Station/Chinatown. You will see State Street Financial Center directly ahead. You will be on Lincoln Street. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

From the West:

Take Mass Turnpike (I-90) to exit 24A (South Station). Turn left on Kneeland Street towards Chinatown. Turn right onto Lincoln Street at the light. Follow Lincoln Street through the major intersection at the lights (pass the entrance to the building). Take left onto Bedford Street. Take first left onto Kingston Street. Entrance to the garage is on the left.

Via Massachusetts Bay Transportation Authority:

Take the MBTA Red Line train to the South Station MBTA stop. Exit the train station and walk across Atlantic Avenue (towards Summer Street and Federal Street). Follow Summer Street to Lincoln Street.

What is the record date for the meeting?

Our Board of Directors has fixed the record date for the annual meeting as of the close of business on March 7, 2014.

How many votes can be cast by all shareholders?

As of the record date, 430,780,719 shares of our common stock were outstanding and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If your shares are registered in your name, you may vote in person at the annual meeting or by proxy without attending the meeting. Registered shareholders may also vote by telephone or on the Internet by following the instructions included with your proxy card or the notice we mailed to you on April 3, 2014. In addition, if you received a printed proxy card, you may mark, sign, date, and mail the proxy card you received from State Street in the postage-paid return envelope. If you vote by any of the available methods, your shares will be voted at the meeting in accordance with your instructions. If you sign and return the proxy card or vote by telephone or on the Internet but do not provide voting instructions on some or all of the proposals, your shares will be voted by the persons named in the proxy card on all uninstructed proposals in accordance with the recommendations of the Board of Directors given below.

If your shares are held in “street name” by a broker, bank or other nominee, that person, as the record holder of your shares, is required to vote your shares according to your instructions. Your bank, broker or other nominee will send you directions on how to vote those shares, which may include the ability to instruct the voting of your shares by telephone or on the Internet.

If your shares are held by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain from the record holder, and bring with you to the meeting, a proxy from the record holder issued in your name. Please note that this proxy from the record holder is in addition to the picture identification and proof of beneficial ownership required for your admission into the meeting.

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

•	Item 1 – FOR election of the 12 nominees named herein as directors (page 8)

•	Item 2 – FOR approval of the advisory proposal on executive compensation (page 20)

•	Item 3 – FOR ratification of the selection of the independent registered public accounting firm (page 21)

Additionally, if other matters are presented at the annual meeting, the persons named in the proxy card as proxy holders are authorized to vote on the additional matters as they determine.

Who pays the cost for soliciting proxies by State Street?

State Street will pay the cost for the solicitation of proxies by the Board. That solicitation of proxies will be made primarily by mail and electronic means. State Street has retained Georgeson Inc. to aid in the solicitation of proxies for a fee of $19,000, plus expenses. Proxies may also be solicited by employees of State Street and its subsidiaries personally, or by mail, telephone, fax or e-mail, without any remuneration to such employees other than their regular compensation. State Street will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain authorization for the execution of proxies.

What is householding?

Some banks, brokers and other nominee record holders may be “householding” our proxy statements, annual reports and related materials. “Householding” means that only one copy of these documents may have been sent to multiple shareholders in one household. If you would like to receive your own set of State Street’s proxy statements, annual reports and related materials, or if you share an address with another State Street shareholder and together both of you would like to receive only a single set of these documents, please contact your bank, broker or other nominee.

May I change my vote?

If you are a registered shareholder, you may revoke or change your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date or submitting an electronic proxy as of a later date or by attending the meeting and voting in person. If your shares are held in “street name,” you must contact your bank, broker or other nominee for instructions on changing your vote.

What constitutes a quorum?

A majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter. A share once represented for any purpose at the annual meeting will be deemed present for determination of a quorum for the entire meeting and for any adjournment of the meeting (unless (1) a shareholder attends solely to object to lack of notice, defective notice or the conduct of the meeting on other grounds, and the shareholder does not vote the shares or otherwise consent that they are to be deemed present, or (2) in the case of an adjournment, a new record date is set for that adjourned meeting).

What vote is required to approve each item?

Since it is an uncontested election of directors at the annual meeting, a nominee for director will be elected to the Board of Directors if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election (Item 1). If the votes cast “against” the nominee’s election exceed the votes cast “for” the nominee’s election, the nominee will not be elected to the Board of Directors. However, under Massachusetts law, if a nominee that is an incumbent director is not elected to the Board of Directors, that incumbent director will “hold over” in office as a director until his or her successor is elected or until there is a decrease in the number of directors. All of the 12 nominees for director are incumbent directors. Under our Corporate Governance Guidelines, in an uncontested election of directors, any director/nominee who does not receive more votes cast “for” his or her election than votes cast “against” his or her election, will submit to the Board a letter of resignation for consideration by the Nominating and Corporate Governance Committee. After consideration, that committee would make a recommendation to the Board on action to be taken regarding the resignation. No such tendered resignation will be deemed effective unless and until it is accepted by action of the Board.

The actions concerning the advisory proposal on executive compensation (Item 2) and the ratification of the selection of the independent registered public accounting firm (Item 3) will be approved if the votes cast “for” the action exceed the votes cast “against” the action. Item 2 is a non-binding proposal.

How is the vote counted?

Votes cast by proxy or in person at the annual meeting will be counted by the persons appointed by State Street to act as tellers for the meeting.

“Abstentions” and “broker non-votes” are not counted as votes with respect to any of the items to be voted on at the annual meeting.

If you hold shares through a broker, bank or other nominee, generally the nominee may vote the shares for you in accordance with your instructions. Stock exchange rules permit a broker to vote shares held in a brokerage account on “routine” proposals if the broker does not receive voting instructions from you. Stock exchange and SEC rules, however, prohibit brokers from voting uninstructed shares in the election of directors and executive compensation matters, including the advisory proposal on executive compensation. Accordingly, of the matters to be voted on at the annual meeting, the only “routine” proposal is the ratification of the selection of the independent registered public accounting firm (Item 3).

Could other matters be decided at the meeting?

We do not know of any matters that may be properly presented for action at the meeting other than Items 1 through 3. Under our by-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the annual meeting has passed. However, should any other business properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

What are my rights as a participant in the Salary Savings Program?

As part of its employee benefits program, State Street maintains a Salary Savings Program, or SSP. If you participate in the SSP and have invested part or all of your account in the Employee Stock Ownership Plan fund, you are considered a named fiduciary and may direct the trustee with respect to the voting of the State Street Corporation common stock allocated to your account as of the record date.

You may give the trustee direction on the Internet, by telephone or by mail. If you do not provide timely direction to the trustee as to how to vote your allocated share, the trustee will vote your allocated share on the same proportional basis as the shares that are directed by other participants. If a matter arises at the meeting, or such other time as affords no practical means for securing participant direction, the trustee will follow the direction of State Street, unless the trustee determines that doing so would result in a breach of the trustee’s fiduciary duty.

You must direct the trustee in advance of the annual meeting so that the trustee, the registered owner of all of the shares held in the SSP, can vote in a timely manner. Regardless of what method you use to direct the trustee, the trustee must receive your direction no later than 11:59 p.m. Eastern Time on May 12, 2014 for your direction to be counted. Your direction will be held in confidence by the trustee. You may not provide this direction at the annual meeting. You may change your direction to the trustee by timely submitting a new direction. The last direction the trustee receives by 11:59 p.m. Eastern Time on May 12, 2014, will be the only one followed. If your direction by mail is received on the same day as one received electronically, the electronic direction will be followed.

The trustee is providing the annual report and the notice of annual meeting and proxy statement electronically to SSP participants with company stock in the SSP who are active employees and have a company-provided e-mail account and Internet access. Instead of receiving these materials in paper form mailed to your home, you will have on-line access to these materials over the Internet, thus expediting the delivery of materials and reducing printing and mailing costs. An e-mail will be sent to all such participants with detailed instructions to access materials and give your direction to the trustee. You may request that paper copies be sent to you, thereby permitting you to send in your direction by mail if you prefer that method. All other participants will receive their materials in the mail.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Owners

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on December 31, 2013 (unless otherwise noted) by each person or entity known to State Street to beneficially own 5% or more of our outstanding common stock.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	30,171,470	(2)	6.8%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	27,054,409	(3)	6.2

State Street Corporation One Lincoln Street Boston, MA 02111	21,974,340	(4)	5.0

(1)	As of February 28, 2014 and in accordance with a Schedule 13G filed on March 7, 2014, BlackRock Inc. reported an aggregate beneficial ownership amount of 4.8%. Previously, Blackrock Inc. had reported an aggregate beneficial ownership amount, as of December 31, 2013, of 5.2%.
(2)	This information is based solely on a Schedule 13G filed with the SEC on February 13, 2014 by T. Rowe Price Associates, Inc., in which it reported sole voting power of 10,578,965 shares and sole dispositive power of 30,171,470 shares.

(3)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2014 by Massachusetts Financial Services Company, in which it reported sole voting power of 23,213,710 shares and sole dispositive power of 27,054,409 shares.

(4)	State Street had aggregate beneficial ownership of 21,974,340 shares, 18,647,153 of which result from our investment management business and 3,327,187 of which result from our role as trustee of the State Street Salary Savings Program. Of the aggregate 21,974,340 shares, State Street had shared voting power and shared dispositive power with respect to 21,974,340 shares.

Management

The table below sets forth the number of shares of common stock of State Street beneficially owned as of the close of business on March 1, 2014 by (1) each director, (2) the named executive officers for the year ended December 31, 2013, as identified in the Summary Compensation Table on page 59 of this proxy statement, and (3) all current directors and executive officers as a group. For this purpose, beneficial ownership is determined under the rules of the SEC. As of March 1, 2014, there were 431,271,210 shares of State Street common stock outstanding. On March 1, 2014, neither the current executive officers or directors listed below individually, nor those individuals as a group, owned beneficially as much as 1% of the outstanding shares of common stock.

Name	Amount and Nature of Beneficial Ownership(1)
José E. Almeida	1,132
Joseph C. Antonellis	197,581
Michael W. Bell	0
Kennett F. Burnes	50,323
Peter Coym	19,543
Patrick de Saint-Aignan	13,830
Amelia C. Fawcett	24,849
Linda A. Hill	37,759
Joseph L. Hooley	510,764	(2)
Robert S. Kaplan	22,430
James S. Phalen	268,046
Edward J. Resch	140,181	(3)
Michael F. Rogers	888,800	(4)
Richard P. Sergel	40,707
Ronald L. Skates	41,576
Gregory L. Summe	60,338
Thomas J. Wilson	3,701
All current directors and executive officers, as a group (24 persons)	2,811,817	(3)(4)

(1)	Information in this table includes shares that the individual or group has the right to acquire within 60 days of March 1, 2014, and shares that have vested under the Executive Supplemental Retirement Plan or other deferred retirement benefit, as follows: Mr. Antonellis, 69,754; Mr. Bell, 0; Mr. Hooley, 20,879; Mr. Phalen, 23,539; and Mr. Rogers, 10,459; and the group of current directors and executive officers, 210,028. No non-management director holds any stock options or stock appreciation rights exercisable within 60 days of March 1, 2014. Shares granted to non-management directors vest immediately and are not subject to a vesting schedule, even if deferred.

(2)	Includes 2,800 shares as to which Mr. Hooley has shared voting power and investment power.

(3)	Mr. Resch retired as our Chief Financial Officer in September 2013. Shares for Mr. Resch are not included in the total beneficial ownership for all current directors and executive officers as a group.

(4)	Includes 274,400 shares held in a trust for which Mr. Rogers disclaims beneficial ownership except to the extent of his pecuniary interest therein.

ITEM 1 – ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that you vote

FOR

each of the nominees for director (Item 1 on your proxy card)

Each director elected at the 2014 annual meeting will serve until the next annual meeting of shareholders, except as otherwise provided in State Street’s by-laws. Of the 12 director nominees, 11 are non-management directors and one is the chief executive officer of State Street. All of the non-management directors are independent directors, as determined by the Board in its opinion, under the applicable definition in the New York Stock Exchange, or NYSE, listing standards and the State Street Corporate Governance Guidelines.

Pursuant to State Street’s by-laws, on January 16, 2014, the Board fixed the number of directors at 12. Each of the nominees for election as a director is currently a director. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the election of the 12 nominees listed below as directors. We have no reason to believe that any nominee will be unavailable for election at the annual meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board or the Board may reduce the number of directors to be elected at the annual meeting. Information relating to each nominee for election as director is described below, including:

•	his or her age and period of service as a director of State Street

•	his or her business experience during at least the past five years (including directorships at other public companies)

•	his or her community activities

•	the other experience, qualifications, attributes or skills that led the Board to conclude he or she should continue to serve as a director of State Street

The Board of Directors recommends that shareholders approve each nominee director for election based upon the qualifications and attributes discussed below. See “Corporate Governance at State Street—Composition of the Board and Director Selection Process” for a further discussion of the Board’s process and reasons for nominating these candidates.

JOSÉ E. ALMEIDA	Age 51, Director since 2013

Career Highlights and Community Involvement

•  Chairman, Covidien plc, an NYSE-listed global healthcare products company (March 2012 to present); President and Chief Executive Officer (2011 to present); also served as president of medical devices business (2006 to 2011) and president of international business (2004 to 2006); served as director of manufacturing and corporate engineering (1995 to 2003)

•  Former Chief Operating Officer of Greatbatch Technologies, Inc., a leading manufacturer of power sources and components for implantable medical devices (2003 to 2004)

•  Director, Advanced Medical Technology Association (AdvaMed)

•  Director, Partners in Health

•  Member, Business Roundtable

Board Roles and Committees: None at this time

Qualifications and Attributes

As the chairman, president and chief executive officer of Covidien plc, Mr. Almeida brings to State Street’s Board an exceptional background of successful business leadership. With a strong track record of driving global expansion and fostering product innovation in a competitive business environment, Mr. Almeida provides important insight and perspective on operating a large public company in a highly regulated industry. Mr. Almeida joined Covidien (formerly known as Tyco Healthcare) in 1995 and held leadership positions in global manufacturing and corporate engineering. He has served as chairman of Covidien’s board of directors since March 2012 and as president, chief executive officer and a director of Covidien since 2011. Prior to being appointed to his current position he was president of the medical devices organization at Covidien. Previously he held leadership positions at Covidien, Greatbatch Technologies, Inc., American Home Products’ Acufex Microsurgical division and Johnson & Johnson’s Professional Products division. He began his career as a management consultant at Andersen Consulting (Accenture). Mr. Almeida currently serves on the board of directors of Advanced Medical Technology Association (AdvaMed), Partners in Health, a non-profit healthcare organization aimed at bringing medical care to those most in need globally, and is a member of the Business Roundtable. He received a B.S. in mechanical engineering from Escola de Engenharia Maua in São Paulo, Brazil.

KENNETT F. BURNES	Age 71, Director since 2003

Career Highlights and Community Involvement

•  Retired Chairman and Chief Executive Officer, Cabot Corporation, an NYSE-listed manufacturer of specialty chemicals and performance materials (2001 to 2008); also president (1995 to 2008)

•  Director, Watts Water Technologies, Inc., an NYSE-listed supplier of products for use in the water quality, water safety, water flow control and water conservation markets (2009 to present); chair of Nominating Committee

•  Trustee, Dana Farber Cancer Institute

•  Chairman of Board of Visitors and member of the Board of Trustees, Executive Committee and Audit Committee Chairman, New England Conservatory

•  Chairman of Board of Trustees, Schepens Eye Research Institute

•  Member of Board of Trustees, Epiphany School

Board Roles and Committees: Lead Director Executive Committee

Qualifications and Attributes

Mr. Burnes’ significant experience in leading a global organization, with facilities and operations in approximately 20 countries, brings to State Street’s Board a focus on developing new products and new businesses in diverse, international environments. Prior to joining Cabot Corporation in 1987, Mr. Burnes was a partner at the Boston-based law firm of Choate, Hall & Stewart where he practiced corporate and business law for nearly 20 years. Mr. Burnes obtained experience in evaluating complex legal issues that arise in the types of material transactions boards of directors are called on to consider, including mergers and acquisitions and financing transactions. Mr. Burnes holds both an LL.B. and B.A. degree from Harvard University.

PETER COYM	Age 72, Director since 2006

Career Highlights and Community Involvement

•  Retired Head of Lehman Brothers Holdings Inc., Germany and former Member of the Lehman Brothers Bankhaus Management Board, and its European Management Group (1993 to 2005)

•  Managing Director and Office Manager, Salomon Brothers AG, and Managing Director of Salomon Brothers, Inc. (1986 to 1993)

•  Deputy Chairman of Supervisory Board, Magix AG, an international provider of software, online services and digital content in multimedia communication (2003 to present)

•  Member of Supervisory Board, Deutsche Börse AG, one of the world’s leading exchange organizations (1994 to 2003)

•  Member of the Supervisory Board (Börsenrat), Eurex, a German options and futures exchange (1994 to 2005); also Chairman of the Supervisory Board (2003 to 2005)

•  Board Member, Association of Foreign Banks (1992 to 2005); also Chairman of Executive Committee (2001 to 2005)

•  Board member, German Deposit Protection Fund (1999 to 2005)

•  Member, German Central Capital Market Committee (1997 to 2005)

•  Member, Advisory Council of the German Bundesbank (2003 to 2006)

•  Member, Advisory Council to the German Minister of Finance (2002 to 2005)

Board Roles and Committees: Examining and Audit Nominating and Corporate Governance

Qualifications and Attributes

A German citizen, Dr. Coym’s more than 35 years of experience in investment banking, based primarily in Europe, provides, among other things, insight into the complexities and trends within and influencing the financial services industry, including its participants, customers and regulators, particularly in a region of strategic importance to State Street. Dr. Coym, through his broad advisory experience in foreign markets, brings to the Board an international perspective on the factors motivating and affecting major corporate strategic and financing transactions and product development initiatives. Dr. Coym received an undergraduate degree and a Ph.D. in business studies from The University of Hamburg.

PATRICK DE SAINT-AIGNAN	Age 65, Director since 2009

Career Highlights and Community Involvement

•  Retired Managing Director and Advisory Director for Morgan Stanley (1974 to 2007), including firm-wide head of the company’s risk management function (1995 to 2002)

•  Director, Allied World Assurance Company Holdings AG, an NYSE-listed specialty insurance and reinsurance company (2008 to present); also member of the Enterprise Risk Committee (chair), Compensation Committee, Audit Committee and Investment Committee (2008 to present)

•  Director, Forerun Inc., a private healthcare information technology company (2007 to present); member of the Compensation Committee

•  Censeur of Supervisory Board, IXIS Corporate and Investment Bank, the Corporate and Investment Banking arm of Groupe Caisse d’Epargne (2005 to 2007)

•  Director, Bank of China Limited (2006 to 2008); also member of the Audit Committee (chair), the Risk Policy Committee, and the Personnel and Remuneration Committee (2006 to 2008)

•  Director, Non-Executive Chairman, European Kyoto Fund (2008 to 2012)

Board Roles and Committees: Examining and Audit Risk and Capital

Qualifications and Attributes

Mr. de Saint-Aignan’s extensive experience in risk management, corporate finance, capital markets and firm management brings to the Board a sophisticated understanding of risk, particularly with respect to the implementation of risk evaluation and monitoring programs within a global financial services organization. Mr. de Saint-Aignan’s service on the board of directors and committees of several other companies gives him additional perspective on global management and governance. A dual citizen of the United States and France, he was honored with Risk Magazine’s Lifetime Achievement Award in 2004. Mr. de Saint-Aignan holds his B.B.A. degree from the Ecole des Hautes Etudes Commerciales and an M.B.A. from Harvard University.

AMELIA C. FAWCETT	Age 57, Director since 2006

Career Highlights and Community Involvement

• Deputy Chairman, Investment AB Kinnevik (headquartered in Sweden), investment manager of a portfolio of long-term investments in a number of listed and unlisted growth companies around the globe including a long history of investing in emerging markets (2013 to present; Non-Executive Director since 2011); Chairman of Remuneration Committee

• Chairman, Hedge Fund Standards Board (UK), a standard setting body for the hedge fund industry, headquartered in London (2011 to present)

• Non-Executive Director, HM Treasury, the British Government’s Economic & Finance Ministry (2012 to present)

• Former Non-Executive Chairman, Guardian Media Group plc, a privately held diversified multimedia business headquartered in London (Chairman 2009 to 2013; Non-Executive Director 2007 to 2013)

• Former Interim Non-Executive Chairman, powerPerfector Group plc, a privately held UK energy efficiency company focused on voltage optimization (2012 to 2013)

• Former Non-Executive Chairman, Pensions First LLP, a privately held financial services and systems company (2007 to 2010)

• Former Vice Chairman and Chief Operating Officer of European Operations (2002 to 2006), Morgan Stanley International Limited, London (2006 to 2007); also Vice President (1990 to 1992), Executive Director (1992 to 1996), Managing Director and Chief Administrative Officer for European Operations (1996 to 2002), and Senior Adviser (2006 to 2007)

• Former Member of the Court of Directors and Chairman of the Audit Committee, The Bank of England (2004 to 2009)

• Chairman, The Prince of Wales’ Charitable Foundation (2012 to present); Trustee since 2011

• Chairman of the American Friends of the National Portrait Gallery (2011 to 2013); Former Deputy Chairman, National Portrait Gallery (2002 to 2011); also Chairman of Development Board (2002 to 2011)

• Governor, London Business School (2009 to present)

• Director, Project Hope (U.K.) (2009 to present)

• Commissioner, US-UK Fulbright Commission (2010 to present)

• Advisory Board Member, Cambridge (University) Programme for Sustainability Leadership

Board Roles and Committees: Executive Committee Executive Compensation Risk and Capital (Chair)

Qualifications and Attributes

Dame Amelia Fawcett, a dual United States and British citizen, has many years of extensive and diverse financial services experience. At Morgan Stanley, she had responsibility for development and implementation of the company’s business strategy (including business integration), as well as oversight of the company’s operational risk functions, infrastructure support and corporate affairs. Prior to joining Morgan Stanley, she was an attorney at the New York-based law firm of Sullivan & Cromwell, practicing primarily in the areas of corporate and banking law in both New York and Paris. In 2002 Dame Amelia was awarded a CBE (Commander of the Order of the British Empire) by the Queen and in 2010 she was awarded a DBE (Dame Commander of the Order of the British Empire) by the Queen, in both instances for services to the finance industry. In addition, she received His Royal Highness The Prince of Wales’ Ambassador Award in 2004, an award recognizing responsible business activities that have a positive impact on society and the environment. Dame Amelia’s public policy experience and experience in the European banking markets provides a valuable international financial markets perspective to the Board. Dame Amelia received a B.A. degree from Wellesley College, a J.D. degree from the University of Virginia and an honorary degree from the American University in London (Richmond).

LINDA A. HILL	Age 57, Director since 2000

Career Highlights and Community Involvement

•  Harvard Business School: Wallace Brett Donham Professor of Business Administration (1984 to present); and former Faculty Chair for the Leadership Initiative, the High Potentials Leadership Program and the Organizational Behavior Unit

•  Director, Eaton Corp., an NYSE-listed power management company providing energy-efficient solutions that manages electrical, hydraulic and mechanical power (1994 to 2012 as Cooper Industries, Inc., prior to merger with Eaton Corp; 2012 to present), a member of the Governance Committee and Compensation and Organization Committee

•  Director, Harvard Business Publishing

•  Special Representative to the Board of Trustees, Bryn Mawr College

•  Trustee, The Bridgespan Group

•  Trustee, Nelson Mandela Children’s Fund USA

•  Trustee, The Art Center College of Design

Board Roles and Committees: Executive Compensation Nominating and Corporate Governance

Qualifications and Attributes

Ms. Hill is the author of several books and articles focusing on the principles and qualifications for effective leadership and management. Through her research and academic perspectives, affiliation with Harvard Business School and experience as a public company director, Ms. Hill brings to the Board an effective understanding of market and competitive trends in executive talent development and corporate governance matters. Ms. Hill received an A.B. degree in psychology from Bryn Mawr College, an M.A. in educational psychology from the University of Chicago, and a Ph.D. in behavioral sciences from the University of Chicago and completed her post-doctoral research fellowship at the Harvard Business School.

JOSEPH L. HOOLEY	Age 57, Director since 2009

Career Highlights and Community Involvement

•  State Street Corporation, Chairman (2011 to present), President (2008 to present) and Chief Executive Officer (2010 to present); also President and Chief Executive Officer, National Financial Data Services (1988 to 1990), President and Chief Executive Officer, Boston Financial Data Services (1990 to 2000)

•  Board of Trustees, Boston College (2012 to present)

•  Director, Boys and Girls Clubs of Boston (2002 to present)

•  Director, President’s Council of Massachusetts General Hospital (2009 to present)

•  Chairman, Boston College Center for Asset Management (2007 to present)

•  Member of the Corporate Advisory Board, The Boston Club (2006 to present)

Board Roles and Committees: Chairman of the Board Executive Committee (Chair) Risk and Capital

Qualifications and Attributes

Mr. Hooley joined State Street in 1986 and has served as our President and Chief Executive Officer since March 2010, prior to which he had served as President and Chief Operating Officer since April 2008. From 2002 to April 2008, Mr. Hooley served as Executive Vice President and head of Investor Services and, in 2006, was appointed Vice Chairman and Global Head of Investment Servicing and Investment Research and Trading. Mr. Hooley was elected to serve on the Board of Directors effective October 22, 2009, and he was appointed Chairman of the Board effective January 1, 2011. Mr. Hooley’s leadership experience and core understanding of State Street’s full range of services brings to the Board a detailed and thorough perspective on the Company’s key operations, strategic initiatives and client relationships globally. He received his B.S. degree from Boston College.

ROBERT S. KAPLAN	Age 56, Director since 2009

Career Highlights and Community Involvement

•  Senior Associate Dean for External Relations and Martin Marshall Professor of Management Practice, Harvard Business School (2013 to present); Professor of Management Practice (2005 to 2013)

•  Co-Chairman, Draper, Richards, Kaplan Foundation, a global venture philanthropy firm (2010 to present)

•  Advisory Director, Berkshire Partners LLC, a private equity firm (2009 to present)

•  Senior Advisor, Indaba Capital Management, LLC, a hedge fund manager (2011 to present)

•  Director, Harvard Management Company, manager of Harvard University’s endowment and related financial assets; also served as President and Chief Executive Officer (2007) and Interim Chief Executive Officer (2007 to 2008)

•  Former Vice Chairman, Goldman Sachs Group; and Senior Director, Management Committee Member (2002 to 2006); also Global Co-Head, Investment Banking Division (1999 to 2002), Co-chief Operating Officer, Global Investment Banking (1998 to 1999), Head, Americas Corporate Finance Department (1994 to 1999), Co-head, Asia-Pacific Investment Banking (1990 to 1994)

•  Director, Bed, Bath & Beyond, Inc, a NASDAQ-listed retailer (2004 to 2009)

•  Co-Chairman, Project A.L.S., a not-for-profit dedicated to neurodegenerative disease research (2000 to present)

•  Board Member, Teak Fellowship, a not-for-profit which provides academic support to low-income students from New York City (2013 to present; Co-Chairman 1998 to 2013)

•  Trustee, Ford Foundation (2008 to present)

•  Trustee, The Jewish Theological Seminary (2004 to present)

•  Member, Kansas Healthcare Policy Authority Board (2006 to 2010)

Board Roles and Committees: Executive Compensation Nominating and Corporate Governance

Qualifications and Attributes

As a professor of management practice at Harvard Business School, and through his broad range of financial services experience while at Goldman Sachs and other roles in the industry, Mr. Kaplan adds to the Board a multi-faceted, regionally diverse and practical knowledge of financial, operational and regulatory issues within the financial services industry. Mr. Kaplan’s commitment to community service is represented by his extensive service to several not-for-profit organizations. Mr. Kaplan received his B.S. from the University of Kansas and an M.B.A. from Harvard University and also was previously employed as a Certified Public Accountant for Peat Marwick Mitchell & Co.

RICHARD P. SERGEL	Age 64, Director since 1999

Career Highlights and Community Involvement

• Retired President and Chief Executive Officer, North American Electric Reliability Corporation, a self-regulatory organization for the bulk electricity system in North America (2005 to 2009)

• President and Chief Executive Officer, New England Electric System (and its successor company, National Grid USA), an NYSE-listed electric utility (1998 to 2004)

• Director, Emera, Inc., a Toronto Stock Exchange-listed energy and services company (2010 to present)

• Former Director of Jobs for Massachusetts

• Former Director of The Greater Boston Chamber of Commerce

• Former Trustee for the Merrimack Valley United Way, and the Worcester Art Museum

• Former Chairman for the Consortium for Energy Efficiency

• Former Audit Committee member for the Town of Wellesley, Massachusetts

Board Roles and Committees: Examining and Audit Executive Committee Executive Compensation (Chair)

Mr. Sergel’s responsibilities as chief executive officer of the North American Electric Reliability Corporation included imposing statutory responsibility and regulating the industry through adoption and enforcement of standards and practices. To do so, he led NERC to establish the first set of legally enforceable standards for the U.S. bulk power system. Prior to joining NERC, he spent twenty-five years with the New England Electric System, where he oversaw the merger with National Grid in 2000. His extensive practical and technical expertise in navigating the energy market through regulatory change and major transactions offers to the Board important perspective on the evolving financial services industry and regulatory environment. Mr. Sergel received a B.S. degree from Florida State University, an M.S. from North Carolina State University, and an M.B.A. from the University of Miami. He served in the United States Air Force reserve from 1973 to 1979.

RONALD L. SKATES	Age 72, Director since 2002

Career Highlights and Community Involvement

•Former Chief Executive Officer and President, Data General Corp., a manufacturer of multi-user computer systems such as minicomputers, workstations, servers and storage devices (acquired by EMC Corp. in 1999) (1989 to 1999); also Senior Vice President of Finance and Administration (1986 to 1988), Executive Vice President and Chief Operating Officer (1988 to 1989), Chief Financial Officer (1986 to 1987)

•Audit Partner, PricewaterhouseCoopers (1976 to 1986)

•Director, Raytheon Company, an NYSE-listed developer of technological products specializing in defense, homeland security and other government markets throughout the world (2003 to present); also serves on the Audit Committee (chair), the Public Affairs Committee, and the Management Development and Compensation Committee

•Director, Courier Corporation, a NASDAQ-listed full-service book manufacturer and specialty publisher (2003 to present); also serves on the Audit and Finance Committee (chair), the Compensation Management Development Committee and the Nominating and Corporate Governance Committee

•Director, Gilbane, Inc., a privately held, family owned construction and real-estate company (2002 to present)

•Director, Cabot Microelectronics Corp., an NYSE-listed supplier of sophisticated polishing compounds and a provider of polishing pads which serve as components for modern electronics (2000 to 2005); also served on the Compensation Committee (chair), and the Nominating and Corporate Governance Committee (2001 to 2005)

•Trustee Emeritus, Massachusetts General Hospital (2005 to present)

Board Roles and Committees: Examining and Audit (Chair) Executive Committee Nominating and Corporate Governance Risk and Capital

Qualifications and Attributes

Mr. Skates currently is a private investor. His management experience with a large information technology company, combined with his extensive accounting background and board service for varied and significant organizations, provides the State Street Board with a balanced and detailed insight into State Street’s operations, organization and administration. He holds B.A. (cum laude) and M.B.A. degrees from Harvard University.

GREGORY L. SUMME	Age 57, Director since 2001

Career Highlights and Community Involvement

• Managing Director and Vice Chairman of Global Buyout, Carlyle Group, a NASDAQ-listed global alternative asset manager (2009 to present)

• Managing Partner and Founder, Glen Capital Partners, LLC, an investment fund (2013 to present)

• Director, Automatic Data Processing, Inc., a NASDAQ-listed provider of business outsourcing solutions (2007 to present)

• Director, Freescale Semiconductor, an NYSE-listed provider of embedded processing solutions (2010 to present)

• Senior Advisor, Goldman Sachs Capital Partners, a private equity business affiliated with Goldman Sachs (2008 to 2009)

• Chairman (1999 to 2009), Chief Executive Officer (1999 to 2008) and President (1998 to 2007) of PerkinElmer, Inc., an NYSE-listed global health science company

• President of General Aviation Avionics, Aerospace Engines, and Automotive Products Group for AlliedSignal, an NYSE-listed aerospace, automotive and engineering company (1993 to 1998)

• General Manager of commercial motors, General Electric (1992 to 1993)

• Associate and then Partner, McKinsey & Co. (1983 to 1992)

Board Roles and Committees: Executive Committee Nominating and Corporate Governance (Chair)

Qualifications and Attributes

Mr. Summe has extensive management experience leading large and complex corporate organizations in evolving environments. At the Carlyle Group, he is responsible for buyout funds in financial services, infrastructure, Japan, the Middle East and African markets. In addition, Mr. Summe provides investment oversight over the company performance metrics for global financial institutions. His experience in private equity since serving as chief executive officer of PerkinElmer has afforded him a deepened exposure to understanding varied business models, practices, strategies and environments and assessing value in varied international regions. During his tenure at PerkinElmer, Mr. Summe led the company’s transformation from a diversified defense contractor to a technology leader in health sciences. Mr. Summe holds B.S. and M.S. degrees in electrical engineering from the University of Kentucky and the University of Cincinnati, and an M.B.A. with distinction from the Wharton School of the University of Pennsylvania. He has published a number of articles in the Harvard Business Review, Electronic Business, and various technical journals and is in the Engineering Hall of Distinction at the University of Kentucky.

THOMAS J. WILSON	Age 56, Director since 2012

Career Highlights and Community Involvement

• Chairman, President and Chief Executive Officer, Allstate Corporation, an NYSE-listed property and casualty insurance company; Chief Financial Officer (1995 to 1998) and various positions throughout his 19-year tenure (2007 to the present position as Chief Executive Officer and President; 2008 appointed as Chairman)

• Co-Chair, Get In Chicago, City of Chicago

• Trustee, Rush University Medical Center

• Trustee, Museum of Science and Industry (Chicago)

• Director, U.S. Chamber of Commerce

• Director, World Business Chicago

• Director, Economic Club of Chicago

• Director, Catalyst, Inc.

• Member, Financial Services Forum

• Former Chairman, Property and Casualty CEO Roundtable

Board Roles and Committees: Nominating and Corporate Governance Risk and Capital

Qualifications and Attributes

As the chairman, president and chief executive officer of the Allstate Corporation, the largest publicly held personal lines property and casualty insurer in America, Mr. Wilson brings a broad set of successful leadership experiences to the Board. He has proven expertise in business strategy, operational transformation, risk management, workforce development and corporate governance. Mr. Wilson has been Allstate’s chief executive officer for seven years and led the company through the financial market crisis in 2009 through 2011, adapted the business model to a dramatic change in weather patterns and is implementing a unique consumer focused strategy. His experience in operating a large public company in a highly regulated industry included a number of roles at Allstate; including president and chief operating officer (2005 to 2006), president Allstate Protection (2002 to 2006), president Allstate Financial (1999 to 2002) and chief financial officer (1995 to 1998). Mr. Wilson has been chairman of Allstate since 2008 and is actively involved with shareholders and advisory firms on corporate governance matters. Mr. Wilson also has a strong commitment to public and community service, including service on The Federal Reserve Board of Chicago (2008 to 2012) and current director/trustee responsibilities at Catalyst, The Museum of Science and Industry, The Economic Club of Chicago, Rush University Medical Center and the US Chamber of Commerce. Mr. Wilson holds a Masters degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management and a B.S. in Business Administration from the University of Michigan.

ITEM 2 – APPROVAL OF ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 2 on your proxy card)

The Board of Directors recommends that shareholders approve the advisory proposal on executive compensation set forth below. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the approval of the advisory proposal. This is the sixth consecutive year that our shareholders have had the opportunity to vote on an advisory proposal on executive compensation. In each of the past five years, the “say-on-pay” vote was approved by a significant majority of the votes cast.

State Street develops and implements a compensation program for its executive officers with the goals of:

•	attracting, retaining and motivating superior executives

•	rewarding those executives for meeting or exceeding annual and long-term financial and strategic objectives

•	driving long-term shareholder value and financial stability

•	achieving the preceding goals in a manner aligned with appropriate risk management principles and our corporate values

Our executive compensation program is described below in this proxy statement under the heading “Executive Compensation.”

For each Named Executive Officer, or NEO, the Compensation Committee determines the appropriate level of total compensation for the year. This determination is based on a subjective evaluation of many factors, including corporate performance, individual performance and market, regulatory and shareholder considerations. We also engage several of our largest shareholders to receive their specific perspectives on our compensation programs. For 2013, we expanded this process and held discussions with shareholders representing more than 25% of our outstanding common stock. The framework used by the Compensation Committee in evaluating these factors and making 2013 compensation decisions for the NEOs can be found in the “Compensation Discussion and Analysis.”

The advisory vote is provided in accordance with Section 14A of the Securities Exchange Act of 1934, or the Exchange Act, and is non-binding. The outcome of this advisory vote does not overrule any decision by State Street or the Board of Directors (or any of its committees), create or imply any change to the fiduciary duties of State Street or the Board of Directors (or any of its committees), or create or imply any additional fiduciary duties for State Street or the Board of Directors (or any of its committees). Although non-binding, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. Currently, the Board of Directors has determined that State Street will hold an annual advisory vote on executive compensation.

The text of the proposal presented for your approval is as follows:

VOTED:	That the compensation of State Street’s executives, as disclosed pursuant to the SEC’s compensation disclosure rules, as set forth in this proxy statement under the heading “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and related material, is approved; provided, that, this resolution shall not be binding on State Street’s Board of Directors or any of its committees and may not be construed as overruling any decision by the Board of Directors or any of its committees.

ITEM 3 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors unanimously recommends that you vote

FOR

this proposal (Item 3 on your proxy card)

The Board of Directors recommends that shareholders approve the ratification of the selection of the independent registered public accounting firm described below. The Examining and Audit Committee has appointed Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2014. Ernst & Young LLP has acted as our independent auditor since 1972.

The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of our independent registered public accounting firm, including the sole authority for the establishment of pre-approval policies and procedures for all audit and non-audit engagements. The Examining and Audit Committee also oversees the integrity of our financial statements and reports, and the qualifications, performance and independence of State Street’s independent registered public accounting firm.

The Examining and Audit Committee annually assesses the appointment of its registered public accounting firm. In accordance with SEC rules and Ernst & Young LLP policies, the lead audit partner must be rotated at least every five years. The Examining and Audit Committee, and the Committee Chair are involved in the selection of the lead engagement partner pursuant to the rotation requirement. The Examining and Audit Committee and, the Board of Directors believe that the continued retention of Ernst & Young LLP as State Streets independent registered public accounting firm is in the best interest of the company and its shareholders.

We have been advised by Ernst & Young LLP that it is a registered public accounting firm with the Public Company Accounting Oversight Board (United States) and complies with the auditing, quality control and independence standards and rules of that Board and the SEC.

We expect that representatives of Ernst & Young LLP will be present at the annual meeting to respond to appropriate questions, and they will have the opportunity to make a statement if they desire. While shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the shareholders for ratification to learn the opinion of shareholders on the selection. Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted for the ratification of the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2014. Should the selection of Ernst & Young LLP not be ratified by the shareholders, the Examining and Audit Committee will reconsider the matter. Even in the event the selection of Ernst & Young LLP is ratified, the Examining and Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if in its view such a change is in the best interests of State Street and its shareholders.

OTHER MATTERS

The Board of Directors does not know of any other matters that may be presented for action at the annual meeting. Under our by-laws, the deadline for shareholders to notify us of any proposals or director nominations to be presented for action at the 2014 annual meeting has passed. Should any other business properly come before the meeting, the persons named on the enclosed proxy will, as stated therein, have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. See the discussion above in this proxy statement under the heading “General Information – Could other matters be decided at the meeting?”

CORPORATE GOVERNANCE AT STATE STREET

State Street is a financial holding company whose principal subsidiary is State Street Bank and Trust Company, or the Bank. State Street and the Bank are each organized under the laws of the Commonwealth of Massachusetts. In accordance with Massachusetts law and State Street’s by-laws, our Board of Directors has responsibility for overseeing the conduct of our business. Our Board is committed to strong corporate governance practices and is intent on maintaining State Street’s reputation for quality, integrity and high ethical standards.

State Street’s Board of Directors, in its role of overseeing the conduct of our business, is guided by our Corporate Governance Guidelines, or the Guidelines. Among other things, the Guidelines describe the role of the Board of Directors, its responsibilities and functions, the director qualification and selection process and the role of the Lead Director. The Guidelines also contain categorical standards for determining director independence under NYSE listing standards. In general, a director would not be independent under these standards if the director (and in certain circumstances, a member of the director’s immediate family) has, or in the past three years had, certain relationships or affiliations with State Street, its external or internal auditors, or other companies that do business with State Street (including employment by State Street, receipt of a specified level of direct compensation from State Street other than director fees and compensation committee interlocks). The categorical standards also provide specified relationships that, by themselves, would not impair independence. The portion of the Guidelines addressing director independence is attached as Appendix A to this proxy statement. The full Guidelines are available under the corporate governance section in the investor relations portion of our website at www.statestreet.com. In addition to the Guidelines, the charters for each principal committee of the Board and our Standard of Conduct for Employees, Standard of Conduct for Directors and Code of Ethics for Senior Financial Officers are also available in the same location on our website. Except as may be specifically incorporated by reference in this proxy statement, information on our website is not part of this proxy statement.

Pursuant to the Guidelines, the Board undertook a review of director independence in February 2014. State Street, as a global financial institution and one of the largest providers of financial services to institutional investors, conducts business with many organizations throughout the world. Our directors or their immediate family members may have relationships or affiliations with some of these organizations. As provided in the Guidelines, the purpose of the director independence review was to determine whether any relationship or transaction was inconsistent with a determination that the director was independent. As a result of this review, the Board, after review and recommendation by the Nominating and Corporate Governance Committee, determined that each of our non-management directors (Dame Amelia, Ms. Hill and Messrs. Almeida, Burnes, Coym, de Saint-Aignan, Kaplan, Sergel, Skates, Summe and Wilson) meets the categorical standards for independence under the Guidelines, has no material relationship with State Street (other than the role of director) and satisfies the qualifications for independence under listing standards of the NYSE. In making this determination, the Board considered that the below identified individuals, or their respective family members, have the following relationships or arrangements that are deemed to be immaterial under the categorical standards for independence included in the Guidelines:

•

commercial or charitable relationships with an entity for which the State Street director or family member serves as a non-employee director, and with respect to which the director was uninvolved in the negotiations (Dame Amelia, Ms. Hill and Messrs. de Saint-Aignan, Kaplan, Sergel, Skates, Summe and Wilson)

•

commercial relationships with an entity for which the State Street director or family member serves as an employee, consultant or executive officer where the director does not receive any special benefits from the transaction and the annual payments to or from the entity are equal to or less than the greater of $1 million or 2% of the consolidated gross annual revenues of the other entity during the most recent completed fiscal year (Ms. Hill and Messrs. Kaplan, Summe and Wilson)

None of these commercial or charitable relationships involved amounts paid or received by State Street in 2013 greater than 1% of the director-affiliated entity’s annual gross revenue or 0.1% of State Street’s annual gross revenue.

Although State Street does not have a formal policy regarding attendance of directors at the annual meeting, all directors are encouraged to attend. Of the 11 directors then on the Board, all 11 attended the 2013 annual meeting.

State Street has established and maintains internal controls and procedures designed to ensure the integrity and accuracy of its consolidated financial statements and control of its assets. State Street has established and maintains disclosure controls and procedures designed to ensure that State Street is able to timely record, process and report the information required for public disclosure. State Street is dedicated to maintaining its high standards of financial accounting and reporting.

We have a Standard of Conduct for Directors, which together with the Standard of Conduct for Employees, promotes ethical conduct and the avoidance of conflicts of interest in conducting our business. We also have a Code of Ethics for Senior Financial Officers (including the Chief Executive Officer), as required by the Sarbanes-Oxley Act and SEC rules. Only our Board may grant a waiver for directors, senior financial officers or executive officers from a provision of the Standard of Conduct for Directors, the Standard of Conduct for Employees or the Code of Ethics for Senior Financial Officers, and any waivers will be posted under the corporate governance section in the investor relations portion of our website at www.statestreet.com.

Composition of the Board and Director Selection Process

In connection with nominating directors for election each year and evaluating the need for new director candidates as appropriate, the Nominating and Corporate Governance Committee, with input from the entire Board and management, focuses on the Board’s capabilities and functioning as a whole, including skill sets, diversity, specific business background and global or international experience. The Board expects all nominees to possess the following attributes or characteristics:

•	unquestionable business ethics, irrefutable reputation and superior moral and ethical standards

•	informed and independent judgment with a balanced perspective, financial literacy, mature confidence, high performance standards and incisiveness

•

ability and commitment to attend Board and committee meetings and to invest sufficient time and energy in monitoring management’s conduct of the business and compliance with State Street’s operating and administrative procedures

•	a global vision of business with the ability and willingness to work closely with the other Board members

Taken as a whole, the Board expects one or more of its members to have the following skill sets, specific business background and global or international experience:

•	experience in the financial services industry

•	experience as a senior officer of a well respected public company

•	experience as a senior business leader of an organization active in the company’s key international growth markets

•	experience in key disciplines, such as risk management, of significant importance to the company’s overall operations

•	qualification as an audit committee financial expert (as defined by applicable SEC rules)

The director biographies set forth in this proxy statement under the heading “Item 1 – Election of Directors” indicate each nominee’s experience, qualifications, attributes and skills that led the Board to conclude he or she should continue to serve as a director of State Street. The Board believes that individually each of the nominees has had substantial achievement in his or her personal and professional pursuits, and has talents, experience and integrity that will contribute to the best interests of State Street and to long-term shareholder value, and the nominees as a group possess the skill sets, specific business background and global or international experience that the Board desires.

State Street does not have a formal or informal policy with respect to diversity, but taken as a whole, strives to have a Board that reflects the diversity (in terms of a number of characteristics, including, gender, race, national origin, age and tenure on the Board) of the company’s key stakeholders and of the various communities in which the company operates. Presently, the Nominating and Corporate Governance Committee and the Board believe the composition of the Board, which currently reflects a range of personal and professional backgrounds, experiences and other characteristics, is reflective of this diversity. As noted above, the Nominating and Corporate Governance Committee includes diversity as a consideration in making its recommendations for nominees for director. The Committee, however, does not assign specific weight to the various factors it considers and no particular criterion is a prerequisite for nomination.

In carrying out its responsibility to find the best qualified candidates for directors, the Nominating and Corporate Governance Committee will consider proposals from a number of sources, including recommendations for nominees from shareholders submitted upon written notice to the Chair of the Nominating and Corporate Governance Committee, c/o the Office of the Secretary of State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111 (facsimile number (617) 664-8209). The Committee seeks to identify individuals qualified to become directors, consistent with the above criteria established by the Board for director candidates.

The Nominating and Corporate Governance Committee’s process for identifying and evaluating candidates includes actively seeking to identify qualified individuals by reviewing lists of possible candidates, and considering proposals from a number of sources, such as from members of the Board, members of management, employees, shareholders and industry contacts. The Committee’s charter grants it the authority to retain a search firm to assist in conducting this search. Upon identifying a possible candidate, from whatever source, the Committee makes an initial evaluation as to whether the individual would be expected to qualify under the criteria established by the Board for director candidates. A possible candidate whom the Committee feels is an individual who could qualify under the criteria established by the Board is then further evaluated through a process which may include obtaining and examining the individual’s resume, speaking with the person who has recommended the individual, speaking with others who may be familiar with the individual, interviews by members of the Board and the Nominating and Corporate Governance Committee with the individual, discussion at the Committee level of the individual’s possible contribution to State Street and, if appropriate, voting on the individual as a candidate. The Committee evaluates possible nominees for director without regard to whether an individual is recommended by a shareholder or otherwise.

Mr. José E. Almeida is a nominee for election as director by shareholders for the first time at this meeting. He was elected to the Board by the other directors in October 2013. The Nominating and Corporate Governance Committee recommended Mr. Almeida to the directors for appointment to the Board and also as a candidate for election by the shareholders at this meeting, after evaluating his candidacy. Mr. Almeida was first identified by a third-party search firm that was retained to identify potential director candidates. At the request of the Committee, the search firm first discussed with the members of the Committee the priority characteristics of a new director candidate, in light of the preferred individual and Board qualities described above. The search firm developed preliminary criteria for a director candidate, and reviewed it with the Committee. The search firm identified potential candidates that met the criteria as established by the Committee, and submitted a list of potential candidates to the Committee. The Committee met to discuss and finalize the list of candidates, and the Committee reviewed this process and the resulting list with the Board. After conducting a preliminary check to determine conflicts and eliminating from consideration those candidates whose commitments precluded them from considering an appointment to the Board, the search firm approached the candidates to determine their interest in serving on the Board. The search firm gave the Committee a list of candidates who were interested, and members of the Committee and the Chairman personally interviewed them. The Committee recommended Mr. Almeida to the Board, after determining that he met several of the criteria identified by the Board for new directors, including but not limited to, experience as a senior officer of a well respected public company and a global vision of business with the ability and willingness to work closely with the other members of the Board. Mr. Almeida has the background and potential to make significant contributions to State Street through service as a director and was deemed independent by the Board under the Corporate Governance Guidelines.

Board Leadership Structure

Mr. Hooley, as State Street’s Chairman of the Board, presides at all meetings of the Board at which he is present. State Street has adopted a leadership structure that also includes an independent Lead Director of the Board. This position is currently held by Kennett F. Burnes. The Chairman works with the independent Lead Director in setting Board agendas and coordinating other Board activities. The Board of Directors believes that Mr. Hooley’s role as Chairman and Mr. Burnes’ role as Lead Director is the most effective leadership structure for State Street and is in the best interests of the Board, the company and its shareholders at this time. Among the factors leading the Board to this conclusion are:

•

As our Chief Executive Officer, and with his extensive work history in different roles at State Street, Mr. Hooley is more familiar with our business and strategy than an independent, non-management Chairman would be and is thus better positioned to focus our Board’s agenda on the key issues facing State Street

•	A single Chairman and Chief Executive Officer provides strong, consistent and accountable leadership for State Street, without risking overlap or conflict of roles

•	Oversight of State Street is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chairman

•	The Chairman and our Lead Director work together to play a strong and active role in the oversight of State Street’s leadership

Mr. Burnes was appointed Lead Director to serve a one-year term as the presiding director of the independent directors of the Board (all directors, except for Mr. Hooley) in May 2013. Mr. Burnes has served in this capacity for four annual terms. The role, responsibilities and involvement of the Lead Director continue to be enhanced within our corporate governance and leadership framework. As Lead Director, Mr. Burnes:

•	is actively involved in all the matters of the Board and each of its committees

•	participates in, and attends, meetings of all of the Board’s committees providing valuable committee membership overlap to enable optimal agenda coordination

•	presides at all meetings of the Board at which the Chairman is not present, including all executive sessions of non-management and independent directors

•	serves as a liaison between the Chairman and the independent directors

•	establishes the agenda and oversees the executive sessions of the independent directors

•	conducts an annual process for reviewing the CEOs performance, and reports the results of the process to the other independent directors

•	communicates with the Chairman to provide feedback and also to implement the decisions and recommendations of the independent directors

•	approves, in consultation with the Chairman, the agendas for Board meetings, information sent to the Board and the schedule of Board meetings

The independent directors meet in executive session at every regularly scheduled meeting of the Board and otherwise as needed. The Lead Director is authorized to call additional meetings of the independent directors. The meetings of the independent directors promote additional opportunities, outside the presence of management, for the directors to engage together in discussion of pending and other important matters, and the regularity of these meetings fosters continuity for these discussions and allows for a greater depth and scope to the matters discussed. The role of the Lead Director provides another method to communicate the perspectives of the independent directors, including the matters discussed at the separate meetings of the independent directors, and to effectively integrate those perspectives into Board agendas and materials.

A review of the role, responsibilities and effectiveness of the Lead Director is conducted annually by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee conducts a review of the current Lead Director by soliciting feedback from members of the Board, and based upon the review, recommends that the Board of Directors elect a member of the Board as its Lead Director to serve for a one-year term.

Communication with the Board of Directors

Shareholders and interested parties who wish to contact the Board of Directors or the Lead Director should address correspondence to the Lead Director in care of the Corporate Secretary. The Corporate Secretary will review and forward correspondence to the Lead Director or appropriate person or persons for response.

Lead Director of State Street Corporation

c/o Office of the Secretary

One Lincoln Street

Boston, MA 02111

In addition, State Street has established a procedure for communicating directly with the Lead Director, by utilizing a third-party independent provider, regarding concerns about State Street or its conduct, including complaints about accounting, internal accounting controls or auditing matters. An interested party who wishes to contact the Lead Director may use any of the following methods, which are also described on State Street’s website at www.statestreet.com:

Telephone:	Posted Mail:	Internet:

From within the United States and Canada:	The Network	www.tnwinc.com/webreport
1-888-736-9833 (toll-free)	ATTN: State Street
333 Research Court
Norcross, GA 30092
USA

For country specific phone numbers please visit www.statestreet.com.

The Lead Director may forward to the Examining and Audit Committee, or to another appropriate group or department, for appropriate review, any concerns the Lead Director receives. The Lead Director periodically reports to the non-management directors as a group regarding concerns he receives.

Meetings of the Board of Directors

During 2013, the Board of Directors held eight meetings, and each of the incumbent directors attended 75% or more of the total of all meetings of the Board and all meetings of the committees of the Board for such period as the director served during the year. Each member of the Board is also a member of the Board of Directors of the Bank. The Board of Directors of the Bank held seven meetings during 2013. Each member of State Street’s Executive Committee, Risk and Capital Committee and Examining and Audit Committee is also a member of the corresponding committee of the Bank, and members customarily hold joint meetings of both committees.

Committees of the Board of Directors

The Board of Directors has the following principal committees to assist it in carrying out its responsibilities, each of which operates under a written charter, a copy of which is available under the corporate governance section in the investor relations portion of our website at www.statestreet.com. The charter for each committee, which establishes its roles and responsibilities and governs its procedures, has been approved by the Board.

Examining and Audit Committee. The Examining and Audit Committee has direct responsibility for the appointment, compensation, retention, evaluation and oversight of the work of State Street’s independent registered public accounting firm, including sole authority for the establishment of pre-approval policies and procedures for all audit engagements and any non-audit engagements. The Committee also oversees the operation of our system of internal controls covering the integrity of our financial statements and reports, compliance with laws, regulations, corporate policies and the qualifications, performance and independence of State Street’s independent registered public accounting firm. The Committee acts on behalf of the Board in monitoring and overseeing the performance of the internal audit function at State Street and in reviewing certain communications with bank regulators. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are, Ronald L. Skates, Chair; Peter Coym, Patrick de Saint-Aignan and Richard P. Sergel. During 2013, the Committee held seventeen meetings.

The Board of Directors has determined that the Examining and Audit Committee consists entirely of directors who meet the independence requirements of the listing standards of the NYSE and the rules and regulations of the SEC. Further, all of the members of the Committee are financially literate, based upon their education and experience, as such qualification under the listing standards of the NYSE is interpreted by the Board. The Board has determined, based upon education and experience as a principal accounting or financial officer or public accountant, or experience actively supervising a principal accounting or financial officer or public accountant, that the following members of the Committee: Messrs. Skates, de Saint-Aignan and Sergel, each satisfy the definition of “audit committee financial expert,” as set out in the rules and regulations under the Exchange Act, and have accounting or related financial management expertise, as such qualification under the listing standards of the NYSE is interpreted by the Board. None of the members of the Committee serve on more than two other audit committees of public companies.

Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board of Directors, except as otherwise limited by the laws of the Commonwealth of Massachusetts or the Committee’s charter. The purpose and function of the Committee is to review, approve and act on matters on behalf of the Board of Directors at times when it is not practical to convene a meeting of the full Board to address such matters. The Committee, dependent on its meeting activities, if any, reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. The Committee’s members are Joseph L. Hooley, Chair; Kennett F. Burnes, Amelia C. Fawcett, Richard P. Sergel, Ronald L. Skates and Gregory L. Summe. The Committee did not meet in 2013.

Executive Compensation Committee. The Executive Compensation Committee, oversees the operation of all of our compensation plans, policies and programs in which executive officers participate and certain other incentive, retirement, welfare and equity plans in which all other employees participate. The Committee also oversees the alignment of our incentive compensation arrangements with our safety and soundness. Acting together with the other independent directors, the Committee annually reviews and approves corporate goals and objectives relevant to the chief executive officer’s compensation, evaluates the chief executive officer’s performance, and reviews, determines and approves, in consultation with the other independent directors, the chief executive officer’s compensation level. In addition, the Committee reviews, evaluates and approves the total compensation of all executive officers. The Committee is also responsible for approving the terms and conditions of employment and any changes thereto, including any restrictive provisions, severance arrangements, and special arrangements or benefits, of any executive officer. The Committee adopts equity grant guidelines in connection with its overall responsibility for all equity plans, and monitors stock ownership of executive officers. The Committee is directly responsible for the appointment and oversight of any compensation consultants and other advisors it retains. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Richard P. Sergel, Chair; Amelia C. Fawcett, Linda A. Hill and Robert S. Kaplan. None of these individuals is or has been an officer or employee of State Street or the Bank. The Board of Directors has determined, that the Committee consists entirely of directors who meet the applicable independence requirements of the listing standards of the NYSE. During 2013, the Committee held seven meetings.

The Board of Directors has formed a subcommittee of the Executive Compensation Committee and appointed Mr. Sergel (Chair) and Dame Amelia as members of the subcommittee. The purpose and authority of the subcommittee is to perform all functions of the Executive Compensation Committee related to the qualification of performance-based compensation for applicable exemptions under Section 162(m), including establishing and administering performance goals and certifying the attainment of those goals. Each of Mr. Sergel and Dame Amelia qualify as outside directors for purposes of Section 162(m) and as non-employee directors for purposes of SEC Rule 16b-3. All references to the Executive Compensation Committee in this proxy statement refer to the subcommittee, as appropriate.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s principal responsibilities are to assist the Board in overseeing the company’s succession planning process, to identify and recommend nominees for directors of State Street, to recommend to the Board director nominees for each committee, to provide leadership in shaping our corporate governance, including the Corporate Governance Guidelines, and to lead the Board in its annual review of the Board’s performance. The Committee is also responsible for reviewing and approving State Street’s related-person transactions and reviewing the amount and form of director compensation. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Gregory L. Summe, Chair; Peter Coym, Linda A. Hill, Robert S. Kaplan, Ronald L. Skates and Thomas J. Wilson. The Board of Directors has determined that the Committee consists entirely of directors who meet the applicable independence requirements of the listing standards of the NYSE. During 2013, the Committee held six meetings.

Risk and Capital Committee. The Risk and Capital Committee is responsible for the oversight relating to State Street’s assessment and management of risk, including credit, liquidity, operational, fiduciary, market, interest-rate and business risks and related policies. In addition, the Committee provides oversight on strategic capital governance principles and controls and monitors capital adequacy in relation to risk. The Committee is also responsible for discharging the duties and obligations of the Board under applicable Basel requirements. The Committee reports periodically to the Board, as appropriate, and its specific functions and responsibilities are set forth in the Committee’s charter. Its members are Amelia C. Fawcett, Chair; Patrick de Saint-Aignan, Joseph L. Hooley, Ronald L. Skates and Thomas J. Wilson. During 2013, the Committee held ten meetings.

Non-Employee Director Compensation

General

The Nominating and Corporate Governance Committee is responsible for reviewing annually the form and amount of director compensation and for making a related recommendation to the Board. The Committee’s review focuses on compensation for our non-employee directors. Mr. Hooley is the only director that is also one of our employees, and the determination of his compensation is described in this proxy statement under the heading “Executive Compensation.” In conducting its review, the Committee has access to compensation consultants and other resources it deems appropriate, including peer group data. The Committee uses the same peer group as the Compensation Committee uses for purposes of executive compensation generally and, like the Compensation Committee, used the services of Aon Hewitt as a compensation consultant for 2013.

Each year, Aon Hewitt prepares a review of director compensation within the peer group. After reviewing this material in 2013, the Committee made its recommendation to the Board, which, following the May 2013 annual meeting of shareholders, approved director compensation for all non-employee directors effective through the 2014 annual meeting of shareholders.

Director Compensation Arrangements

Compensation

For the period between each annual meeting of shareholders, non-employee directors receive the following compensation:

•	annual retainer – $75,000, payable at the director’s election in shares of State Street common stock or in cash

•	meeting fees – $1,500 for each Board and committee meeting attended, together with reimbursement of expenses incurred as a result of attending such meetings, payable in cash

•	an annual common stock award in an amount of shares equal to $130,000 divided by the closing price of the stock on the date of the annual meeting that begins the period

•	a pro-rated annual retainer and annual common stock award for any director joining the Board after the annual meeting that begins the period

•	an additional annual retainer for the Lead Director of $90,000, payable at the director’s election in shares of State Street common stock or in cash

•

an additional annual retainer for the Examining and Audit Committee Chair and for the Risk and Capital Committee Chair of $25,000, payable at the director’s election in shares of State Street common stock or in cash

•

an additional annual retainer for the Chairs of the Executive Compensation Committee and the Nominating and Corporate Governance Committee of $15,000, payable at the director’s election in shares of State Street common stock or in cash

•

an additional annual retainer for each member of the Examining and Audit Committee and for each member of the Risk and Capital Committee, other than the Chairs, of $10,000, payable at the director’s election in shares of State Street common stock or in cash

Pursuant to State Street’s Deferred Compensation Plan for Directors, directors may elect to defer the receipt of 0% or 100% of their (1) retainers, (2) meeting fees or (3) annual award of shares of common stock. Directors also may elect to receive all of their retainers in cash or shares of common stock. Directors who elect to defer the cash payment of their retainers or meeting fees may also make notional investment elections with respect to such deferrals, with a choice of four notional investment fund returns. Deferrals of shares of common stock are adjusted to reflect the hypothetical reinvestment in additional shares of common stock of any dividends or distributions on State Street common stock. Deferred amounts will be paid (a) as elected by the director, on either the date of the director’s termination of service on the Board or on the earlier of such termination and a future date specified, and (b) in the form elected by the director as either a lump sum or in installments over a two- to five-year period.

Director Stock Ownership Guidelines

We have stock ownership guidelines that apply to all directors. Effective February 1, 2014, we revised those stock ownership guidelines. The new target level of stock ownership is equal to five times the annual stock award retainer of $130,000 for a total of $650,000. Achievement of this guideline is phased-in over a period of seven years, with the first year commencing on the date of election as director, for any director elected to the Board prior to May 2011. For directors elected to the board after May 2011, the phase-in period is five years. A holding requirement applies until the target ownership level, or pro-rated target ownership level (over the phase-in period), is achieved. Previously, the guidelines established a baseline level of common stock ownership determined as the lesser of a fixed number of shares of common stock or a fixed value of shares. For purposes of the current guidelines, the value of shares owned is calculated by reference to the closing price of our common stock on the NYSE on the date that we use for the beneficial ownership table in our annual meeting proxy statement. Directors are credited with the value and number of all shares they beneficially own for purposes of the beneficial ownership table as well as all shares awarded as director compensation, whether immediate or deferred.

As of March 1, 2014, the stock ownership level for each of our directors either exceeded the expected level of ownership under these guidelines or, for those directors whose holdings do not currently meet the guidelines, is consistent with a prorated accumulation of shares which would, if continued, exceed the guideline by the end of the applicable five- or seven-year phase-in period.

2013 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)

(a)	(b)	(c)	(g)	(h)
Jose E. Almeida(3)	$45,250	$75,833	$—	$121,083
Kennett F. Burnes	15,000	295,000	30,860	340,860
Peter Coym(4)	130,000	130,000	—	260,000
Patrick de Saint-Aignan(4)	147,500	130,000	35,860	313,360
Amelia C. Fawcett(4)	134,500	130,000	17,146	281,646
David P. Gruber(5)	24,000	—	20,475	44,475
Linda A. Hill(4)	108,000	130,000	—	238,000
Robert S. Kaplan	25,500	205,000	—	230,500
Richard P. Sergel(4)	151,000	130,000	26,056	307,056
Ronald L. Skates(4)	174,500	130,000	35,860	340,360
Gregory L. Summe	21,000	220,000	12,396	253,396
Robert E. Weissman(5)	10,500	—	38,110	48,610
Thomas J. Wilson(4)	109,000	130,000	—	239,000

(1)	For the May 2013 to April 2014 Board year, each director (with the exception of Mr. Almeida, who was elected to the Board in October 2013 (see note (3) below), received 2,044 shares of common stock valued at $130,000 on the date of grant for the annual equity award; each director electing to receive the annual retainer in common stock also received 1,180 shares of common stock valued at $75,000 on the date of grant. Some directors elected to receive their additional committee chairman or member retainers in common stock in lieu of cash. All of these shares were valued based on the per share closing price of our common stock on the NYSE on May 15, 2013 of $63.61. Stock awards to non-employee directors vest immediately, and there were no unvested non-employee director stock awards at December 31, 2013.

(2)	Perquisites that Dame Amelia, Messrs. Burnes, de Saint-Aignan, Gruber, Sergel, Skates, Summe and Weissman, received in 2013 include: director life insurance coverage paid for by State Street ($396 for Dame Amelia, $360 for Messrs. Gruber and Weissman, $396 for Mr. Summe, $556 for Mr. Sergel, and $860 for Messrs. Burnes, de Saint-Aignan, and Skates); matching charitable contributions that were made in the name of directors under State Street’s matching gift program available to all directors ($16,750 for Dame Amelia, $10,000 for Mr. Gruber, $12,000 for Mr. Summe, $25,000 for Mr. Weissman, $25,500 for Mr. Sergel, $30,000 for Mr. Burnes, and $35,000 for Messrs. de Saint-Aignan and Skates); a $10,115 retirement gift for Mr. Gruber in recognition of his 16 years of service as a member of the State Street Board, and a $12,750 retirement gift for Mr. Weissman in recognition of his 24 years of service as a member of the State Street Board. The amount of perquisites and other personal benefits for Ms. Hill and Messrs. Almeida, Coym, Kaplan, and Wilson has not been itemized because the total did not exceed $10,000.

(3)	Mr. Almeida was elected to the Board in October 2013, and chose to receive his prorated annual retainer of $43,750 in cash. Mr. Almeida also received a prorated annual common stock retainer of 1,132 shares of common stock with a total value $75,833, based on a per share closing price of our common stock on the NYSE on October 15, 2013 of $67.03.

(4)	Annual retainer was paid in cash.

(5)	Messrs. Gruber and Weissman retired from the Board in May 2013. Amounts reflected under “Fees Earned or Paid in Cash” (column (b)) reflect Board and committee meeting fees earned from January to May 2013, while Messrs. Gruber and Weissman were still serving as directors.

Related Person Transactions

The Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which State Street is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% shareholders (or their immediate family members), who we refer to as “related persons,” has a direct or indirect material interest.

A related person proposing to enter into such a transaction, arrangement or relationship must report the proposed related-person transaction to State Street’s Chief Legal Officer. The policy calls for the proposed related-person transaction to be reviewed and, if deemed appropriate, approved by the Nominating and Corporate Governance Committee. Whenever practicable, the reporting, review and approval will occur prior to the transaction. If advance review is not practicable or was otherwise not obtained, the Committee will review, and, if deemed appropriate, may ratify the related-person transaction. The policy also permits the Chair of the Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Nominating and Corporate Governance Committee (or the Committee Chair) after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Committee (or the Committee Chair) will review and consider:

•	the related person’s interest in the related-person transaction

•	the approximate dollar value of the amount involved in the related-person transaction

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss

•	whether the transaction was undertaken in the ordinary course of State Street’s business

•	whether the transaction with the related person is on terms no less favorable to State Street than terms that could be reached with an unrelated third party

•	the purpose, and the potential benefits to State Street, of the transaction

•

any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction

The Nominating and Corporate Governance Committee may approve or ratify the related-person transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, State Street’s best interests. The Committee may, in its sole discretion, impose such conditions as it deems appropriate on State Street or the related person in connection with approval of the related-person transaction.

In addition to the transactions that are excluded by the instructions to the SEC’s related-person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related-person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer, employee or consultant of another entity (whether or not the person is also a director of such entity) that is a party to the transaction, where (1) the related person and his or her immediate family members do not receive any special benefits as a result of the transaction and (2) the annual amount involved in the transaction equals less than the greater of $1 million or 2% of the consolidated gross revenues of the other entity that is a party to the transaction during that entity’s last completed fiscal year or

•

a transaction that involves discretionary charitable contributions from State Street to a tax-exempt organization where a related person is a director, trustee, employee or executive officer, provided the related person and his or her immediate family members do not receive any special benefits as a result of the transaction, and further provided that, where a related person is an executive officer of the tax-exempt organization, the amount of the discretionary charitable contributions in any completed year in the last three fiscal years is not more than the greater of $1 million, or 2% of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions)

Based on information provided by the directors and executive officers, and obtained by the legal department, no related-person transactions were required to be reported in this proxy statement under applicable SEC regulations. In addition, neither State Street nor the Bank had extended a personal loan or extension of credit to any of its directors or executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, or CD&A, we describe our approach to executive compensation, including philosophy, design, process and risk alignment. We also describe 2013 compensation decisions for the following named executive officers, who we refer to as our NEOs.

•	Joseph L. Hooley— Chairman, President and Chief Executive Officer

•	Michael W. Bell— Executive Vice President and Chief Financial Officer (joined State Street in June 2013)

•	Joseph C. Antonellis— Vice Chairman and Head of Europe and Asia/Pacific Global Services

•	Michael F. Rogers— Executive Vice President and Head of Global Services-Americas and Global Markets

•	James S. Phalen— Executive Vice President and Head of Global Operations, Technology and Product Development (promoted to Vice Chairman, effective March 2014)

•	Edward J. Resch— Former Executive Vice President and Chief Financial Officer (retired in September 2013)

In this CD&A, where we refer to our current NEOs, those references exclude Mr. Resch and references to the Compensation Committee, or to the Committee, are references to the Executive Compensation Committee of our Board of Directors.

CD&A Table of Contents

Executive Summary

This executive summary reviews several key factors involved in the decisions by our Compensation Committee regarding 2013 NEO compensation. Many of these factors are further described, along with others, later in this CD&A.

2013 Corporate Performance Highlights

For 2013, State Street focused on three key areas: growing our core businesses, controlling our expenses and returning capital to our shareholders. While we benefited from strong equity markets, we also executed on our strategic priorities against the headwinds of low interest rates and increased regulatory requirements. Below are key indicators we use to monitor our performance that the Committee used to evaluate 2013 corporate performance for compensation purposes.

Financial Performance Highlights

•	Consolidated Financial Performance

($ In billions, except per share data)	2013	2012	% change
Revenue	$9.88	$9.65	2%
Diluted earnings per share (EPS)	$4.62	$4.20	10%
Return on average common equity (ROE)	10.5%	10.3%	—

•	Total Shareholder Return

•	State Street’s cumulative total shareholder return for 2013 was 58.6%, comparing favorably to

•	the S&P Financial Index at 35.6%

•	the median for our 12-firm compensation peer group[1] at 37.7%

•	State Street’s cumulative total shareholder return for the three years ended December 31, 2013 was 67.4%, comparing favorably to

•	the S&P Financial Index at 44.8%

•	the median for our 12-firm compensation peer group at 53.3%

Strategic Objective Performance Highlights

•	Common Stock Dividends and Share Purchases

•

We declared total quarterly common stock dividends of $1.04 per share in 2013, or approximately $463 million, compared to total quarterly common stock dividends of $0.96 per share, or approximately $456 million, in 2012

•

We purchased approximately 31.2 million shares of our common stock in 2013 at a total cost of approximately $2.04 billion, compared to purchases of approximately 33.4 million shares at a total cost of approximately $1.44 billion in 2012

•	Business Operations and Information Technology Transformation Program[2]

We continued to implement our business operations and information technology transformation program that we announced in late 2010. We achieved incremental pre-tax expense savings of approximately $220 million in 2013, following incremental pre-tax expense savings of approximately $112 million in 2012 and $86 million in 2011, in each case compared to our 2010 expenses from operations, all else being equal

•	Asset Servicing and Asset Management Performance

($ In trillions, except where otherwise noted)	2013	2012	% change
Assets under custody and administration(1)	$27.43	$24.37	13%
Assets under management(1)	2.35	2.09	12
Core asset servicing and asset management fee revenue ($ in millions)	5,925	5,407	10

(1) As of December 31, 2013.

[1]	For more information on our compensation peer group, see below under the heading, “– Additional Process Elements – Peer Group and Benchmarking.”

[2]

These pre-tax expense savings relate only to our business operations and information technology transformation program and are based on projected improvement from our total 2010 expenses from operations, all else being equal. Our actual total expenses have increased since 2010, and may in the future increase or decrease, due to other factors.

Risk Management Performance Highlights

•	Capital Levels

Our regulatory capital levels remained well above current regulatory minimum requirements in 2013. As of December 31, 2013, State Street Corporation’s:

•	Tier 1 risk-based capital ratio was 17.3%

•	Total risk-based capital ratio was 19.7%

•	Tier 1 leverage ratio was 6.9%

•	CCAR Results

We successfully completed the Federal Reserve’s March 2013 Comprehensive Capital Analysis and Review, or CCAR process. Under Federal Reserve rules, we must submit an annual capital plan to the Federal Reserve, taking into account the results of separate stress tests designed by us and by the Federal Reserve. The Federal Reserve did not object to our 2013 capital plan

State Street’s 2013 performance is reviewed in greater detail in our annual report on Form 10-K, accompanying this proxy statement and previously filed with the SEC.

2013 Corporate and Individual Performance Evaluations

For 2013, the Compensation Committee evaluated State Street’s overall corporate performance in each of these areas as follows:

Corporate Performance Factor	2013 Committee Evaluation
Financial Performance	Above Expectations
Strategic Objective Performance	Above Expectations
Risk Management Performance	Met Expectations

For more information on these evaluations, see “2013 Compensation Decisions – Corporate Performance.” For information concerning the specific performance of our NEOs in 2013, see “– 2013 Compensation Decisions – Individual Performance and Compensation Decisions.”

The following table summarizes the Compensation Committee’s 2013 compensation decisions for our NEOs, consistent with how the Committee views total compensation. The Committee reached these compensation decisions following an assessment of several corporate, individual and other factors. As noted above, this assessment included a structured evaluation of corporate performance covering financial, strategic objective and risk management performance. For comparative purposes, the table also presents 2012 and 2011 compensation decisions for those individuals who were NEOs for those years. While the table below summarizes how the Committee views compensation, it is not a substitute for the tables and disclosures required by the SEC’s rules, which begin on page 59. An explanation of the differences between the Committee’s calculations of compensation and compensation calculated under the SEC’s rules can be found beginning on page 47. Further detail on how individual pay decisions were made and descriptions of the pay elements can be found following this executive summary.

Named Executive Officer			Incentive Compensation			Total Compensation
	Year	Base Salary Rate	Non-Deferred Cash	Deferred Cash	Deferred Equity
Joseph L. Hooley	2013	$1,000,000	$1,575,000	$2,925,000	$10,000,000	$15,500,000
	2012	1,000,000	1,100,000	0	9,900,000	12,000,000
	2011	1,000,000	2,608,000	0	10,392,000	14,000,000
Michael W. Bell	2013	800,000	975,000	975,000	5,000,000	7,750,000
Joseph C. Antonellis	2013	800,000	625,000	1,875,000	4,500,000	7,800,000
	2012	800,000	550,000	0	4,950,000	6,300,000
	2011	800,000	1,460,000	0	5,840,000	8,100,000
Michael F. Rogers	2013	908,710	795,000	2,385,000	4,500,000	8,588,710
James S. Phalen	2013	750,000	695,000	2,085,000	4,500,000	8,030,000
	2012	750,000	590,000	0	5,310,000	6,650,000
	2011	750,000	1,558,000	0	6,192,000	8,500,000
Edward J. Resch	2013	800,000	1,837,500	0	3,412,500	6,050,000
	2012	800,000	575,000	0	5,175,000	6,550,000
	2011	800,000	1,488,000	0	5,912,000	8,200,000

Sound Compensation and Corporate Governance Practices

Our executive compensation practices support good governance and mitigate excessive risk-taking.

What We Do	What We Do Not Do

✓  Deferral of a significant amount of incentive compensation, discouraging short-term risk taking at the expense of long-term results

✓  NEW FOR 2014 Cash-based element of deferred compensation awards made in 2014 (for 2013 performance) reduces dilutive effects of having a significant portion of compensation based in equity

✓  Active engagement with our shareholders on compensation and governance issues

✓  Forfeiture policy permits the Compensation Committee to recoup certain compensation payments to NEOs and other members of the Management Committee

✓  REVISED FOR 2014 Enhanced share ownership guidelines for senior executives. Each of our current NEOs is in compliance with these new guidelines

✓  Independent compensation consultant and independent legal counsel to advise on executive compensation matters

✓  Annual risk review by the Compensation Committee of our incentive compensation arrangements, facilitated by overlapping membership between the Compensation Committee and our Risk and Capital Committee

×NEW FOR 2014 No agreements with NEOs providing for a change-of-control excise tax gross-up. Prior NEO change-of-control excise tax gross-ups were eliminated in early 2014 after NEOs voluntarily offered to remove this provision from their agreements

×NEW FOR 2014 No “single-trigger” change-of-control vesting beginning in 2014. “Double-trigger” change-of-control vesting in effect for all cash-based and equity-based deferred awards granted on and after February 2014 (including awards granted for 2013 performance). Double-trigger awards will not vest solely on account of a change of control but will require a qualifying termination following a change of control

×No short-selling or options trading, hedging transactions or speculative transactions in State Street securities for current NEOs

×No tax gross-ups on perquisites for NEOs

×No excessive perquisites to our NEOs

×No option repricing or backdating of options

Shareholder Outreach and “Say-on-Pay”

In addition to its assessment of corporate and individual performance, the Compensation Committee considers other factors. Among these other factors is feedback from our shareholders. The Committee receives feedback from our shareholders through two primary channels:

•

Shareholder Outreach. We engage several of our largest shareholders to receive their specific perspectives on our compensation programs. For 2013, we expanded this process and held discussions with shareholders representing more than 25% of our outstanding common stock

•

“Say-on-Pay.” Annually at its shareholder meeting, State Street asks its shareholders to approve a non-binding advisory proposal on executive compensation. At our 2013 annual meeting, our shareholders approved that proposal with the vote of 93% of the votes cast, compared to 88% of the votes cast in 2012

Based on the results of our say-on-pay vote and shareholder outreach, the Committee believes our shareholders, in general, support our overall executive compensation program. The Committee also believes we should continue to monitor and integrate evolving market and regulatory compensation practices into our compensation programs as appropriate. In response, State Street has:

•	continued to include a performance-based element (RSUs) as a component of incentive compensation for its current NEOs

•	maintained a high level of equity composition and deferral for incentive compensation awards to its NEOs

•	continued to align incentive compensation with appropriate risk management principles

In response to our 2013 outreach efforts, the Committee is reviewing our equity-based compensation programs. We will continue to engage our shareholders to understand their views on how our compensation program is appropriately rewarding management.

Compensation Committee Process Concerning Risk Alignment

For 2013, we focused on aligning incentive compensation with appropriate risk management principles. We provided incentives designed not to encourage unnecessary or excessive risk-taking and established additional process controls and oversight where appropriate. These features include:

•

Compensation Committee Interaction with Risk Committee. The Compensation Committee regularly communicates with the Risk and Capital Committee of our Board of Directors to integrate the Risk and Capital Committee’s input into compensation decisions. The Chair of the Risk and Capital Committee also serves on the Compensation Committee

•	Corporate Risk Summary Review. The Compensation Committee periodically reviews a corporate risk summary, prepared by the Chief Risk Officer, evaluating firm-wide risk performance in a number of areas

•	Annual Compensation Risk Review. The Compensation Committee annually reviews a compensation program risk presentation by the Chief Risk Officer and the Chief Human Resources Officer covering:

•	the alignment of State Street’s compensation plans with its safety and soundness

•	the identification of executives and other individuals whose roles may expose State Street to material amounts of risk (referred to as material risk-takers)

•	the activities of a multi-disciplinary control function committee created by management to formally review and assess incentive compensation arrangements throughout the organization

•

Risk-Based Adjustments to Incentive Compensation. We use a two-pronged process for risk-based adjustments to incentive compensation awards, as appropriate, for material risk-takers. This process involves both: (1) ex ante adjustments at the time awards are made and (2) ex post adjustments – through possible forfeiture – after an award is made but prior to the compensation being delivered

•

Emphasis on Deferral and Equity-Based Compensation. We maintain significant levels of deferred compensation and equity-based compensation for our executives. Combined, these elements align an executive’s compensation with the risk results experienced by our shareholders. The high level of deferral places a significant amount of compensation at risk for possible forfeiture in specified circumstances. See below under the heading, “– Other Elements of Compensation – Forfeiture Provisions”

For a further discussion of the risk alignment of our compensation practices, see below under the heading “Alignment of Incentive Compensation and Risk.”

Compensation Philosophy

State Street develops and implements a compensation program for NEOs and other executive officers with the goals of:

•	attracting, retaining and motivating superior executives

•	rewarding those executives for meeting or exceeding annual and long-term financial and strategic objectives

•	driving long-term shareholder value and financial stability

•	achieving the preceding goals in a manner aligned with appropriate risk management principles and our corporate values

Compensation Design Elements

Elements of Compensation. Key elements of our total compensation program for our NEOs for 2013 are described below.

Element	Description	Considerations and Rationale	Forfeiture Provisions
Salary
Base Salary	• Fixed annual cash amount • Paid periodically throughout the year	• Compensates employees throughout the year based on day-to-day responsibilities	—
Annual Incentive Compensation
Cash Incentive (non-deferred)	• Variable cash amount • Paid as part of annual incentive compensation	• Provides a limited, immediate incentive based on annual performance	—
Deferred Value Awards (DVAs)

•   New cash-based element of incentive compensation introduced for 2013

•   DVAs are units representing the notional investment return of a money market instrument

•   Upon vesting, notional units are paid in cash

•   Number of actual units awarded is increased to provide an estimated annual return of approximately 2.25% over the deferral period

•   Vest ratably in 16 quarterly installments beginning in May 2014

•   Subject to time vesting criteria

•   Reduces the dilutive effects of having a significant portion of compensation based in equity

•   Retains benefits of deferral for a portion of cash-based incentive compensation

✓

Long-Term Incentive Compensation
Performance-Based Restricted Stock Units (RSUs)

•   Equity-based compensation

•   RSUs ultimately earned depend on State Street’s 2014 ROE performance, determined in accordance with GAAP, subject to adjustment for pre-established, objectively determinable factors(1)

•   RSUs convert at a rate of 100% if 2014 ROE performance meets or exceeds a threshold of approximately 75% of the ROE level included in the 2014 budget

•   Conversion rate adjusts downward ratably if 2014 ROE performance is lower than the threshold, with a minimum conversion rate of 30% for ROE performance at or below approximately 28% of the ROE level included in the 2014 budget (but no payout will be made if 2014 ROE is zero or negative)

•   RSUs converting based on 2014 ROE performance vest ratably in four annual installments beginning in February 2015

•   Subject to both performance and time vesting criteria

•   The ultimate number of shares received may be less than (but not more than) the initial number of RSUs awarded

•   Performance threshold designed to maintain appropriate incentives consistent with regulatory guidance concerning risk management principles

•   Equity-based compensation directly reflects the rewards and risks shared with shareholders

✓
Deferred Share Awards (DSAs)	• Equity-based compensation • Vest ratably in four annual installments beginning in February 2015	• Subject to time vesting criteria • Equity-based compensation directly reflects the rewards and risks shared with shareholders	✓

(1)

Early in each compensation year, the Compensation Committee identifies specific types of objectively determinable factors that could affect performance measures during the year. The Committee establishes that the effects of those factors will be excluded from the calculation of the performance measures. Factors that result in an adjustment to the calculation of performance measures include: acquisitions, dispositions and similar transactions and related securities issuances and expenses; changes in accounting principles or law; litigation or regulatory settlements arising from events that occurred prior to the compensation year; and restructuring charges and expenses. The Committee retains the power to exercise negative discretion, as it deems appropriate under the relevant circumstances, to reduce the actual payouts under performance awards below the payouts that would otherwise result from adjustments for any of these factors. See also below under the heading, “– Additional Process Elements – Prior Year Performance Award Results.”

Forfeiture Provisions. Both the cash- and equity-based elements of deferred incentive compensation (i.e., DVAs, RSUs and DSAs) for our NEOs are subject to post-award forfeiture provisions. Amounts remaining to be paid under these awards are subject to forfeiture by the executive under the following circumstances:

•	if the executive’s actions exposed State Street to inappropriate risk and the exposure resulted in (or could reasonably be expected to result in) material loss

•	if the executive engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street

•

if, as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the executive would have received a smaller or no award

For a description of these forfeiture provisions, see below under the heading, “– Other Elements of Compensation – Forfeiture Provisions.”

2013 Compensation Decisions

Total Compensation Approach

The Compensation Committee evaluates individual compensation for our NEOs and other executive officers by looking at total compensation, consisting of base salary and incentive compensation.

Base Salary. Base salary is a fixed annual cash amount and historically has been a relatively small portion of total compensation in comparison to total incentive compensation for the NEOs. Annual base salaries for the NEOs for 2013 remained unchanged from their levels in 2012 and 2011, with the exception of Mr. Bell, who joined us in 2013. Effective April 1, 2014, Mr. Phalen’s annual base salary was increased from $750,000 per year to $850,000 per year, in connection with his promotion to the office of Vice Chairman.

Incentive Compensation. Incentive compensation is a variable amount, comprising both equity- and cash-based elements. The Committee believes a significant amount of incentive compensation should take the form of deferred awards and particularly deferred equity awards. An emphasis on deferred awards is also consistent with regulatory guidance for major financial institutions.

The following charts present for Mr. Hooley and for our other current NEOs, on average, the approximate percentage of 2013 incentive compensation represented by each of the principal elements awarded.

By paying a significant portion of our NEOs’ compensation in equity and by requiring vesting of that component over the course of a four-year period, the Committee creates an incentive structure where executives share in both the rewards and the risks of share ownership. Due to the influence our Chief Executive Officer has over our long-term strategies and results, the Committee believes it is important to provide an even greater emphasis on equity-based incentives for Mr. Hooley. Therefore, in 2013, he received a higher percentage of his incentive compensation in deferred equity-based awards than the average of our other current NEOs. Due to Mr. Resch’s retirement in 2013, the Committee did not believe it appropriate to award RSUs to him because payout of RSUs is based on 2014 performance. Therefore, the Committee allocated the entire equity-based portion of Mr. Resch’s 2013 incentive compensation to DSAs.

Combining the deferred equity-based awards with the deferred cash-based awards, on average, approximately 89% of our current NEOs’ incentive compensation, including Mr. Hooley’s, is in the form of deferred compensation and remains subject to forfeiture in specified circumstances. This mix maintains a significant alignment between incentive compensation and appropriate risk management principles.

Compensation Assessment Framework

For each NEO, the Compensation Committee determines the appropriate level of total compensation for the year. This determination is based on a subjective evaluation of many factors, including corporate performance, individual performance and market, regulatory and shareholder considerations. The determination of total compensation does not result from a specific formula, and the achievement of any particular goal or target does not automatically result in any particular level of compensation. In evaluating these factors and making 2013 compensation decisions for the NEOs, the Committee used the following framework:

Corporate Performance

This framework uses a structured evaluation of three separate summaries of corporate performance covering financial performance, strategic objective performance and risk management performance. State Street does not, for its incentive compensation program, set specific formulaic company performance metrics or targets. The Compensation Committee received financial, strategic objective and risk management performance updates in July and December 2013, with an additional financial performance update in October 2013. The Committee received the final 2013 performance summaries in January 2014. The Committee’s overall evaluation, balancing positive and negative performance outcomes in each of these areas, was a significant factor in 2013 incentive compensation decisions for our NEOs. A brief description of each of the three performance summaries follows:

Performance Summary	Areas Reviewed	2013 Performance Summary	2013 Committee Overall Evaluation
Financial Performance	• Revenue • EPS • ROE • Rate of revenue growth relative to rate of expense growth, on an operating basis[3], compared to 2012 (referred to as operating leverage) • Total shareholder return

•      Revenue, EPS and ROE exceeded 2012 on both a GAAP and operating basis[3]

•      Achieved positive operating leverage, compared to 2012

•      Compared to the median of our 12-firm compensation peer group, on an operating basis[3,4]:

•  Total shareholder return exceeded the median

•  Growth in revenue was competitive with the median

•  Growth in EPS exceeded the median

•  ROE was competitive with the median

Above Expectations
Strategic Objectives Performance	• Optimizing global effectiveness • Transforming global operating model • Strengthening talent globally • Leveraging capital strength

•      Completed 2013 plan for business operations and information technology transformation program

•      Progressed strategic evolution of State Street Global Advisors investment management business

•      Launched State Street Global Exchange data and analytics business

•      Invested in automation and technological enhancements

•      Initiated realignment of client relations and sales organizations

•      Improved diversity and talent development

•      Increased capital return to shareholders through dividends and share purchases

Above Expectations

Risk Management Performance	• Loss experience across operational, fiduciary and credit risks • Capital adequacy • Liquidity profile • Off-balance sheet exposures • Stress testing • Credit ratings

•      Regulatory capital levels well above current regulatory minimum requirements

•      Managed to an adequate liquidity profile

•      Successful results under Federal Reserve’s March 2013 CCAR process

•      Moody’s Investors Service downgraded the long-term senior and subordinated debt ratings for State Street Bank (State Street Corporation ratings were affirmed)

•      Regulatory and reputational issues in our transition management business in the U.K. in 2010 and 2011 adversely affected that business

Met Expectations

[3]

State Street measures and reports its financial performance in accordance with U.S. generally accepted accounting principles, referred to as GAAP. State Street also separately measures and compares its financial performance on a non-GAAP basis, referred to as operating basis, because it believes this presentation supports meaningful comparisons from period to period and the analysis of comparable financial trends with respect to State Street’s normal ongoing business operations. State Street believes operating-basis financial information, which reports revenue from non-taxable sources, such as interest revenue from tax-exempt investment securities and processing fees and other revenue associated with tax-advantaged investments, on a fully taxable-equivalent basis and excludes the impact of revenue and expenses outside of the normal course of business, facilitates an investor’s understanding and analysis of State Street’s underlying financial performance and trends in addition to financial information prepared and reported in accordance with GAAP. Operating-basis and other non-GAAP financial information should be considered in addition to, not as a substitute for or superior to, financial information prepared in accordance with GAAP.

[4]

For these purposes, the Committee reviewed data for the 12-firm compensation peer group obtained from a third-party service provider. The data obtained from the service provider is presented on a non-GAAP basis, derived from information available in the relevant peer group company’s publicly available financial information under a methodology developed by the service provider. The data reviewed therefore differs from each peer group company’s presentation in accordance with GAAP and may also differ from State Street’s “operating-basis” presentation (see note 3 above) and any adjusted, non-GAAP, presentation each peer group company may present in its publicly available financial information.

Individual Compensation Targets

For 2013, the Compensation Committee established specific, individualized compensation level targets for each NEO. The Committee introduced these targets in early 2013 to provide additional structure for determining incentive compensation. The Committee developed an annual incentive target and a long-term incentive target for each NEO. These targets were based upon an assessment of the executive’s role and responsibilities at State Street and relevant competitive and market factors.

■

Annual Incentive. The annual incentive is designed to align with the executive’s specific performance for the year. Therefore, the actual annual incentive can be expected to vary from the relevant target compensation level with the company’s and the executive’s performance for that year

■

Long-Term Incentive. The long-term incentive is designed to reflect the core responsibilities associated with the executive’s role over time, as well as State Street’s long-term performance trend. Therefore, the actual long-term incentive can generally be expected to remain more consistent with the relevant target compensation level, absent a change in (1) the executive’s responsibilities, (2) State Street’s long-term performance trend or (3) market practices

In making individual incentive compensation decisions for each of our NEOs, the Committee determines an amount of annual incentive and of long-term incentive separately. The Committee then adds those two amounts together to reach a total incentive for the executive.

The 2013 annual and long-term incentive compensation targets established by the Compensation Committee for each of our NEOs were as follows:

Name	Annual Incentive Target	Long-Term Incentive Target	Total 2013 Target Incentive Compensation
Joseph L. Hooley	$3,000,000	$10,000,000	$13,000,000
Michael W. Bell(1)	1,950,000	5,000,000	6,950,000
Joseph C. Antonellis	2,500,000	4,500,000	7,000,000
Michael F. Rogers	2,500,000	4,500,000	7,000,000
James S. Phalen	2,500,000	4,500,000	7,000,000
Edward J. Resch	2,000,000	3,500,000	5,500,000

(1)	Mr. Bell’s annual and long-term incentive targets were specified in a letter agreement dated May 23, 2013. The agreement provides for target annual incentive compensation awards of $1,950,000 for each of 2013 and 2014 and target long-term incentive compensation awards of $5,000,000 for 2013 and of $4,000,000 for 2014. The agreement anticipated at least 50% of Mr. Bell’s 2013 annual incentive would be paid in cash and 100% of his 2013 long-term incentive would be paid in four-year vesting deferred equity-based compensation. The agreement does not specify a form of payment for 2014 incentive compensation. The agreement also set Mr. Bell’s annual base salary at $800,000. The Compensation Committee believed these terms were an appropriate method to introduce and integrate our new Chief Financial Officer into our compensation program.

The Committee retains the ability to deviate from the annual and long-term incentive targets (higher or lower), their designed purposes or the form of compensation delivered as it deems appropriate based on performance or other factors or circumstances.

Individual Performance and Compensation Decisions

Each of the NEOs has influence over a broad spectrum of corporate activities. Therefore, in determining 2013 incentive compensation, the Compensation Committee emphasized the overall corporate performance summaries described above. In determining the total compensation for each current NEO, the Committee also considered that officer’s individual performance.

The Committee recognized the following contributions, in particular, of our NEOs:

Mr. Hooley. During 2013, Mr. Hooley demonstrated strong leadership in emphasizing important corporate initiatives and positioning the organization for the future. Under his leadership:

•

We continued to prioritize the return of capital to our shareholders. This resulted in an increase of our return of capital to shareholders, consisting of common stock dividends and purchases of our common stock, relative to 2012. In doing so, we also maintained regulatory capital ratios as of year-end that were well above current regulatory minimum requirements

•

We enhanced our financial performance, supported by favorable core asset servicing and asset management fee revenue, and also improved our cost structure through our business operations and information technology transformation program and through maintaining a strong expense management discipline

•	We advanced strategic priorities for delivering innovative solutions to meet our clients’ evolving needs in the current market and regulatory environment. These included:

•	Evolving our State Street Global Advisors investment management business

•	Launching our State Street Global Exchange data and analytics business

•

Responding to evolving regulation with new products and servicing capabilities, such as over-the-counter clearing and futures execution, registration as a swap execution facility and creating multiple products to support client regulatory reporting requirements

•	Initiating realignment of our client relations and sales organizations

•	Investing in automation and technological enhancements

•	Driving an innovation culture through communication and technology

•	Improving diversity and talent development programs

Mr. Bell. Mr. Bell joined State Street in June 2013 and began serving as Chief Financial Officer in August 2013. He successfully transitioned to the Chief Financial Officer role, leading the finance and treasury organizations for the remainder of the year, achieving strong annual financial performance compared to 2012. In addition, he readily engaged with business unit and other senior management and the finance organization, retained top talent and advanced organizational transformation within the finance organization.

Mr. Antonellis. Mr. Antonellis achieved strong financial performance in our international businesses, including positive asset flows and improved operating margins and net interest revenue. He also refined our international strategy, shifting the emphasis on some markets and entering new ones. Further, Mr. Antonellis effectively changed our governance model in the United Kingdom to meet the needs of the regulatory environment and rotated key management roles to realign talent with corporate initiatives.

Mr. Rogers. Mr. Rogers is responsible for our largest business, State Street Global Services-Americas and Global Markets. In 2013, these businesses achieved strong financial performance, including growing core servicing revenues by 10% and improving associated operating margins. He also successfully integrated the Goldman Sachs administration services business, acquired in October 2012 and executed the exit of several non-core businesses to improve financial performance and risk.

Mr. Phalen. Mr. Phalen continued the implementation of our business operations and information technology transformation program, delivering significant cost savings and client service efficiencies. While executing this program to meet its ambitious goals, Mr. Phalen has proactively developed and promoted a culture of applied learning and innovation. Separately, he initiated a plan for further automation and technological enhancements.

Mr. Resch. Mr. Resch retired from State Street in September 2013. As Chief Financial Officer until Mr. Bell assumed the role in August 2013, Mr. Resch oversaw the finance and treasury organizations in response to the low interest-rate environment, achieving financial performance improvements compared to 2012. He also developed our capital plan, reviewed as part of the Federal Reserve’s 2013 CCAR process, which resulted in an increase in our return of capital to shareholders through common stock dividends and purchases of common stock compared to 2012.

The Compensation Committee’s 2013 total compensation decisions for each of the NEOs are presented in the table below. The table below is intended to help shareholders understand the process and philosophy the Committee used in calculating NEO compensation for 2013 performance. This information differs from the total compensation in the Summary Compensation Table on page 59. Footnote (1) to the table below describes the relationship between the amounts reported in the table below and those amounts reported in the Summary Compensation Table and related tables beginning on page 59. While the table below is presented to explain how the Committee determines compensation, the table and its accompanying disclosure are not a substitute for the tables and disclosures required by the SEC’s rules.

NEO(1)	Year	Annual Base Salary	Annual Incentive Awards		Long-Term Incentive Awards			Total Compensation
			Non-Deferred Cash	DVAs	Performance- Based RSUs	Non-Deferred Stock Awards	DSAs
Joseph L. Hooley	2013	$1,000,000	$1,575,000	$2,925,000	$6,000,000	$0	$4,000,000	$15,500,000
	2012	1,000,000	1,100,000	0	4,950,000	0	4,950,000	12,000,000
	2011	1,000,000	2,608,000	0	5,196,000	0	5,196,000	14,000,000
Michael W. Bell	2013	800,000	975,000	975,000	3,000,000	0	2,000,000	7,750,000
Joseph C. Antonellis	2013	800,000	625,000	1,875,000	2,700,000	0	1,800,000	7,800,000
	2012	800,000	550,000	0	2,077,200	795,600	2,077,200	6,300,000
	2011	800,000	1,460,000	0	2,190,000	1,460,000	2,190,000	8,100,000
Michael F. Rogers	2013	908,710	795,000	2,385,000	2,700,000	0	1,800,000	8,588,710
James S. Phalen	2013	750,000	695,000	2,085,000	2,700,000	0	1,800,000	8,030,000
	2012	750,000	590,000	0	2,655,000	0	2,655,000	6,650,000
	2011	750,000	1,558,000	0	3,096,000	0	3,096,000	8,500,000
Edward J. Resch	2013	800,000	1,837,500	0	0	0	3,412,500	6,050,000
	2012	800,000	575,000	0	2,587,500	0	2,587,500	6,550,000
	2011	800,000	1,488,000	0	2,956,000	0	2,956,000	8,200,000

(1)	The compensation described in the table above differs from the compensation described in the Summary Compensation Table beginning on page 59 in the following respects:

•

Base Salary. The amounts presented in the table above under the heading “Annual Base Salary” reflect the year-end annual base salary rate applicable for each NEO, which is how the Compensation Committee considers base salary in its evaluations of total compensation. This is the case even for executives that join (as is the case for Mr. Bell for 2013) or leave (as is the case for Mr. Resch for 2013) State Street during the year or if an executive were to receive a salary increase during a year (which is not the case for any of our NEOs for the years presented). Under applicable SEC rules, the amounts presented for salary in the Summary Compensation Table (column (c)) represent the amount of base salary actually earned by each NEO during the relevant year.

•

DVAs. DVAs are a cash-based element of deferred compensation. DVAs are units representing the notional investment return of a money market instrument. The number of actual units awarded is increased by an amount (4.7%) estimated to provide an annual return of approximately 2.25% on the dollar-denominated value of the award over the deferral period. Each DVA therefore represents units equal to 104.7% of the dollar-denominated amount of the award. The DVA amounts presented in the table above do not include this adjustment factor, as the adjustment is intended to provide the overall desired investment return on the deferred cash-based compensation. The DVA amounts included in the Summary Compensation Table are increased to reflect this adjustment factor. See note (2) to the Summary Compensation Table.

•

Equity-Based Compensation. The table above reflects incentive compensation equity awards for the compensation year they are awarded even if the Compensation Committee actually grants those awards at the conclusion of its incentive compensation process early in the subsequent fiscal year. In contrast, SEC rules require the Summary Compensation Table (column (e)) and related tables to reflect the amount of equity compensation in the year it is actually awarded. Therefore, the Summary Compensation Table reflects equity compensation attributable to different calendar years than as viewed by the Committee. For example, from the Committee’s perspective, (i) the amounts in the equity compensation columns of the Summary Compensation Table for 2013 represent the equity-based compensation for the year 2012 that was actually awarded in 2013 and (ii) the 2013 amounts in the table above represent the equity-based compensation granted in February 2014 for the 2013 compensation year. Note that because Mr. Resch retired in 2013 and was awarded his 2013 incentive compensation in late August 2013, the 2013 amounts in the Summary Compensation Table (column (e)) for Mr. Resch include both the equity awarded to him in February 2013 (for the 2012 compensation year) and the equity awarded to him in August 2013 (for the 2013 compensation year). In addition, the Summary Compensation Table (column (e)) includes defined contribution deferred stock awards under our Executive Supplemental Retirement Plan. As described above under the heading “—Total Compensation Approach,” the Committee does not view these retirement benefits conceptually as a component of total compensation.

•

Total Compensation. The amounts disclosed in the above table under the heading “Total Compensation” and the amounts reported in column (j) of the Summary Compensation Table differ in two principal respects. First, as described above in this note (1), SEC rules require a different presentation of base salary, DVAs and equity-based compensation in the Summary Compensation Table from the methodology used by the Compensation Committee in its compensation decisions. Second, the totals in the Summary Compensation Table include amounts related to the change in pension value during the relevant year, which the Committee did not view conceptually as a component of total compensation awarded as part of the regular annual compensation cycle. The Committee was aware that, effective January 1, 2008, for our NEOs, we began transitioning all of our defined benefit retirement plans to defined contribution plans and all related transition periods were completed as of December 31, 2010. In addition, meaningful data from the peer group regarding annualized retirement values are generally not available and, therefore, cannot be readily used as a quantitative factor in evaluating compensation compared to the peer group.

Additional Process Elements

Roles of the Committee and the CEO

The Compensation Committee has direct responsibility for executive officer compensation plans, policies and programs at State Street and for establishing the overall compensation philosophy for executive officers, other than the Chief Executive Officer. The Committee, in consultation with the other independent directors, performs those same functions with respect to the Chief Executive Officer. References in this CD&A to the Committee’s compensation decisions for the Chief Executive Officer also represent references to the other independent directors. In making compensation decisions for the other NEOs, the Committee considers the recommendations of the Chief Executive Officer and input from the other independent directors.

The Committee met seven times from April 2013 to March 2014 regarding 2013 NEO compensation and evaluated a broad range of corporate performance factors, individual performance updates and market information. The Committee also considered evolving trends, practices and guidance in the design, regulation, risk alignment and governance of compensation matters in the U.S. and other jurisdictions. During these meetings, the Committee received regular updates, including from the Committee’s independent compensation consultant and independent external legal counsel, on these and other matters, particularly with respect to the financial services industry.

Peer Group and Benchmarking

Among the many factors used in determining executive compensation, we benchmark our total compensation against a peer group of other major financial services companies. The Compensation Committee did not treat peer group data as definitive. Rather, it referenced peer group data, but formed its own perspective in determining compensation for our NEOs based on a subjective evaluation of many factors.

We consider few firms to be true comparators for the specific scope of our primary business activities. We include our two most direct competitors (The Bank of New York Mellon Corporation and Northern Trust Corporation) in our peer group. We also include other firms with which we compete in some aspects of our businesses and for executive talent. The group varies in firm size and business lines and the nature of applicable regulation. Our generally applicable peer group, approved by the Committee, consists of the following 12 firms:

Ameriprise Financial, Inc.	JPMorgan Chase & Co.
The Bank of New York Mellon Corporation	Morgan Stanley
BlackRock, Inc.	Northern Trust Corporation
Capital One Financial Corporation	The PNC Financial Services Group, Inc.
Franklin Resources, Inc.	U.S. Bancorp
The Goldman Sachs Group, Inc.	Wells Fargo & Company

A subset of the above firms, consisting of Bank of New York Mellon, Capital One, JPMorgan, Northern Trust, PNC Financial Services, U.S. Bancorp and Wells Fargo, is used for Mr. Hooley. The Committee believes this subset contains the comparator companies most appropriate for evaluating compensation of the Chief Executive Officer position.

The list above reflects two changes from the firms used in our peer group for 2012. Following a review of the group in 2013, the Committee added Ameriprise Financial and Capital One to the list and removed American Express Company and Marsh & McLennan Companies. This review included an evaluation of relevant industry sectors; revenue and market capitalization; business model and regulatory oversight. In its review, the Committee did not believe American Express and Marsh & Mclennan had sufficient industry sector and business model similarities to State Street to merit inclusion. The Committee believes Ameriprise Financial and Capital One have appropriate industry sector and business model similarities, as well as appropriately similar annual revenues and market capitalization.

In 2013, the Committee’s independent compensation consultant, Aon Hewitt, compiled compensation data from the applicable peer group for benchmarking purposes. In December 2013, Aon Hewitt reviewed the total compensation paid to relevant executives at companies in the peer group for 2012 (the most recent full year for which this specific data was available). For these purposes, the Committee considers total compensation to consist of base salary and incentive compensation. In addition to this peer group data, the Committee received regular updates during 2013 and early 2014 regarding identified market trends and compensation actions at major financial services institutions.

The Committee recognizes that the peer group companies vary in size and business lines. In addition, the nature of the roles of executives varies by firm. Therefore, as noted above, the Committee referenced peer group data, but formed its own perspectives on appropriate compensation levels for our NEOs on a subjective evaluation of many factors.

Prior-Year Performance Award Results

In February 2014, the Compensation Committee reviewed State Street’s 2013 financial results to determine compensation payouts under performance-based compensation awarded in prior years, based in whole or in part on metrics for periods ended December 31, 2013. The results under those awards are as follows:

•

The performance period (2013) for the performance-based RSUs granted as part of 2012 incentive compensation to each of the NEOs (other than Mr. Bell, who we did not employ at the time of these grants) ended. The relevant performance threshold for a 100% payout on this one-year performance period was ROE, determined in accordance with GAAP, of 8%. Actual ROE for the relevant performance period was 10.5%. Based on this performance, the awards became payable for 100% of the initial RSUs. One-fourth of the RSUs vested and converted into State Street common stock in February 2014. The remaining RSUs are scheduled to vest and convert into State Street common stock ratably in annual installments over the next three years

•

The fourth performance period (2010-2013) for the four-year performance-based RSUs granted as part of 2009 incentive compensation to each of the NEOs (other than Mr. Bell, who we did not employ at the time of these grants) ended. The relevant performance threshold for a 100% payout on this four-year performance period (covering 25% of each individual’s original 2009 award) was average annual ROE, determined in accordance with GAAP, of 14%. Actual average annual ROE for the relevant performance period was 10.6%. Based on this performance, 66% of the RSUs eligible for vesting during this four-year performance period converted into State Street common stock

Early in each compensation year, the Committee identifies specific types of objectively determinable factors that could affect performance measures during the year. In doing so, the Committee establishes that the effects of those factors will be excluded from the calculation of the performance measures. Factors that could result in an adjustment to the calculation of the above performance measures include: acquisitions, dispositions and similar transactions and related securities issuances and expenses; changes in accounting principles or law; litigation or regulatory settlements arising from events that occurred prior to the compensation year; and restructuring charges and expenses. The Committee retains the power to exercise negative discretion, as it deems appropriate under the relevant circumstances, to reduce the actual payouts under performance awards below the payouts that would otherwise result from adjustments for any of these factors. There were no adjustments due to these factors with respect to the above award payouts.

Compensation Consultant

The Compensation Committee has directly retained the services of Aon Hewitt to provide compensation consulting and compensation data services to the Committee. Aon Hewitt regularly participated in meetings and executive sessions of, and advised, the Committee in connection with its services.

Aon Hewitt’s primary representative to the Compensation Committee is retiring following the 2013 compensation cycle. Therefore, the Committee conducted a search for a new compensation consultant. Beginning with the 2014 compensation cycle, the Committee has engaged Meridian Compensation Partners as its independent compensation consultant. For transitional purposes, Meridian began attending Committee meetings in January 2014.

The Committee believes the consultant’s primary representative advising the Committee must be independent of management and the Committee in order for the consultant to provide appropriate advice on compensation matters. Therefore, the Committee has adopted a policy requiring an annual assessment of compensation consultant independence based on the requirements of the New York Stock Exchange. In December 2013, the Committee reviewed the independence of Aon Hewitt’s primary representative under the policy.

In 2013, State Street retained McLagan Partners, a consulting, productivity and performance benchmarking firm. McLagan Partners provided us with consulting and market data services, primarily supporting an assessment of compensation levels across our global organization. McLagan Partners is owned by Aon plc, the company that acquired Hewitt Associates in October 2010, forming Aon Hewitt. State Street’s relationship with McLagan Partners predates Aon’s 2010 acquisition of Hewitt Associates. The primary representative of Aon Hewitt advising the Compensation Committee did not participate in the provision of these other services by McLagan Partners. Management directly engaged McLagan Partners, and the Committee had no role in making or approving the engagements. The total fees paid by State Street to Aon Hewitt in 2013 for compensation consultant services provided to the Committee were approximately $200,000, or less than 0.02% of Aon plc’s 2013 consolidated total revenue. The total fees paid by State Street to McLagan Partners in 2013 for other services provided were $1.1 million, also less than 0.02% of Aon plc’s 2013 consolidated total revenue.

The Committee also reviewed several safeguards developed by Aon Hewitt to promote the independence of the compensation advice it provides. The safeguards include: strong confidentiality requirements and a code of conduct; a policy against investing in client organizations; management of multi-service client relationships by separate account executives; clearly defined engagements with compensation committees that are separate from any other services provided; formal segregation of executive compensation services into a separate business unit; no incentives for cross-selling of services, and no compensation rewards based on other results; no offers of more favorable terms for organizations that retain Aon Hewitt for additional services; and consulting work limited to boards, compensation committees and companies, with no representation of individual executives. At the Committee’s December 2013 meeting, the primary representative confirmed Aon Hewitt’s compliance with these safeguards in connection with its services to the Committee.

Following its review, the Committee determined the primary representative of Aon Hewitt to be independent and that no conflicts of interest had been raised by the services of Aon Hewitt or its primary representative.

The Compensation Committee conducted a similar review of Meridian in December 2013. State Street did not pay any fees to Meridian for services provided to the Committee or for any other services provided to State Street in 2013. Following its review, the Committee determined the primary representatives of Meridian to be independent and that no conflicts of interest had been raised by the services of Meridian or its primary representatives.

The Committee supplements the data provided by Aon Hewitt with data prepared by Towers Watson & Co. and McLagan Partners. Towers Watson, like McLagan Partners, was engaged by our Global Human Resources group based on its specialized expertise in the financial services industry. Towers Watson and McLagan have provided other services to State Street in the past and may do so in the future.

Other Elements of Compensation

Additional elements of our compensation program for our NEOs include the following.

Forfeiture Provisions

The 2013 deferred awards to our NEOs, including performance-based RSUs, DSAs and DVAs, each contain provisions permitting the reduction or cancellation of the amount to be paid under the award, in whole or in part, upon the occurrence of specified events. The Compensation Committee, in its discretion, determines whether forfeiture is appropriate. The events for which forfeiture may occur include:

•

if the executive’s actions exposed State Street to inappropriate risk or risks (including where the executive failed to timely identify, analyze, assess or raise concerns about such risk or risks, where it was reasonable to expect the executive to do so), and such exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to State Street’s or a relevant business unit’s revenue, capital and overall risk tolerance

•	if the executive engaged in fraud, gross negligence or any misconduct that was materially detrimental to the interests or business reputation of State Street or any of its businesses

•

if, as a result of a material financial restatement or miscalculation or inaccuracy in the determination of performance metrics, financial results or other criteria, the executive would have received a smaller or no award

The awards are also subject to any compensation recovery or similar requirements under applicable law (including implementing regulations) and related company policies. This approach is intended to comply with applicable banking regulations and regulatory guidance on incentive compensation and will be interpreted and administered accordingly. The Committee anticipates reviewing the terms of these forfeiture provisions in light of evolving market practices and regulatory guidance and may alter its approach for future incentive compensation awards.

Retirement Benefits

Our NEOs are eligible to participate in our 401(k) defined contribution retirement plan available to our employees generally. The plan includes a matching employer contribution of 5%. In prior years, the 401(k) plan included a discretionary performance-based element. We did not make any contributions to the 401(k) plan under this performance-based element in either 2012 or 2011, and we eliminated this element in 2013.

We also maintain a frozen qualified defined benefit pension plan for certain U.S. employees that determines benefits based on an account balance that is increased annually by interest credits. Each of our NEOs (other than Mr. Bell) participates in this plan; no additional annual pay credits, however, are provided to their accounts. Because pension benefits under our qualified defined benefit plan are limited by Internal Revenue Code restrictions, we maintain two supplemental pension programs, both of which are frozen. One is designed to make up for limits imposed by the qualified plan or by the Internal Revenue Code on qualified-plan benefits, and a second was originally designed to provide pension benefits equal to a specified percentage of compensation. The latter plan now provides for two separate benefit components: (1) a frozen traditional defined benefit component, in which all NEOs (other than Mr. Bell and Mr. Rogers) participate; but for which no further contributions are being made, and (2) a defined contribution component. For our current NEOs, the defined contribution component consists of an annual defined contribution credit and an annual deferred stock grant. The Compensation Committee suspended the annual defined contribution credit for the 2013 plan year. These plans are described in further detail below under the heading “Pension Benefits as of December 31, 2013.”

Deferred Compensation

We maintain a nonqualified deferred compensation plan that allows NEOs, other executive officers and others to defer both base salary and the portion of annual incentive bonuses payable in immediately available cash. Participants receive a return based on one or more notional investment options selected by the participant. Currently, the investment options include a money market fund, three SSgA funds and a State Street common stock fund. The nonqualified deferred compensation plan supplements deferrals made under our tax-qualified 401(k) plan. We provide these nonqualified deferred compensation benefits because, in our experience, most companies of our size provide a similar benefit to their senior employees. This plan is described below under the heading “2013 Nonqualified Deferred Compensation.”

Perquisites

We provide a modest level of perquisites, such as financial planning, annual physicals and personal liability coverage, to our NEOs. In addition, we provide a driver and other security benefits to Messrs. Hooley and Antonellis. We offer parking benefits to our other NEOs. We provide these benefits because we believe some level of personal benefits is necessary as part of a competitive compensation arrangement for senior executives. We do not provide a tax gross-up for the income attributable to any perquisite for our NEOs.

Change-of-Control Agreements

Under a long-standing program, we have change-of-control agreements in place with each of our NEOs. We provide these agreements because we believe providing some protection in the event of a change of control is necessary to attract and retain high quality executives and to keep their attention on the business during the period leading up to a possible change of control.

Updates for 2014. In 2014, the Committee approved two modifications to our change-of-control benefits:

•

Elimination of Excise Tax Gross-Ups. State Street and each of its current NEOs and other executive officers amended the change-of-control agreements to eliminate the change-of-control excise tax gross-up provisions after, the current NEOs voluntarily offered to remove the provision from their agreements

•

“Double-Trigger” Vesting. State Street added a double-trigger change-of-control vesting provision to its 2006 Equity Incentive Plan (as amended), to its Amended and Restated Supplemental Cash Incentive Plan and to award agreements under those plans. This new standard applies to all equity awards and DVAs granted on or after February 20, 2014 (including the 2013 awards described in this CD&A). The double-trigger provides, in the context of a change of control, that awards will only receive accelerated vesting if the executive incurs a qualifying termination following a change of control

Our change-of-control arrangements are further described below under the heading “Potential Payments Upon Termination or Change of Control – Change of Control.”

Executive Equity Ownership Guidelines, Practices and Policies

State Street believes executive stock ownership is an important mechanism to promote alignment of our executives’ interests with those of our shareholders. It also effectively incents our executives to meet our financial, operational and strategic objectives. To foster these benefits appropriately, we have implemented several practices, policies and guidelines.

Stock Ownership Guidelines. We have stock ownership guidelines that apply to all executive officers, including the current NEOs. In 2013, we revised our stock ownership guidelines. The new guidelines require ownership of a number of shares of common stock with a value equal to a multiple of the relevant executive’s annual base salary. The specific multiple varies by the executive’s role, from a multiple of seven for our Chief Executive Officer to a multiple of two for an executive officer that does not serve on our Management Committee. Previously, the guidelines established a baseline level of common stock ownership determined as the lesser of a fixed number of shares or a fixed value of shares. The multiples of base salary applicable under the new guidelines to our current NEOs are as follows:

Name	Common Stock Ownership Guideline Multiple of Annual Base Salary
Joseph L. Hooley	7
Michael W. Bell	5
Joseph C. Antonellis	5
Michael F. Rogers	5
James S. Phalen	5

The level of ownership is calculated on the same date used for the beneficial ownership table in our annual meeting proxy statement and by reference to the closing price of our common stock on the New York Stock Exchange on that date. Ownership includes unvested shares, DSAs and earned performance-based RSUs (on an after-tax basis), including shares held under our 401(k) retirement plan, but excludes stock options, stock appreciation rights and unearned performance-based restricted stock units. This calculation differs from the calculation of shares under applicable SEC rules for purposes of the beneficial ownership table on page 7.

Guideline levels are phased in over a period of five years, with the first year starting on the first January 1 after the person becomes an executive officer. The executive is expected to attain the baseline ownership level ratably over five years. As of March 1, 2014, the stock ownership of each of our current NEOs exceeded the expected level of ownership under these guidelines, taking into account tenure in office for executives who have served fewer than five years as an executive officer. Following his retirement in September 2013, Mr. Resch is no longer subject to our stock ownership guidelines.

Securities Trading Policy; No Hedging or Speculative Trading; Rule 10b5-1 Plans. State Street has a Securities Trading Policy that contains specific provisions and trading restrictions. The policy is designed primarily to assist our executive officers, including our current NEOs, and other designated employees with access to sensitive information, in their compliance with U.S. federal securities laws in connection with their trading in State Street securities. The policy contains prohibitions against selling State Street securities short, engaging in options trading or hedging transactions in State Street securities and engaging in speculative trading in State Street securities. Limited exceptions to these prohibitions, relating to events associated with equity compensation and employee benefit plans, apply. The policy permits individuals, including our executive officers, to enter into trading plans designed to comply with Rule 10b5-1 under the Exchange Act. Rule 10b5-1 allows corporate executives to prearrange sales of their company’s securities in a manner designed to avoid concerns about initiating stock transactions while in possession of material non-public information. Our current NEOs and other executive officers may, from time to time, adopt trading plans under Rule 10b5-1 and effect transactions in our securities under those plans on a predetermined basis. The Securities Trading Policy is in addition to the generally applicable requirements in the State Street Standard of Conduct, applicable to all employees, that their trading activities must be in compliance with applicable law and that they may not trade on the basis of material non-public information.

Equity Grant Guidelines. The Compensation Committee has adopted Equity Grant Guidelines of general applicability, as described below:

•

Annual grants of equity awards to our current NEOs, other executive officers and other employees are typically made by the Committee on the date of a scheduled meeting of the Committee or the Board of Directors to be held in February or March of each year following the public release of financial results for the prior fiscal year. Pursuant to authority delegated by the Board, and subject to any limitations that the Board or the Committee may establish, a single-person or other committee of the Board may make annual grants to persons other than executive officers on the date of the scheduled meeting in February or March

•

Grants of equity awards to NEOs and other executive officers in connection with new hirings, promotions, special recognition, retention or other special circumstances are made by the Committee. Awards to other individuals may be made either by the Committee or, subject to any limitations that the Board or the Committee may establish, a committee of the Board composed of (1) the Chairman of the Board, (2) the Chief Executive Officer, (3) the Committee Chair or (4) the Committee Chair along with any other member of the Committee. This type of award may be granted on the date of a scheduled meeting of the Committee, a scheduled meeting of the Board or the last business day of a calendar month

•	The exercise price for all stock options and stock appreciation rights will be the closing price of State Street’s common stock on the date of grant

Except for the setting of the February or March meeting to occur after our public release of annual earnings, there was no program, plan or practice with respect to 2013 of timing equity awards in coordination with the release of material non-public information.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code, or Section 162(m), generally limits to $1 million the U.S. federal income tax deductibility of compensation paid in one year to any one of a group of specified employees, including our NEOs (other than our chief financial officer). Performance-based compensation is not subject to the limits on deductibility of Section 162(m), provided such compensation meets specified requirements, including shareholder approval of material terms of compensation.

The Compensation Committee considers tax deductibility in making compensation decisions, to the extent deductibility is reasonably practicable and consistent with our other compensation objectives. Our Senior Executive Annual Incentive Plan, or SEAIP, and our 2006 Equity Incentive Plan (as amended), or 2006 Equity Incentive Plan, have been approved by our shareholders. In addition, all functions performed by the Compensation Committee related to the qualification of performance-based compensation for exemptions under Section 162(m) for the 2013 compensation year were performed by the subcommittee described in this proxy statement under the heading “Corporate Governance at State Street—Committees of the Board of Directors—Executive Compensation Committee.” The Compensation Committee believes, however, that shareholder interests are best served by not restricting its discretion and flexibility in structuring compensation programs, even though such programs may result in non-deductible compensation expenses.

The Compensation Committee generally intends to structure our incentive compensation program for our NEOs so that our cash incentives, DVAs and DSAs are Section 162(m)-qualified performance-based compensation delivered under the SEAIP. Our performance-based RSUs are granted under the 2006 Equity Incentive Plan and are also intended to separately qualify under Section 162(m). Under the SEAIP, the Committee annually establishes an incentive target for each NEO. For 2013, this target provides a maximum payout opportunity equal to a percentage of our operating-basis net income before income taxes and incentive compensation, or Operating NIBTIC, and subject to an annual limit of $10 million per executive. Operating NIBTIC for 2013 was $3.61 billion. The 2013 SEAIP incentive target for each of our NEOs was: 0.284738% for Mr. Hooley; 0.185080% for Mr. Antonellis; 0.185080% for Mr. Rogers; 0.185080% for Mr. Phalen; and 0.161945% for Mr. Resch. The Committee may use its discretion to reduce, but not increase, both the Operating NIBTIC amount used for the above purposes and the amount of compensation awarded to any one or more executives below the payout opportunity permitted under the SEAIP. For 2013, the Committee did not exercise discretion to reduce Operating NIBTIC, but, for each NEO, the Committee exercised discretion to reduce the amount of incentive compensation awarded under the SEAIP below the applicable payout opportunity. For a discussion of the factors considered by the Committee in determining amounts awarded under the SEAIP, see “—2013 Compensation Decisions” above.

Compensation Committee Report

The Compensation Committee furnishes the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis with State Street management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by,

Richard P. Sergel, Chair Amelia C. Fawcett Linda A. Hill Robert S. Kaplan

Alignment of Incentive Compensation and Risk

During 2013 we maintained our focus on our goal of aligning incentive compensation with appropriate risk management principles, such as providing incentives designed not to encourage unnecessary or excessive risk-taking and establishing additional process controls and oversight where appropriate. The Compensation Committee receives regular updates on regulatory and governmental actions and guidance concerning compensation and related risk management and governance matters, particularly with respect to the financial services industry. For 2013, these updates focused primarily on: evolving regulatory requirements and guidance regarding the structure and amount of compensation in Europe; the status of compensation disclosure, structure and other requirements in the United States under the Dodd-Frank Act; and the alignment of State Street’s compensation programs with the incentive compensation guidance of the Board of Governors of the Federal Reserve System. The Committee also received updates on compensation actions, including design elements, matters involving forfeiture considerations or actions and say-on-pay results, relating to other major financial services firms. Many of these developments focused on aligning compensation with risk management principles, and each informed the decisions of the Committee in making its incentive compensation decisions for 2013.

Consistent with this evolving framework, we have established broad and integrated processes to maintain the alignment of incentive compensation and risk management, including to:

•	conduct risk-based reviews of incentive plan design

•	identify individuals whose activities may expose State Street to material amounts of risk

•	adjust compensation for risk

Risk-Based Review of Incentive Plan Design. We have established a management committee comprising senior representatives of our Enterprise Risk Management, Compliance, Corporate Audit, Finance, Legal and Global Human Resources groups. This committee serves as a forum for the risk management and internal control functions to formally assess incentive compensation arrangements throughout the organization. We refer to this committee as the Incentive Compensation Control Committee, or ICCC. The ICCC’s review promotes the consistency of our incentive compensation arrangements with the safety and soundness of State Street and with applicable regulatory guidance and regulations. All proposed incentive compensation arrangements and material amendments are presented for consideration by the ICCC. In addition, the Compensation Committee reviews the activities of the ICCC at least annually.

The Compensation Committee interacts closely with our Risk and Capital Committee, whose Chair is also a member of the Compensation Committee. The two committees evaluate a standardized risk management assessment of firm-wide risk associated with a number of risk areas. In July and December of 2013, with a final evaluation in January 2014, the Compensation Committee received and reviewed updates to this risk assessment for use in its compensation decisions, in each case following review and approval by the Risk and Capital Committee. The Compensation Committee also annually meets with our Chief Risk Officer and our Chief Human Resources Officer to evaluate the incentive compensation plans for all State Street employees, including the NEOs, relative to risk management principles.

Identification of Material Risk-Takers. We undertake a comprehensive process, led by our Enterprise Risk Management group, to identify the population of individuals whose activities may expose State Street to material amounts of risk. We sometimes refer to these individuals as material risk-takers. The Compensation Committee reviewed the final list of material risk-takers with our Chief Risk Officer in December 2013, permitting the opportunity to apply ex ante “risk adjustments” to the incentive compensation arrangements for those employees, if and as appropriate. See “—Adjustments to Compensation for Risk” below. For these purposes, among other employees, each member of our Management Committee, including each NEO, is classified as a material risk-taker.

Adjustments to Compensation for Risk. For 2013 incentive compensation awards, we maintained a formal two-pronged risk adjustment process allowing the opportunity for risk-based adjustments to the incentive compensation awarded to material risk-takers, as appropriate, both before and after the compensation is awarded:

•	ex ante compensation adjustments to awards prior to grant, guided by risk assessments developed and implemented by our Enterprise Risk Management group and approved by the Risk and Capital Committee

•	ex post compensation adjustments to adjust for risk outcomes that arise during the vesting period of equity awards

Ex ante adjustments to incentive compensation represent downward adjustments made to the amount awarded, based upon a determination that the corporation, business or material risk-taker contributed to a poor risk environment or actual or potential risk outcome during a compensation year. These adjustments are guided by the formal risk management performance summary noted above under “—Risk-Based Review of Incentive Plan Design.” The Committee also specifically uses the risk management performance summary in determining the total incentive compensation plan funding available to all State Street personnel globally for the compensation year. Finally, the risk management performance summary is used to apply, as appropriate in the event of under-performance, a downward risk adjustment to the incentive compensation of the responsible material risk-taker before the compensation is awarded.

As an ex post adjustment, for the 2013 compensation year, we have incorporated a risk-based forfeiture provision to the performance-based RSUs, DSAs and DVAs for all material risk-takers, including each NEO. The provision provides for the reduction or cancellation of the amount remaining to be paid under the relevant award in the event the Committee determines that the actions of the material risk-taker exposed State Street to inappropriate risk and that exposure has resulted or could reasonably be expected to result in a material loss or losses that are or would be substantial in relation to the revenue, capital and overall risk tolerance of State Street. For purposes of this provision, State Street refers to State Street Corporation or, to the extent the material risk-taker devotes substantially all of its time to a particular business, the provision also refers to that business. This forfeiture provision permits the application, as appropriate, of a risk adjustment to the compensation of the responsible material risk-taker after the compensation is awarded. For members of our Management Committee, the risk-based forfeiture provision is in addition to our previously introduced misconduct and financial restatement-related forfeiture provision. See above under the heading “Compensation Discussion and Analysis—Other Elements of Compensation—Forfeiture Provisions.”

As a result of these reviews and processes, we believe that our compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on us. We will continue to monitor developments in this area and may, as we believe appropriate, make related adjustment to our compensation practices.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
(a)	(b)	(c)	(e)	(g)	(h)	(i)	(j)

Joseph L. Hooley	2013	$1,000,000	$10,100,045	$4,637,475	$—	$103,714	$15,841,234
Chairman, President and Chief Executive Officer	2012 2011	1,000,000 1,000,000	10,592,018 8,076,905	1,100,000 2,608,000	2,639,063 4,192,459	298,210 310,600	15,629,291 16,187,964

Michael W. Bell	2013	415,385	—	1,995,825	—	110,968	2,522,178
Executive Vice President and Chief Financial Officer

Joseph C. Antonellis	2013	800,000	5,150,006	2,588,125	—	2,349,228	10,887,359
Vice Chairman and Head of Europe and Asia/Pacific Global Services	2012 2011	800,000 800,000	6,040,109 4,679,751	550,000 1,460,000	1,956,702 3,354,755	3,576,767 2,315,211	12,923,578 12,609,717

Michael F. Rogers	2013	908,710	5,959,963	3,292,095	—	61,634	10,222,402
Executive Vice President and Head of Global Services-Americas and Global Markets

James S. Phalen	2013	750,000	5,510,107	2,877,995	—	692,050	9,830,152
Executive Vice President and Head of Global Operations, Technology and Product Development (promoted to Vice Chairman, effective March 2014)	2012 2011	750,000 750,000	6,392,090 5,197,456	590,000 1,558,000	1,651,828 2,600,251	573,549 460,687	9,957,467 10,566,394

Edward J. Resch	2013	618,462	8,787,487	1,837,500	1,801,496	209,203	13,254,148
Former Executive Vice President and Chief Financial Officer	2012 2011	800,000 800,000	6,112,066 4,323,913	575,000 1,488,000	737,606 1,268,314	231,022 252,345	8,455,694 8,132,572

(1)	Amounts represent the grant date fair value of awards granted to the named executive officers during the indicated years for deferred stock awards and performance-based restricted stock unit awards. Fair value for the awards for each year is computed in accordance with GAAP (FASB ASC 718), using the assumptions stated in notes 1 and 14 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013. Please refer to the “Grants of Plan-Based Awards in 2013” table for the threshold, target, and maximum levels for performance awards. The amount in the “Stock Awards” column for Messrs. Hooley, Antonellis, Rogers, Phalen, and Resch also includes a February 2013 award of 3,566 shares of deferred stock granted as part of a defined contribution Executive Supplemental Retirement Plan (ESRP) benefit. There were no awards of stock options or stock appreciation rights to any of the named executive officers in the relevant years.

(2)	Represents the immediate and deferred cash (granted in Deferred Value Awards, or DVAs) portions of incentive compensation for 2013 (amounts were granted only in immediate cash in previous years reported in the table). DVAs are units representing the notional investment return of a money market instrument. The number of units is increased to provide an estimated annual return of approximately 2.25% over the deferral period. The adjustment factor is 4.7% for DVAs awarded in February 2014. The amounts shown above are inclusive of this adjustment. The cash portion of incentive compensation for 2013 was awarded as follows (including the DVA adjustment factor): Mr. Hooley: $1,575,000 immediate cash, $3,062,475 DVAs; Mr. Bell: $975,000 immediate cash, $1,020,825 DVAs; Mr. Antonellis: $625,000 immediate cash, $1,963,125 DVAs; Mr. Rogers: $795,000 immediate cash, $2,497,095 DVAs; Mr. Phalen: $695,000 immediate cash, $2,182,995 DVAs. The amount shown for Mr. Resch was awarded in immediate cash only in September 2013 in connection with his retirement from State Street.

(3)	These amounts represent the change in the actuarial present value of the accumulated benefits under our qualified and nonqualified defined benefit pension plans. The plans are frozen and none of the named executive officers are receiving additional credits under the plans. Since Mr. Bell was hired by State Street after January 1, 2008, he is not eligible to participate in the defined benefit pension plans. For 2013, the change in value presented in the Summary Compensation Table above reflects a year-over-year update to applicable actuarial calculation assumptions from December 31, 2012 to December 31, 2013, including an increase in the relevant discount rate assumption resulting from an increase in market interest rates, as well as formula-driven changes due to an additional year of service and age. These updates resulted in decreases in the actuarial present value of benefits as of December 31, 2013 for the current Named Executive Officers. The table below describes the change in pension value and nonqualified deferred compensation earnings for 2013, as presented in the Summary Compensation Table above, highlighting the split between (i) the amount attributable to additional service and age and (ii) the amount attributable to the actuarial present value effect of the increase in market interest rates. The change in pension value presented in the Summary Compensation Table above and in the following table represents actuarial calculations based upon assumptions on the relevant dates. The actuarial present value of the accumulated pension benefits calculated on future dates may increase or decrease, based upon assumptions applicable on those future dates and on formula-driven changes due to additional service and age. The aggregate change in pension value was negative for Messrs. Hooley, Antonellis, Rogers, and Phalen primarily due to the changes in the discount rate and lump sum conversion factors, and has been included as a zero value in the Summary Compensation Table per SEC regulations; the aggregate change for Mr. Resch was positive due to the recognition of known timing and payment information (refer to footnote B of the “2013 Change in Pension Value and Non-Qualified Deferred Compensation Earnings” table below for detail).

	2013 Change in Pension Value
Name	Due to Additional Year of Age(A)	Due to Change in Assumptions(B)	Total
Joseph L. Hooley	$1,063,131	($2,829,481)	($1,766,350)
Michael W. Bell	—	—	—
Joseph C. Antonellis	891,009	(1,934,552)	(1,043,543)
Michael F. Rogers	16,066	(75,372)	(59,306)
James S. Phalen	788,785	(901,558)	(112,773)
Edward J. Resch	354,338	1,447,158	1,801,496

(A)	The change in pension value due to an additional year of age was quantified by comparing (i) the December 31, 2012 present value of pension benefits with (ii) the present value of pension benefits calculated on December 31, 2013 holding the December 31, 2012 discount rate assumptions constant. Since the plans were frozen as of December 31, 2010 and there are no service accruals provided after that date, the increase in value reflects the effects on the present value calculation of pension benefits of the NEO having aged one additional year closer to normal retirement age (65).

(B)	The change in pension value due to changes in assumptions was quantified by comparing (i) the present value of pension benefits calculated as of December 31, 2013 based on the December 31, 2013 discount rate assumptions and (ii) subtracting from that the relevant amounts determined to be due to additional age, as set forth in footnote (A) above. For Mr. Resch however, because he retired during 2013, his actual payment amount and timing of payment is now known in the Management Supplemental Retirement Plan, or MSRP, and in the Executive Supplemental Retirement Plan, or ESRP. This computation was updated to reflect the known timing and payment information of these benefits. Separately, the timing of the Retirement Plan (State Street’s qualified defined benefit plan) payment is still unknown and therefore, no change in payment timing was reflected.

(4)	The following table describes the amounts set forth for 2013 in the “All Other Compensation” column:

Name	Travel Benefits(A) ($)	Personal and Home Security(B) ($)	Executive Health Screening ($)	International Assignment(C) ($)	Financial Planning/Tax Services ($)	Personal Liability Coverage ($)	Company Contributions to Defined Contribution Plans(D) ($)	Other Benefits(E) ($)	Total ($)
Joseph L. Hooley	$40,971	$4,309	$2,434	$—	$—	$1,000	$25,000	$30,000	$103,714
Michael W. Bell	—	—	2,434	—	—	500	—	108,034	110,968
Joseph C. Antonellis	43,265	3,185	2,434	2,238,344	—	1,000	25,000	36,000	2,349,228
Michael F. Rogers	7,200	—	2,434	—	6,000	1,000	25,000	20,000	61,634
James S. Phalen	7,200	—	2,434	624,666	4,000	1,000	12,750	40,000	692,050
Edward J. Resch	—	—	2,434	—	—	1,000	175,000	30,769	209,203

(A)	Amount includes the cost of a car and driver (Messrs. Hooley and Antonellis only). For the car and driver in 2013, the aggregate incremental cost ($40,971 for Mr. Hooley and $43,265 for Mr. Antonellis) was determined by allocating the total cost between personal and business use by mileage traveled. Amount also includes parking benefits for Messrs. Rogers and Phalen at $7,200.

(B)	Amount represents the cost of security at the residence of Mr. Hooley and at the residence of Mr. Antonellis. This amount was determined by invoice amounts for alarm monitoring and maintenance.

(C)	The amounts shown include expatriate benefits received by Messrs. Antonellis and Phalen in accordance with their international assignments. State Street provides expatriate employees with cost of living, housing and other relocation assistance as well as a tax equalization policy (designed to maintain a level of income tax equivalent to that applicable in the home country) applicable to all employees working on temporary international assignments under similar circumstances. In 2013, in connection with Mr. Antonellis’ assignment to the United Kingdom as Head of International Global Services, State Street’s total payments of $2,238,344 included tax equalization payments of $2,112,896, housing expenses equal to $101,871, and other benefits of $23,577. In connection with Mr. Phalen’s prior assignment to the United Kingdom as Head of International Operations for Investment Servicing and Investment Research and Trading, State Street’s total payments of $624,666 included tax equalization payments of $610,876 and other benefits of $13,790.

(D)	Includes company contributions to defined contribution plans (the Salary Savings Program, or SSP, and the Management Supplemental Savings Plan, or MSSP). For the 2013 plan year, the $200,000 cash contribution to the ESRP was eliminated. The amount shown for Mr. Resch includes a cash contribution of $150,000 to the ESRP which represents a pro-rated portion of the $200,000 ESRP stock award, which, under the plan, is paid in cash in lieu of stock at the time of retirement.

(E)	Represents charitable donations and the matching gift program, excluding the $5,000 benefit that all employees of State Street receive. Messrs. Antonellis and Phalen, who served on the board of a State Street joint venture, each directed contributions of $20,000 from the joint venture to charities of their choice. Matching charitable contributions were made in the name of Messrs. Hooley, Antonellis, Rogers, and Phalen to charities of their choice under State Street’s matching gift program ($30,000 for Mr. Hooley, $16,000 for Mr. Antonellis and $20,000 for Messrs. Rogers and Phalen). Additionally includes $108,034 in relocation assistance for Mr. Bell per his offer letter and $30,769 to Mr. Resch for unused vacation (which was not included as part of base salary in the Summary Compensation Table).

Grants of Plan-Based Awards in 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Plan/Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Joseph L. Hooley	2013 SEAIP 162(m) Plan	$0	$10,000,000	$10,000,000	—	—	—	—	$—
	2006 Equity Incentive Plan (2/21/2013 ESRP Share Award)(3)	—	—	—	—	—	—	3,566	200,017
	2006 Equity Incentive Plan (2/21/2013 Deferred Stock Award)(4)	—	—	—	—	—	—	92,958	4,950,014
	2006 Equity Incentive Plan (2/21/2013 Performance-Based RSU)(5)	—	—	—	0	92,958	92,958	—	4,950,014
Michael W. Bell(6)	2013 SEAIP 162(m) Plan	—	—	—	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 ESRP Share Award)(3)	—	—	—	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 Deferred Stock Award)(4)	—	—	—	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 Performance-Based RSU)(5)	—	—	—	—	—	—	—	—
Joseph C. Antonellis	2013 SEAIP 162(m) Plan	0	6,500,000	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 ESRP Share Award)(3)	—	—	—	—	—	—	3,566	200,017
	2006 Equity Incentive Plan (2/21/2013 Immediate Share Award)(7)	—	—	—	—	—	—	14,185	795,637
	2006 Equity Incentive Plan (2/21/2013 Deferred Stock Award)(4)	—	—	—	—	—	—	39,008	2,077,176
	2006 Equity Incentive Plan (2/21/2013 Performance-Based RSU)(5)	—	—	—	0	39,008	39,008	—	2,077,176
Michael F. Rogers	2013 SEAIP 162(m) Plan	0	6,500,000	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 ESRP Share Award)(3)	—	—	—	—	—	—	3,566	200,017
	2006 Equity Incentive Plan (2/21/2013 Deferred Stock Award)(4)	—	—	—	—	—	—	54,084	2,879,973
	2006 Equity Incentive Plan (2/21/2013 Performance-Based RSU)(5)	—	—	—	0	54,084	54,084	—	2,879,973
James S. Phalen	2013 SEAIP 162(m) Plan	0	6,500,000	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 ESRP Share Award)(3)	—	—	—	—	—	—	3,566	200,017
	2006 Equity Incentive Plan (2/21/2013 Deferred Stock Award)(4)	—	—	—	—	—	—	49,860	2,655,045
	2006 Equity Incentive Plan (2/21/2013 Performance-Based RSU)(5)	—	—	—	0	49,860	49,860	—	2,655,045

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Plan/Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Edward J. Resch	2013 SEAIP 162(m) Plan	0	5,687,500	10,000,000	—	—	—	—	—
	2006 Equity Incentive Plan (2/21/2013 ESRP Share Award)(3)	—	—	—	—	—	—	3,566	200,017
	2006 Equity Incentive Plan (2/21/2013 Deferred Stock Award)(4)	—	—	—	—	—	—	48,591	2,587,471
	2006 Equity Incentive Plan (2/21/2013 Performance-Based RSU)(5)	—	—	—	0	48,591	48,591	—	2,587,471
	2006 Equity Incentive Plan (8/30/2013 Deferred Stock Award)(8)	—	—	—				53,766	3,412,528

(1)	For 2013, under the 2013 SEAIP, amounts were awarded in the form of cash and deferred shares (and in the case of Mr. Antonellis, also immediately vested shares with a six-month sale restriction). The actual cash payouts under the 2013 SEAIP are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The actual deferred shares were granted in 2014 and will be disclosed in the 2015 proxy statement. Please refer to the “Compensation Discussion and Analysis” section above.

(2)	Fair value of the awards is computed in accordance with FASB ASC 718, using the assumptions stated in the notes to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013.

(3)	Deferred stock award granted as part of Executive Supplemental Retirement Plan, or ESRP, benefit. These awards are described in the narrative accompanying the “Pension Benefits as of December 31, 2013” table.

(4)	Deferred stock awards granted on February 21, 2013, as a part of 2012 compensation.

(5)	Performance-based RSU awards granted on February 21, 2013, as a part of 2012 compensation.

(6)	Mr. Bell was hired in June 2013 and did not receive any stock awards in 2013.

(7)	Immediately vested shares, with a six-month sale restriction, granted on February 21, 2013, as a part of 2012 compensation.

(8)	Deferred stock award granted on August 30, 2013, as a part of 2013 compensation in conjunction with Mr. Resch’s retirement from State Street.

Narrative Disclosure Accompanying Grants of Plan-Based Awards Table

State Street provides for annual incentive compensation under the SEAIP, which has been approved by shareholders. The SEAIP is further described above under the heading “Compensation Discussion and Analysis – Tax Deductibility of Executive Compensation.”

The awards set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the Grants of Plan-Based Awards table were made under the non-SEAIP component of our incentive compensation program under which State Street grants performance-based restricted stock unit awards to executive officers. The awards referenced in this table were granted as part of 2012 incentive compensation in February 2013. Payouts under these awards are described above under the heading “Compensation Discussion and Analysis – Additional Process Elements – Prior-Year Performance Award Results.”

The two awards that appear in the “All Other Stock Awards” column of the Plan-Based Awards Table are deferred stock awards granted to Messrs. Hooley, Antonellis, Rogers, Phalen and Resch as part of their Executive Supplemental Retirement Plan, or ESRP, benefit and as part of the SEAIP component of our incentive compensation program. The ESRP awards are for the 2012 compensation year, awarded in 2013. These awards are described in the narrative accompanying “Pension Benefits as of December 31, 2013” heading below. The SEAIP component awards are time-based vesting stock awards. In addition to the February 2013 awards, Mr. Resch also received a deferred stock award in August 2013 in connection with his retirement from State Street which was not paid under the SEAIP. Note that Mr. Bell did not receive any deferred stock awards in 2013 in connection with his hire to State Street.

The equity awards described above vest immediately following a triggering event in connection with a change of control, described below under “Potential Payments upon Termination or Change of Control.” Effective for stock awards granted on or after February 20, 2014, State Street modified its 2006 Equity Incentive Plan and related award agreements to provide for a double-trigger change of control vesting provision. The double trigger provides, in the context of a change of control, that awards will only receive accelerated vesting if the executive incurs a qualified termination following the change of control.

Outstanding Equity Awards at Fiscal Year-End, December 31, 2013

	Option/SAR Awards						Stock Awards(1)
Name	Option/ SAR Grant Date		Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable	Option/ SAR Exercise Price ($)	Option/ SAR Expiration Date	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
(a)			(b)	(c)	(e)	(f)			(g)	(h)	(i)	(j)
Joseph L. Hooley	03/01/06		94,938	0	$62.6300	02/29/16	10/22/09	(2)	42,845	$3,144,395
	02/15/07		181,865	0	70.5900	02/14/17	02/24/11	(3)	97,742	7,173,285
	02/28/08		167,135	0	81.7100	02/28/18	02/16/12	(4)	206,300	15,140,357
							02/21/13	(5)	92,958	6,822,188	92,958	$6,822,188
Michael W. Bell(6)	—		—	—	—	—	—		—	—	—	—
Joseph C. Antonellis	03/02/05		48,675	0	44.5300	03/01/15	02/24/11	(3)	55,586	4,079,457
	03/01/06		99,254	0	62.6300	02/29/16	02/16/12	(4)	86,952	6,381,407
	02/15/07		153,150	0	70.5900	02/14/17	02/21/13	(5)	39,008	2,862,797	39,008	2,862,797
	02/28/08		124,395	0	81.7100	02/28/18
Michael F. Rogers							02/25/10	(2)	6,797	498,832
							02/24/11	(3)	35,465	2,602,776
							02/24/11	(7)	1,321	96,948
							02/16/12	(4)	121,336	8,904,849
							02/16/12	(7)	1,708	125,350
							02/21/13	(5)	54,084	3,969,225	54,084	3,969,225
							02/21/13	(7)	1,203	88,288
James S. Phalen	03/01/06		71,923	0	62.6300	02/29/16	02/19/98	(2)	3,726	273,451
	02/15/07		65,421	0	70.5900	02/14/17	02/24/11	(3)	62,010	4,550,914
	02/28/08		67,568	0	81.7100	02/28/18	02/16/12	(4)	122,924	9,021,392
							02/21/13	(5)	49,860	3,659,225	49,860	3,659,225
Edward J. Resch	03/01/06	(8)	89,904	0	62.6300	09/30/14	02/24/11	(3)	53,654	3,937,667
	02/15/07	(8)	112,744	0	70.5900	02/14/17	02/16/12	(4)	117,366	8,613,491
	02/28/08	(8)	113,629	0	81.7100	02/28/18	02/21/13	(5)	48,591	3,566,093	48,591	3,566,093
							08/30/13	(9)	53,766	3,945,887

(1)	Closing per share price of our common stock on December 31, 2013 was $73.39. Market values described in the above table are based on that price.

(2)	Vesting for unvested stock awards is as follows: (i) the stock awards granted to Mr. Hooley on October 22, 2009 vest in five equal annual installments (20% per year) starting on November 1, 2010; (ii) the stock awards granted to Mr. Rogers on February 25, 2010 vest in four equal annual installments (25% per year) starting on February 15, 2011; and (iii) the stock awards granted to Mr. Phalen on February 19, 1998 vest at retirement.

(3)	Performance-based restricted stock unit awards with a one-year (January 1, 2011 to December 31, 2011) performance measurement period. These awards were earned at 105% and converted to time-based vesting in four equal annual installments (25% per year), starting in 2012.

(4)	Performance-based restricted stock unit awards with a one-year (January 1, 2012 to December 31, 2012) performance measurement period. These awards were earned at 100% and converted to time-based vesting in four equal annual installments (25% per year), starting in 2013.

(5)	Performance-based restricted stock unit awards (included in column (i)) with a one-year (January 1, 2013 to December 31, 2013) performance measurement period. Subsequent to December 31, 2013, it was determined that these awards were earned at 100% and the awards converted to time-based vesting in four equal installments (25% per year), starting in 2014. Also includes time-based deferred stock awards (included in column (g)) that vest in four equal annual installments (25% per year) starting on February 15, 2014.

(6)	Mr. Bell was hired in June 2013 and had no outstanding equity as of December 31, 2013.

(7)	Unvested deferred stock awards granted as part of the Executive Supplemental Retirement Plan, or ESRP, benefit and described in the narrative to the Pension Benefits as of December 31, 2013 table. These amounts have been adjusted to include dividends. Mr. Rogers is not fully vested in his ESRP benefit as of December 31, 2013. All other NEOs are fully vested in their ESRP benefits and therefore do not have any unvested shares under the ESRP as of December 31, 2013.

(8)	For Mr. Resch, SARs granted on March 1, 2006, under the 1997 Equity Plan are fully vested and under the terms of the awards, he has 1 year following retirement to exercise the awards or they will expire (expiration date September 30, 2014). His SARs granted on February 15, 2007 and February 28, 2008 are fully vested under the terms of the awards and will expire under the original terms of the award (expiration dates February 14, 2017 and February 28, 2018, respectively).

(9)	Deferred stock award granted as part of 2013 compensation in connection with Mr. Resch’s retirement from State Street.

2013 Option/SAR Exercises and Stock Vested

	Option/SAR Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)

(a)	(b)	(c)	(d)	(e)
Joseph L. Hooley	126,500	$2,835,767	187,026	$11,465,263
Michael W. Bell	0	—	0	—
Joseph C. Antonellis	32,867	656,097	89,013	5,210,007
Michael F. Rogers	0	—	77,742	4,486,130
James S. Phalen	71,600	702,706	90,487	5,308,633
Edward J. Resch	162,000	3,332,070	86,075	5,074,851

(1)	The value realized on exercise for Option/SAR awards is based on the intrinsic (“in-the-money”) value of the Option/SAR awards exercised.

(2)	Includes stock awards that vested in 2013 and performance awards earned for performance periods ending in 2013 with immediate vesting upon certification of results. The number of stock awards that vested in 2013 are as follows: Mr. Hooley, 126,099; Mr. Antonellis, 56,470; Mr. Rogers, 50,540; Mr. Phalen, 51,492, and Mr. Resch, 46,387. The number of performance awards earned for performance periods ending in 2013 are as follows: Mr. Hooley, 57,154; Mr. Antonellis, 28,770; Mr. Rogers, 21,718; Mr. Phalen, 35,222; and Mr. Resch, 35,994. Figures also include vested ESRP shares and dividends earned on those shares (all earned in stock). Messrs. Hooley, Antonellis, Phalen, and Resch are 100% vested in their ESRP awards. The amount of ESRP shares awarded and dividends earned on those shares in 2013 were as follows: Messrs. Hooley, Antonellis, and Phalen: 3,773 shares; and Mr. Resch: 3,694 shares. Mr. Rogers is two-thirds vested in his ESRP award. The amount of ESRP shares vested and dividends earned during 2013 for Mr. Rogers totaled 5,484 shares. The unvested portion of Mr. Rogers’ ESRP award is included in the “Outstanding Equity Awards at Fiscal Year-End December 31, 2013” above.

(3)	The value realized on vesting for stock awards and dividends is based on the closing stock price on the relevant vesting date.

Pension Benefits as of December 31, 2013

Name	Plan Name	Number of Years Credited Service(1) (#)	Present Value of Accumulated Benefit(2)	Payments During Last Fiscal Year(3) ($)

(a)	(b)	(c)	(d)	(e)
Joseph L. Hooley	Retirement Plan	14	$205,045	—
	MSRP (Management Supplemental Retirement Plan)	14	843,622	—
	ESRP (Executive Supplemental Retirement Plan)(4)	27	13,730,406	—

	Total		14,779,073
Michael W. Bell(5)	Retirement Plan	—	—	—
	MSRP (Management Supplemental Retirement Plan)	—	—	—
	ESRP (Executive Supplemental Retirement Plan)(4)	—	—	—

	Total		—
Jospeh C. Antonellis	Retirement Plan	18	339,084	—
	MSRP (Management Supplemental Retirement Plan)	18	809,395	—
	ESRP (Executive Supplemental Retirement Plan)(4)	22	11,360,703	—

	Total		12,509,182
Michael F. Rogers	Retirement Plan	19	368,960	—
	MSRP (Management Supplemental Retirement Plan)	—	—	—
	ESRP (Executive Supplemental Retirement Plan)(4)	—	—	—

	Total		368,960
James S. Phalen	Retirement Plan	18	317,500	—
	MSRP (Management Supplemental Retirement Plan)	18	914,065	—
	ESRP (Executive Supplemental Retirement Plan)(4)	22	10,760,036	—

	Total		11,991,601
Edward J. Resch	Retirement Plan	7	57,519	$—
	MSRP (Management Supplemental Retirement Plan)	7	303,636	—
	ESRP (Executive Supplemental Retirement Plan)(4)	11	6,486,495	298,208

	Total		6,847,650	298,208

(1)	Retirement Plan and MSRP service is credited from first anniversary of date of hire, but plans are frozen with benefits ceasing to accrue for Messrs. Hooley, Antonellis, Rogers, and Phalen on January 1, 2010 and Mr. Resch on December 31, 2010. ESRP service is credited from date of hire. For Mr. Hooley’s ESRP benefit, prior service for nine years with a State Street joint venture counts as credited service with State Street.

(2)	All assumptions are as described in the disclosure included in note 19 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2013, including a discount rate of 4.75% with the exception of the following:

–	retirement age assumed to be Normal Retirement Age as defined by each plan
–	no pre-retirement mortality, disability, or termination assumed

Consistent with valuation assumptions, the form of payment reflected in this December 31, 2013 disclosure is 55% lump sum or installment payment and 45% annuity for the Retirement Plan and 100% three-year installment for the MSRP and ESRP. The 2013 qualified plan compensation limit of $255,000 has been incorporated.

(3)	The amount shown for Mr. Resch includes the amounts paid in 2013 for FICA and other taxes.

(4)	Messrs. Hooley’s, Antonellis’s, Rogers’s, Phalen’s, and Resch’s ESRP defined contribution share account information is reported in the 2013 Nonqualified Deferred Compensation table. Mr. Resch’s prorated ESRP defined contribution employer contribution cash amount received per his retirement from State Street (represents a pro-rated portion of the ESRP stock award paid in cash at time of retirement) is reported in the All Other Compensation column of the Summary Compensation Table.

(5)	Since Mr. Bell was hired at State Street in June 2013, he does not participate in the Retirement Plan or the MSRP and therefore does not have any defined benefit pension benefits to be reported on the Pension Benefits Table or Summary Compensation Table.

State Street maintains a qualified defined benefit plan, referred to as the Retirement Plan. The Retirement Plan has been frozen to new accruals since January 1, 2008 (January 1, 2011 in certain cases). Prior to 1990, the Retirement Plan was a final average pay plan. Since January 1, 1990, the Retirement Plan has determined benefits using a cash balance formula. Under this formula, a notional account was established for each eligible participant which increased annually by both interest credits and pay credits. Interest credits are made at a specified rate and pay credits were based upon a percentage of the participant’s pay for applicable calendar years until the plan was frozen effective January 1, 2008 (January 1, 2011 for certain participants who met a specified combination of age and completed years of service). The pay credit percentages were 4.0% for the first year of participation increasing to 11.25% for the thirtieth year and zero thereafter. Eligible pay included a participant’s salary, overtime, cash incentive compensation and commissions.

In general, until August 31, 2003, the Retirement Plan provided that eligible participants who were continuously employed since December 31, 1989 and who retired after reaching age 55 would receive the greater of their cash balance account or the annual benefit derived from the “grandfathered” final average pay formula. For a participant with 30 or more years of service, the grandfathered formula would result in a benefit of 50% of final average pay (counting base salary only) minus 50% of the estimated Social Security benefit. For periods of service of less than 30 years, the benefit is reduced on a pro rata basis by year. The grandfathered portion of this better of treatment was frozen effective August 31, 2003 by ceasing future accruals under this formula based on a participant’s eligible average pay earned and benefit service completed after August 31, 2003. Years of service completed after that date continue to be counted, however, for purposes of determining early retirement reduction factors.

The normal retirement age under the Retirement Plan is 65, although earlier retirement options are available. The Retirement Plan has a three-year vesting provision and participants who are vested are entitled to receive their account balances or equivalent annuities if they cease to be employed before retirement.

To comply with federal tax rules, the Retirement Plan limits the benefit that a participant may receive and the amount of compensation that may be taken into account for any participant in any year. State Street has maintained a supplemental retirement plan, the Management Supplemental Retirement Plan, referred to as the MSRP, that is designed to provide affected employees the benefits that would be payable under the Retirement Plan but for the limitations imposed by the Internal Revenue Code.

State Street also maintains the Executive Supplemental Retirement Plan, referred to as the ESRP, to provide executive officers at the executive vice president level or higher with competitive retirement benefits and encourage their continued employment. Executive officers become eligible to participate in the ESRP upon their appointment to an eligible position. During 2013, all of the named executive officers participated in the ESRP, although, as described below Messrs. Bell and Rogers were only eligible to participate in the defined contribution portion of the ESRP.

The ESRP provides two separate benefit components: a traditional defined benefit component, which was frozen effective January 1, 2008, and a defined contribution component. In general, the defined benefit component of the ESRP (when expressed as a life annuity commencing at age 65) accrues at the annual rate of 2 1/2% of eligible earnings (generally base salary plus incentive compensation under the SEAIP plan in which the executive participates), up to a maximum of 50% of eligible earnings. This formula benefit is offset by pension benefits from State Street or other sources, including a former employer, but excluding social security. For participants who retire early, the defined benefit component is reduced by a factor of 3% for each year under the age of 65 (the “standard reduction factors”), except that any participants who on January 1, 2005 were at least age 55 and had completed at least 10 years of service are subject instead to a monthly early retirement reduction of their formula benefit aggregating to 1% per year between age 60 and 65 and to 2 1/2% per year between ages 55 and 60 (the “pre-2005 reduction factors”), with the offset for other plan benefits reduced by the applicable factors under those plans. If a participant becomes disabled or dies before retirement, the ESRP pays a disability benefit equal to the participant’s accrued defined benefit component including offsets, reduced for early retirement age and multiplied by a percentage determined by dividing the sum of the participant’s age and service by 85, and a death benefit equal to one-half of the benefit calculated in the same manner.

For certain participants, the ESRP also contains special defined benefit provisions that may apply in lieu of or in addition to the general defined benefit provisions. In Mr. Hooley’s case, the actuarial equivalent of a hypothetical account balance that is periodically adjusted for interest on the same basis as the cash balance accounts under State Street’s tax-qualified defined benefit plan is added to the benefit determined from the defined benefit formula under the ESRP. No offsets apply to this formula benefit. As of December 31, 2013, the balance of this hypothetical account was $974,335. In addition, Mr. Hooley is credited with nine additional years of service under the plan. These special defined benefit provisions were implemented in accordance with a 2005 amendment to the plan specifically addressing the unique circumstances of Mr. Hooley’s service to a State Street joint venture. The credit reflects Mr. Hooley’s service at the State Street joint venture and at State Street prior to the joint venture service.

Effective January 1, 2008, the ESRP was amended to freeze the defined benefit component. The amended plan includes a transition that continued the defined benefit component for certain executives who had attained age 50 and had served as an executive vice president for at least five years as of December 31, 2007. Messrs. Hooley, Antonellis and Phalen were provided with transition benefits that continued the defined benefit component until January 1, 2010, and their benefits are subject to the standard reduction factors. Mr. Resch was provided with continued accruals under the defined benefit component until December 31, 2010, and qualifies for the pre-2005 reduction factors although otherwise ineligible for those factors based on his age and service. Messrs. Bell and Rogers are ineligible to participate in the defined benefit portion of the ESRP since Mr. Bell was hired after December 31, 2007 and Mr. Rogers was appointed as Executive Vice President on July 2, 2007.

The defined contribution component of the ESRP was added to the plan effective January 1, 2008. This component of the ESRP generally provides that each of the named executive officers will receive each year that they remain employed by State Street an annual defined contribution credit to a separate account in the amount of $200,000. Amounts credited to the account may be allocated by the executive among available notional investment options. Each of the named executive officers will also receive each year an additional $200,000 grant of deferred stock under State Street’s equity incentive plan for the applicable year.

On December 11, 2012, the Compensation Committee approved an amendment to the ESRP to reduce the amount of annual defined contribution benefits for the 2013 compensation year. Pursuant to the amendment, the 2013 annual defined contribution credit for each of the named executive officers was reduced from $200,000 to zero. The annual $200,000 deferred stock grant for each of the named executive officers under the plan was not affected by the amendment. The amendment applies to the 2013 compensation year (with contributions for that year scheduled to be credited in the first quarter of 2014) and does not affect contributions for compensation years subsequent to 2013.

All defined contributions under the ESRP are subject to retirement eligibility and vesting. Participants are eligible to receive one-third of their ESRP benefit if they have attained age 53 and have a combined age and service of at least 60 (“Rule of 60”); vesting increases to two-thirds on the first birthday following initial vesting and to full vesting on the second birthday following initial vesting. Benefits under the ESRP are subject to forfeiture in the event a participant’s employment terminates for any reason other than death or disability prior to vesting at any time. Effective August 1, 2012, for executives hired or rehired on or after that date, a minimum service requirement of 5 years was added to the definition of the “Rule of 60” in determining early retirement eligibility. Mr. Bell is the only NEO to whom this provision applies, as he was hired in June 2013.

Vested participants who terminate their employment will receive their defined contribution benefit from the ESRP in three equal installments, with payments on the first day of the month coinciding with or following each of the six-month, one-year and two-year anniversaries of their termination of employment. In addition, benefits terminate if the participant engages in certain competitive activities within two years of termination of employment.

Based on their age and service to State Street, Messrs. Hooley, Antonellis, and Phalen are eligible for early retirement under the Retirement Plan and related supplemental plans. Since Mr. Bell was hired at State Street after December 31, 2007, he does not participate in the Retirement Plan, the MSRP, or the defined benefit portion of the ESRP. Mr. Bell is a participant in the defined contribution portion of the ESRP, but has not yet met the age and service requirements for early retirement under that plan. Since Mr. Rogers was part of the Investors Bank & Trust acquisition in 2007, he was not eligible to participate in the Retirement Plan or the MSRP. Mr. Rogers was a participant in the Investors Bank & Trust (IBT) Pension Plan (which merged with the Retirement Plan on December 15, 2011), and he is eligible for early retirement. Mr. Rogers was appointed to the position of Executive Vice President on July 2, 2007 and therefore was not eligible to participate in the defined benefit portion of the ESRP. Mr. Rogers is a participant in the defined contribution portion of the ESRP, and is eligible for early retirement under that plan.

Under the benefit formula described above, each of Messrs. Hooley, Bell, Antonellis, Rogers, and Phalen would have received the following benefits if he had retired at the end of 2013: Mr. Hooley would have been entitled to a benefit of $24,172,427 after applying early reduction factors, consisting of a benefit of $974,335 from his hypothetical account balance under the ESRP described above, a benefit of $184,381 from the Retirement Plan, a benefit of $801,494 from the MSRP, a benefit of $20,249,068 from the defined benefit portion of the ESRP, and a benefit of $1,963,149 from the defined contribution portion of the ESRP; Mr. Bell would not have been vested in the defined contribution portion of the ESRP; Mr. Antonellis would have been entitled to a benefit of $19,957,978, after applying early retirement reduction factors, consisting of a benefit of $310,621 from the Retirement Plan, a benefit of $787,079 from the MSRP, a benefit of $17,042,867 from the defined benefit portion of the ESRP, and a benefit of $1,817,411 from the defined contribution portion of the ESRP; Mr. Rogers would have been entitled to a benefit of $1,940,180 after applying early reduction factors and a two-thirds vesting adjustment for the defined contribution portion of the ESRP, consisting of $386,655 from the IBT Pension Plan and $1,553,525 from the defined contribution portion of the ESRP; and Mr. Phalen would have been entitled to a benefit of $16,018,935 after applying early retirement reduction factors, consisting of a benefit of $311,205 from the Retirement Plan, a benefit of $938,279 from the MSRP, a benefit of $12,991,797 from the defined benefit portion of the ESRP, and a benefit of $1,777,653 from the defined contribution portion of the ESRP.

Mr. Resch retired from State Street on September 30, 2013 and was eligible for early retirement. Based on the early retirement plan provisions, he will receive his benefits from the MSRP and the ESRP in three installments (on April 1, 2014, October 1, 2014 and October 1, 2015) as follows:

•	$103,920, $106,518 and $111,844 from the MSRP

•	Three equal installments of $2,255,102 from the defined benefit portion of the ESRP

•	Three installments from the defined contribution portion of the ESRP, the amounts of which will be determined at the time of payment

•	FICA and tax benefits in the amount of $298,208 have already been paid during 2013

As of December 31, 2013, Mr. Resch had not elected to receive a distribution of his Retirement Plan benefit in the amount of $54,293, which will continue to be adjusted for interest credits until the time of payment.

2013 Nonqualified Deferred Compensation(1)

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions(2) ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)

Joseph L. Hooley	$20,000	$212,250	$ 677,699	$ (11,817)	$2,827,946

Michael W. Bell	—	—	—	—	—

Joseph C. Antonellis	16,000	212,250	132,459	(11,020)	3,140,775

Michael F. Rogers	18,174	212,250	235,861	(20,365)	1,358,668

James S. Phalen	—	200,000	487,019	(10,803)	3,766,180

Edward J. Resch	162,308	362,250	774,803	(14,604)	3,790,236

(1)	Includes defined contribution plan amounts for the Management Supplemental Savings Plan and the Executive Supplemental Retirement Plan (ESRP).

(2)	Includes the Federal Insurance Contributions Act, or FICA, tax payment associated with the ESRP balances vesting during 2013.

State Street maintains the State Street Corporation Management Supplemental Savings Plan, referred to as the MSSP, for designated highly compensated or managerial employees, which includes our NEOs. The MSSP provides employee savings and company matching contribution opportunities beyond the Internal Revenue Code limits imposed under the State Street’s Salary Savings Program, referred to as the SSP. Under the MSSP, eligible employees may elect, prior to the beginning of a year, to defer (a) from 1% to 25% (effective January 1, 2013, the maximum deferral increased to 50%) of base salary for the year, and/or (b) a percentage, from 5% to 100% of cash bonuses and other cash incentive pay (net of FICA withholding), excluding any amount subject to automatic deferral.

Like the SSP, the MSSP provides a 5% employer matching contribution (reduced from 6% under the respective plans in 2012). For 2013, State Street matched all deferrals made under the MSSP for 2013 up to a maximum of 5% of a participant’s match-eligible compensation, which is defined as the lesser of (i) base salary plus annual cash incentive compensation (excluding amounts subject to automatic deferral; prior to 2013, annual cash incentive was limited to 50% of prior year base salary), or (ii) $500,000, in either case reduced by the applicable Internal Revenue Code cap on annual compensation ($255,000 in 2013).

MSSP terms provide for the crediting of the discretionary performance-based contributions based upon the percentage of such contributions provided under the SSP for the applicable plan year. No discretionary performance-based contributions were provided under the respective plan for 2013. Effective January 1, 2014, the SSP and MSSP were amended to eliminate future discretionary performance-based contributions.

An account is maintained for each participant reflecting deferrals, matching credits, and increases or decreases based on the performance of notional investments selected by the employee, or on a default investment if the employee does not make a selection. A participant may change notional investments daily. The notional investments available for 2013 and the rate of return for the year were as set forth below.

Notional Investment	Rate of Return
SSgA Intermediate Bond Index Fund(1)	-0.75%
SSgA U.S. Bond Index Fund(1)	-0.14%
Vanguard Prime Money Market Fund	0.02%
SSgA International Index Fund	21.95%
SSgA S&P 500 Index Fund	32.34%
State Street Corporation ESOP Stock Fund	58.31%

(1)	The SSgA Intermediate Bond Index Fund was replaced by the SSgA U.S. Bond Index fund effective October 4, 2013. The rates of return shown for the two funds are representative of the notional investment return for the partial year period for which each fund was available (SSgA Intermediate Bond Index Fund: 1/1/2013 through 10/3/2013; SSgA U.S. Bond Index Fund: 10/4/2013 through 12/31/2013).

Participants elect to receive either or both of their base salary or cash incentive compensation deferrals from the MSSP either (i) on the first business day of the month following the six month anniversary of the participant’s termination of employment, or (ii) at a specified date not earlier than three years from the election date. Participants further elect to either receive deferrals in a single lump sum distribution or in installments over two to ten years, subject to certain acceleration rules. Participants may change distribution elections consistent with limitations set forth in the plan and tax rules applicable to nonqualified deferred compensation. Matching and performance-based credits are automatically paid in a lump sum on the first day of the month following the six-month anniversary of the employee’s termination of employment. A participant’s account is payable in a lump sum upon the participant’s death. A participant who experiences a severe and unanticipated financial need may request a withdrawal of amounts deferred under the plan subject to certain restrictions.

Amounts related to the defined contribution component of the ESRP, which is described in the narrative accompanying the “Pension Benefits” table, are included in the figures for Messrs. Hooley, Antonellis, Rogers, Phalen, and Resch. For Mr. Hooley, $2,054,668 of his aggregate balance comes from the MSSP and $773,278 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Antonellis, $2,513,236 of his aggregate balance comes from the MSSP and $627,539 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Rogers, $171,690 of his aggregate balance comes from the MSSP and $1,186,978 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Phalen, $3,178,398 of his aggregate balance comes from the MSSP and $587,782 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Resch, $3,260,598 of his aggregate balance comes from the MSSP and $529,638 of his aggregate balance comes from the defined contribution component of the ESRP. For Mr. Bell, his aggregate balances are $0 for both the MSSP and the defined contribution component of the ESRP. The notional investment options available for the defined contribution ESRP are the same as the notional investment options listed above for the MSSP.

Potential Payments upon Termination or Change of Control

Termination of Employment

Severance Plan

State Street has a severance plan that provides benefits to all eligible employees upon specified involuntary separations from service due to an organizational change, such as a reduction in force. Employees are required to execute a separation agreement and release acceptable to State Street in order to receive benefits under the plan. The severance plan provides for an amount of severance pay equal to a specified number of weeks of base salary, up to a maximum, based on employment title. These severance benefits are subject to the employee’s compliance with specified restrictive covenants including confidentiality and non-solicitation. For all eligible employees who hold an executive vice president or more senior title, including our current NEOs, the plan provides for a severance period of 52 weeks (including a two-week notice period) of base salary plus four weeks of base salary per completed year of service up to a maximum of 104 weeks of base salary. In addition, the plan provides for continued participation in State Street’s welfare benefit plan for the severance period at active employee rates (subject to timely enrollment in COBRA continuation coverage) and personal outplacement services by a third-party provider.

Assuming a qualifying termination of employment at December 31, 2013, each of our current NEOs would have been eligible to receive total benefits, consisting of severance payments and welfare benefits, under the severance plan in the following amounts: Mr. Hooley – $2,040,533; Mr. Bell – $815,779; Mr. Antonellis – $1,625,455; Mr. Rogers – $1,856,714; and Mr. Phalen – $1,531,570. For these purposes, the severance amounts are not discounted for payment over time and welfare benefits are valued at 2013 rates.

Deferred Incentive Awards

Pursuant to the terms of applicable award agreements under our 2006 Equity Incentive Plan and Amended and Restated Supplemental Cash Incentive Plan, all deferred incentive awards continue to vest if an employee (1) is terminated involuntarily other than for gross misconduct, (2) retires after attaining age 55 and completing 5 years of service with State Street, (3) becomes disabled or (4) dies. Vesting of DSAs will be accelerated in full in the case of death, and payment of DVAs will be accelerated in full in the case of death or disability. All performance-based RSUs will continue to vest and be paid on the scheduled payment date, subject to attainment and certification of performance measures.

Assuming an involuntary termination, qualifying retirement, disability or death, as described above, at December 31, 2013, each of our current NEOs would have been eligible to receive total amounts under deferred incentive awards as follows: Mr. Hooley – $39,102,413; Mr. Bell – $0; Mr. Antonellis – $16,186,458; Mr. Rogers – $19,944,907; and Mr. Phalen – $21,164,207. Note that Mr. Bell joined State Street in 2013 and did not have any deferred incentive awards as of December 31, 2013. For these purposes, shares of common stock are valued at the closing per share price of our common stock on December 31, 2013 ($73.39) and, where applicable, actual 2013 performance is used in determining amounts subject to performance metrics. Deferred incentive awards to our NEOs that continue to vest after termination remain subject to applicable forfeiture provisions, including risk-based forfeiture provisions in the case of awards granted in 2012 and subsequent years. For a description of these provisions, see above in this proxy statement under the heading “Compensation Discussion and Analysis – Other Elements of Compensation – Forfeiture Provisions.”

Retirement and Other Benefits

Each of our NEOs is also entitled to benefits payable upon retirement or other qualifying termination under State Street’s defined benefit pension plans and nonqualified deferred compensation plans. These plans are described above under “Pension Benefits as of December 31, 2013” and “Non Qualified Deferred Compensation.” All payments upon the separation from service of “specified employees” within the meaning of Section 409A of the Internal Revenue Code are subject to a six-month delay under the rules of Section 409A to the extent applicable.

In addition, upon a qualifying retirement, our NEOs may continue medical coverage until age 65 under State Street’s welfare benefit program. A qualifying retirement requires attainment of age 55, completion of 5 years of service and participation in State Street’s medical plan at the time of retirement. Cost sharing subsidies apply upon the qualifying retirements of employees hired prior to 2008. Assuming a termination of employment at December 31, 2013, each of our current NEOs (other than Mr. Bell) would have been eligible to continue medical coverage until age 65, valued at December 31, 2013 as follows: Mr. Hooley – $212,102; Mr. Antonellis – $91,866; Mr. Rogers – $182,160; and Mr. Phalen – $42,637. For these purposes, benefits are valued based on 2013 premium rates and historical retiree claims experience with adjustments for expected future healthcare cost increases. Mr. Bell has not completed five years of service and therefore would not have been eligible for the program under a hypothetical December 31, 2013 retirement date.

State Street provides employees on expatriate assignments with benefits under a tax equalization policy. Although tax equalization is provided only with respect to the period of active employment on an expatriate assignment, State Street may make payments under the policy following the conclusion of the expatriate assignment, including following termination of employment. This could occur due to the timing of final tax filings and tax settlements that can be difficult to predict. Messrs. Antonellis and Phalen received tax equalization payments in 2013 (Mr. Antonellis – $2,112,896; and Mr. Phalen – $610,876) in connection with expatriate assignments that concluded prior to 2013. State Street may have made those tax equalization payments in 2013, notwithstanding a hypothetical termination of employment prior to payment.

2013 CFO Retirement

On September 30, 2013, Edward J. Resch, our former Chief Financial Officer, retired from State Street. At the time of his retirement, Mr. Resch qualified for post-retirement continued deferred incentive award vesting, welfare benefits, pension benefits and nonqualified deferred compensation, as described above, in the following amounts: $22,249,932 in total deferred incentive awards; $90,336 in total welfare benefits; and $7,341,070 in total pension benefits; and $4,047,551 in total nonqualified deferred compensation. For these purposes, equity-based awards are valued based on the per share closing price of our common stock on the NYSE on September 30, 2013 ($65.75), actual 2013 performance is used, where applicable, in determining amounts subject to performance metrics, welfare benefits are valued at 2013 rates and pension benefits and other deferred compensation are valued based on their account balances at September 30, 2013.

Change of Control

Description of Benefits

State Street has entered into an agreement with each of our current NEOs that would provide specified benefits in the event of a change of control of State Street or upon a termination of employment arising in connection with or in anticipation of such change of control. A change of control is defined to include the acquisition of 25% or more of our outstanding common stock, the failure of incumbent directors (or their designated successors) to constitute a majority of the board of directors or a merger, consolidation or sale of all or substantially all of our assets in which State Street shareholders do not retain a majority of the voting power of the surviving or successor corporation and incumbent directors do not constitute a majority of the board. These agreements have a two-year term that is annually renewed at the end of the year, unless State Street gives the executive notice at least 60 days before the annual renewal date that the agreement will not be renewed.

Each change-of-control agreement provides for two years’ continued employment after a change of control on terms commensurate with those previously in effect, including base salary at an unreduced rate and minimum incentive compensation set at the target incentive compensation amount under the SEAIP applicable to the executive officer for the fiscal year in which the change of control occurs. Each agreement also provides for continued participation in incentive, savings, welfare benefit, fringe benefit and retirement plans, on terms no less favorable than those in effect prior to the change of control, and payment of legal fees in connection with the enforcement of the executive officer’s rights under the agreement.

Under the agreements, executives are subject to an express undertaking not to disclose confidential information, as well as a non-solicitation covenant that lasts until the earlier of the first anniversary of the change of control and 18 months after the termination date. However, an asserted breach of these covenants would not give State Street grounds for deferring or withholding any payments.

The change-of-control agreements also provide our current NEOs with the payment of accrued salary and benefits, including a pro-rated target incentive compensation amount under the SEAIP, in the event of a termination by reason of death or disability, and they provide for additional severance benefits as summarized below upon the cessation of employment under a “double-trigger” mechanism. This mechanism requires the occurrence of both a change of control and either the termination of employment without cause or by the officer for good reason.

The severance benefits provided include (1) a lump sum payment, subject to a maximum of $10 million, equal to two times the sum of base salary and the target incentive compensation under the SEAIP for the year of the change of control, (2) a lump sum payment equal to two times State Street’s contributions to the defined contribution retirement plans applicable to the officer, (3) in the case of officers who are eligible to participate in State Street’s frozen qualified and supplemental defined benefit plans, a lump sum payment equal to the actuarial value of the incremental benefit that the officer would have received under such plans had he or she remained employed for two years after the date of termination, (4) continued employee welfare benefits for two years after the date of termination, (5) reasonable outplacement services and (6) to the extent not already vested, immediate vesting in benefits under the ESRP.

On February 20, 2014, State Street amended its 2006 Equity Incentive Plan, its Amended and Restated Supplemental Cash Incentive Plan and award agreements under those plans to provide for accelerated vesting and payment of awards under a “double-trigger” mechanism. This new standard applies to all deferred equity and cash awards granted on or after February 20, 2014, including awards to our current NEOs. Those agreements now provide, in the context of a change of control, for accelerated vesting and payment only upon both a change of control and either a termination of employment without cause or by the officer for good reason, in each case on or prior to the first anniversary of the change of control. Each deferred award granted prior to 2014 to State Street employees, including our NEOs, under which shares remain outstanding, continues to provide for accelerated vesting and payment of shares upon a change of control only. Performance-based RSUs will convert into State Street common stock at a rate of 100% in the case of a change of control occurring prior to the end of the applicable performance period. In the case of a change of control occurring after the end of the applicable performance period, the conversion rate will be determined based on actual performance results.

No Gross Up Effective March 2014

Prior to March 26, 2014, the change-of-control agreements provided for a gross-up payment, subject to limitations, to make up for any taxes that may be imposed under the change-of-control (“golden parachute”) excise tax provisions of Section 280G and Section 4999 of the Internal Revenue Code. These gross-up payments, however, would have been made only in the event the value of the aggregate of the change-of-control benefits under the agreement exceeded 110% of the product of

2.99 multiplied by the executive officer’s “base amount.” The base amount is generally the average annual compensation of the applicable officer over the preceding five-year period. In the event the aggregate value of the change-of-control benefits would not have exceeded that threshold, the executive officer would not have received the gross-up benefit, and the change-of-control benefits under the agreement would have been reduced (a “cutback”) to assure that the change-of-control benefits would not have exceeded 2.99 times the NEO’s base amount.

On March 26, 2014, State Street and each of our executive officers, including our current NEOs, amended the change-of-control agreements with those officers, to eliminate the gross-up payment. Pursuant to the amendments, effective March 26, 2014, each change-of-control agreement provides that, in the event change-of-control benefits would exceed 110% of the product of 2.99 multiplied by the officer’s base amount, then the value of such benefits shall be either (i) subject to a cutback or (ii) delivered in full, whichever of the foregoing provides the executive the greatest benefit on an after-tax basis (with the golden parachute excise tax being the responsibility of the executive to pay). If benefits are below the 110% threshold, the executive would be subject to an automatic cutback to assure that the change-of-control benefits do not exceed 2.99 times the NEO’s base amount.

Change-of-control payments at December 31, 2013

The amounts set forth in the following table are based on the hypothetical assumption that on December 31, 2013 State Street had a change of control and that immediately thereafter, but also on December 31, 2013, the executive was terminated, received a lump sum payment of all cash entitlements under the change-of-control agreement and benefited from acceleration of all equity awards accelerating upon the change of control. As the prior gross-up payment provisions were in effect on December 31, 2013, the table below includes payments made with respect to the gross-up. Effective as of March 26, 2014, none of the NEOs are eligible to receive a gross-up payment in connection with their change-of-control benefits.

Change-of-Control Benefit Components— December 31, 2013(1) (In millions)	Joseph L. Hooley	Michael W. Bell	Joseph C. Antonellis	Michael F. Rogers	James S. Phalen
Cash Severance(2)	$10,000,000	$1,600,000	$10,000,000	$10,000,000	$10,000,000
Accrued Obligations for 2013 Incentive Compensation(3)	10,000,000	0	6,500,000	6,500,000	6,500,000
Enhanced Pension Benefit(4)	3,790,366	800,000	3,202,876	904,802	2,228,478
Unvested Pension Benefit	—	100,000	—	772,898	—
Accelerated Vested Stock Value(5)	32,280,225	—	13,323,661	15,975,682	17,504,983
Payout of Performance Awards(6)	7,683,052	—	3,402,654	4,025,735	4,216,329
Other Benefits	215,533	106,557	200,455	114,294	106,570
Total Value	63,969,176	2,606,557	36,629,646	38,293,411	40,556,360
Tax Gross-up Payment as of 12/31/2013(7)(8) (Note: Effective March 26, 2014, the tax gross-up provision has been eliminated)	15,025,788	—	10,158,892	10,680,523	10,406,575

(1)	Calculations assume a change of control occurred on December 31, 2013 and a termination entitling the executives to the specified benefits occurred on that date. The value of shares of common stock used in calculations is based on the per share closing price of State Street’s common stock on the NYSE on December 31, 2013 of $73.39.

(2)	The amount would be paid as a lump sum assuming that base pay would continue at 2013 rates and SEAIP bonuses would remain at the target levels established for 2013.

(3)	The accrued obligation is equal to the target SEAIP bonus to be paid to each executive in February 2014 for the 2013 year.

(4)	The enhancement to any pension benefit otherwise owing to the executive would be paid as a lump sum. 2010 was the final year for the defined benefit transition for which base pay and target bonus applied.

(5)	Represents the value of all shares of restricted stock and earned performance awards that were subject to service-based restrictions on December 31, 2013. These restrictions lapse upon a change of control. Each share of State Street common stock underlying the awards is valued based on the per share closing price on December 31, 2013 ($73.39).

(6)	Represents the value of unearned performance awards and performance-based RSUs granted from 2011 through 2013, plus the remaining tranche of the 2010 performance-based RSU award (performance for which, for these purposes, is assumed at a payout of 100%). Each share of State Street common stock underlying the awards is valued based on the per share closing price on December 31, 2013 ($73.39).

(7)	For purposes of determining tax gross-up amounts, it has been assumed that: (a) bonus opportunities and stock-based awards made in early 2013 were granted in the ordinary course and would not be treated as contingent on the change of control; (b) the bonus component of the executive’s entitlements (that portion guaranteed as part of the accrued obligations, plus any excess payable in 2013) would be treated as reasonable compensation for services rendered prior to the change of control for purposes of applicable tax regulations; (c) the value of any early retirement subsidy triggered by a change of control is included; (d) payments under performance awards for the cycle ended December 31, 2013 are not contingent on the change of control to the extent such amounts would have been paid in the absence of a change of control and are otherwise treated as contingent on the change of control; (e) there is no six-month delay in payment required to comply with the requirements of Section 409A as applied to “nonqualified deferred compensation”; and (f) except as noted in (b) above, no portion of the amounts contingent on the change of control would be treated as reasonable compensation for pre-change-of-control services under applicable tax regulations.

(8)	Effective March 26, 2014, the tax gross-up provision upon a change of control has been eliminated for all executive officers.

EXAMINING AND AUDIT COMMITTEE MATTERS

Examining and Audit Committee Pre-Approval Policies and Procedures

State Street’s Examining and Audit Committee has established pre-approval policies and procedures applicable to all services provided by State Street’s independent registered public accounting firm, pursuant to which the Examining and Audit Committee will review for approval each particular service expected to be provided. In connection with that review, the Examining and Audit Committee will be provided with sufficient detailed information so that it can make well-reasoned assessments of the impact of the services on the independence of the independent auditor. Pre-approvals include pre-approved cost levels or budgeted amounts or a range of cost levels or budgeted amounts. Pre-approval is also required for substantive changes in terms, conditions and fees resulting from changes in the scope, structure or other items. The pre-approvals include services in categories of audit services, audit-related services, tax services and other services (services permissible under the SEC’s auditor independence rules). The services shown in the table below were approved by the Examining and Audit Committee in accordance with these pre-approval policies and procedures.

Audit and Non-Audit Fees

Ernst & Young LLP was State Street’s independent registered public accounting firm for the fiscal year ended December 31, 2013. Fees incurred by State Street and its subsidiaries for professional services rendered by Ernst & Young LLP with respect to 2013 and 2012 were as follows:

Description (In millions)	2013	2012

Audit Fees	$18.7	$18.1
Audit-Related Fees	14.9	15.6
Tax Fees	3.2	3.8
All Other Fees	1.4	3.5

Services provided under Audit Fees primarily included statutory and financial statement audits, the requirement to opine on the design and operating effectiveness of internal control over financial reporting and accounting consultations billed as audit services. Services provided under Audit-Related Fees consisted principally of reports on the processing of transactions by servicing organizations, non-statutory audits and due diligence procedures. Services provided under Tax Fees consisted principally of compliance and corporate tax advisory services. Services provided under All Other Fees consisted of advisory services primarily related to certain regulatory initiatives.

In addition to the services described above, Ernst & Young LLP provides audit and tax compliance services to certain mutual funds, exchange-traded funds, or ETFs, and foreign-based private investment funds for which State Street is the sponsor and investment adviser or manager. The mutual funds and ETFs have boards of directors or similar bodies that make their own determinations as to selection of the funds’ audit firms and approval of any fees paid to such firms. In the case of certain foreign-based private investment funds, State Street participates in the selection of the audit firm to provide the audit and tax compliance services. All of the fees for such services are paid by the entities and not by State Street.

Report of the Examining and Audit Committee

The Examining and Audit Committee, referred to in this report as the Committee, furnishes the following report:

On behalf of State Street’s Board of Directors, the Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of State Street’s financial statements and reports, compliance with laws, regulations and corporate policies, and the qualifications, performance, and independence of State Street’s independent registered public accounting firm.

Consistent with this oversight responsibility, the Committee has reviewed and discussed with management the audited consolidated financial statements for the year ended December 31, 2013 and their assessment of internal control over financial reporting as of December 31, 2013. Ernst & Young LLP, State Street’s independent registered public accounting firm, issued their unqualified report on State Street’s consolidated financial statements and the design and operating effectiveness of State Street’s internal control over financial reporting.

The Examining and Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Accounting Oversight Board, or PCAOB. The Committee has also received the written disclosures and the letter from Ernst & Young LLP required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence” and has conducted a discussion with Ernst & Young LLP relative to its independence. The Committee has considered whether Ernst & Young LLP’s provision of non-audit services is compatible with its independence.

Based on these reviews and discussions, the Committee recommended to the Board of Directors that State Street’s audited consolidated financial statements for the year ended December 31, 2013, be included in State Street’s annual report for the fiscal year then ended.

Submitted by,

Ronald L. Skates, Chair Peter Coym Patrick de Saint-Aignan Richard P. Sergel

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires State Street’s directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. State Street is not aware of any 10% beneficial owners. Based on State Street’s review of the reports it has received and written representations from its directors and executive officers, State Street believes that all of its directors and officers complied with all Section 16(a) reporting requirements applicable to them with respect to transactions in 2013.

PROPOSALS AND NOMINATIONS BY SHAREHOLDERS

Shareholders who wish to present proposals for inclusion in State Street’s proxy materials for the 2015 annual meeting of shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and State Street’s by-laws. To be eligible for inclusion in State Street’s proxy materials, the shareholder proposals must be received by the Secretary of State Street on or before December 5, 2014.

Under State Street’s by-laws, nominations for directors and proposals of business other than those to be included in State Street’s proxy materials following the procedures described in Rule 14a-8 may be made by shareholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the by-laws and such business is within the purposes specified in our notice of meeting. Except as noted below, to be timely, a notice with respect to the 2015 annual meeting must be delivered to the Secretary of State Street no earlier than February 13, 2015 and no later than March 15, 2015 unless the date of the 2015 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2014 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to: Office of the Secretary, State Street Corporation, One Lincoln Street, Boston, Massachusetts 02111.

State Street’s by-laws specify requirements relating to the content of the notice that shareholders must provide to the Secretary of State Street, including a shareholder nomination for director, to be properly presented at a shareholder meeting.

Appendix A

Excerpt from State Street’s Corporate Governance Guidelines

The Board will have a majority of directors who meet the criteria for independence required by the New York Stock Exchange (NYSE) corporate governance standards. The Board has adopted the following guidelines to assist it in determining director independence in accordance with the NYSE standards. To be considered independent, the Board must determine, after review and recommendation by the Nominating and Corporate Governance Committee, that the director has no direct or indirect material relationship with the Company. The Board has established the following categorical guidelines to assist it in determining independence:

a.	A director will not be independent if he or she does not satisfy any of the bright-line tests set forth in Section 303A.02 (b) of the NYSE Listed Company Manual.

b.	The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence: (i) if the State Street director or a member of such director’s immediate family (as defined in Section 303A of the NYSE Listed Company Manual) is a director or owner of less than a 10% ownership interest of another company (including a tax-exempt organization) that does business with the Company; provided such State Street director is not involved in negotiating the transaction; (ii) if the State Street director or a member of such director’s immediate family is a current employee, consultant or executive officer of another company (including a tax-exempt organization) that does business with the Company; provided that, (x) where the State Street director is an employee, consultant or executive officer of the other company, neither the director nor any of his or her immediate family members receives any special benefits as a result of the transaction and (y) the annual payments to, or payments from, the Company from, or to, the other company, for property or services in any completed fiscal year in the last three fiscal years are equal to or less than the greater of $1 million, or two percent of the consolidated gross annual revenues of the other company during the last completed fiscal year of the other company; and (iii) if the State Street director or member of such director’s immediate family is a director, trustee, employee or executive officer of a tax-exempt organization that receives discretionary charitable contributions from the Company; provided such State Street director and his or her Immediate Family Members do not receive any special benefits as a result of the transaction; and further provided that, where the director or immediate family member is an executive officer of the tax-exempt organization, the amount of discretionary charitable contributions in any completed fiscal year in the last three fiscal years are not more than the greater of $1 million, or two percent of that organization’s consolidated gross revenues in the last completed fiscal year of that organization (in applying this test, State Street’s automatic matching of employee charitable contributions to a charitable organization will not be included in the amount of State Street’s discretionary contributions).

c.

The following commercial relationships will not be considered to be a material relationship that would impair a director’s independence: lending relationships, deposit relationships or other banking relationships (such as depository, transfer, registrar, indenture trustee, trusts and estates, private banking, investment management, custodial, securities brokerage, cash management and similar services) between State Street and its subsidiaries, on the one hand, and a company with which the director or such director’s immediate family member is affiliated by reason of being a director, employee, consultant, executive officer, general partner or a equityholder thereof, on the other, provided that: (i) such relationships are in the ordinary course of the Company’s business and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; (ii) with respect to a loan by the Company to such company or its subsidiaries, such loan has been made in compliance with applicable law, including Regulation O of the Board of Governors of the

A-1

Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934, such loan did not involve more than the normal risk of collectability or present other unfavorable features, and no event of default has occurred under the loan; and (iii) payments to the Company for property or services (including fees and interest on loans but not including principal repayments) from such company does not exceed the limit provided in (b)(ii) above.

If a relationship is described by the categorical guidelines contained in both paragraphs b. and c. above, it will not be considered to be a material relationship that would impair a director’s independence if it satisfies all of the applicable requirements of either paragraph b. or c. For relationships not covered by the categorical guidelines (either because they involve a different type of relationship or a different dollar amount), the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, shall be made by the directors who satisfy the independence guidelines set forth above. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical guidelines of immateriality set forth above.

A-2

State Street Corporation

One Lincoln Street

Boston, MA 02111-2900

STATE STREET CORPORATION ONE LINCOLN STREET BOSTON, MA 02111	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 13, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 13, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, annual reports and related materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy and related materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M71094-P49056-Z62562	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STATE STREET CORPORATION
The Board of Directors recommends a vote FOR each director nominee in Item 1 and FOR Items 2 and 3.
Vote On Directors
Item 1 To elect 12 directors		For	Against	Abstain
Nominees for Director:							For	Against	Abstain
1a. J. Almeida		☐	☐	☐	1j. R. Skates		☐	☐	☐
1b. K. Burnes		☐	☐	☐	1k. G. Summe		☐	☐	☐
1c. P. Coym		☐	☐	☐	1l. T. Wilson		☐	☐	☐
1d. P. de Saint-Aignan		☐	☐	☐	Vote on Proposals
1e. A. Fawcett		☐	☐	☐

Item 2     To approve an advisory proposal on executive compensation

Item 3     To ratify the selection of Ernst & Young LLP as State Street’s independent registered public accounting firm for the year ending December 31, 2014

							☐	☐	☐
1f. L. Hill		☐	☐	☐			☐	☐	☐
1g. J. Hooley		☐	☐	☐
1h. R. Kaplan		☐	☐	☐
1i. R. Sergel		☐	☐	☐
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

NOTE: Shareholder - Please sign exactly as your name appears hereon

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Dear Shareholder:

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of State Street Corporation. The meeting will be held at One Lincoln Street, 36th Floor, Boston, Massachusetts, on Wednesday, May 14, 2014, at 9:00 a.m. Eastern Time.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting and proxy statement.

Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote. We urge you to vote regardless of the number of shares you hold. Please mark, sign, date and promptly mail this proxy card in the return envelope. You may also vote electronically by telephone or over the Internet by following the instructions included with this proxy card. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We look forward to seeing you at the annual meeting. Your continuing interest in State Street is very much appreciated.

Sincerely,

Joseph L. Hooley
Chairman, President and Chief Executive Officer

PLEASE NOTE: If you plan to attend the meeting, please allow additional time for registration and security clearance. You will be asked to present a valid picture identification acceptable to our security personnel, such as a driver’s license or passport. Public fee-based parking is available at State Street’s headquarters at One Lincoln Street (entrance from Kingston Street). Other public fee-based parking facilities available nearby include the LaFayette Corporate Center and the Hyatt Hotel (entrances from Rue de LaFayette).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M71095-P49056-Z62562

STATE STREET CORPORATION Annual Meeting of Shareholders - May 14, 2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all proxies, hereby appoints Kevin Brady, Valerie Haertel and Shannon Stanley, or any of them, with full power of substitution, as proxies to vote all shares of common stock of State Street Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders of State Street Corporation to be held at One Lincoln Street, Boston, Massachusetts 02111 on May 14, 2014 at 9:00 a.m. Eastern Time, or at any adjournment thereof, as indicated on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment thereof.

To vote in accordance with the recommendations of the Board of Directors, just sign and date the other side; no boxes need to be checked. The shares represented by this proxy will be voted in accordance with the specification made. If no specification is made, the proxy will be voted FOR the twelve director nominees and FOR Items 2 and 3.